As filed with the Securities and Exchange Commission on February 14, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INSIGNIA SOLUTIONS PLC
(Exact Name of Registrant as Specified in Its Charter)

England and Wales	7372	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

41300 Christy Street Fremont, California 94538 United States of America (510) 360-3700	The Mercury Centre, Wycombe Lane Wooburn Green High Wycombe, Bucks HP10 0HH; United Kingdom (44) 1628-539500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

     Mark E. McMillan, Chief Executive Officer,
Insignia Solutions plc
41300 Christy Street, Fremont, California 94538, (510) 360-3700
(Name, Address Including Zip Code, and Telephone Number; Including Area Code, of Agent for Service)

     Copies to:
     Laird H. Simons III
David K. Michaels
Fenwick & West LLP
801 California Street, Mountain View, CA 94041; (650) 988-8500

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price per Unit(2)	Offering Price(2)	Fee

Ordinary Shares, 1 pence nominal value per share, represented by American depository shares(1)	18,663,450	$0.34	$6,345,573	$679.00

(1)	A separate Registration Statement on Form F-6 is effective with respect to the American depository shares represented by American depository receipts issuable on a one-for-one basis with the ordinary shares being registered hereby upon deposit of such ordinary shares.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the ADSs on the Nasdaq SmallCap Market on February 10, 2006.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED FEBRUARY 14, 2006
PROSPECTUS
INSIGNIA SOLUTIONS PLC
18,663,450 AMERICAN DEPOSITORY SHARES
EACH REPRESENTING ONE ORDINARY SHARE OF
1 PENCE NOMINAL VALUE
        This prospectus relates to the resale of the following American Depositary Shares, (“ADSs”), representing ordinary shares of Insignia Solutions plc:

•	up to 8,492,500 ADSs that are issuable on exchange of Series B Preferred Stock issued on December 29, 2005 by our subsidiary Insignia Solutions Inc., and an additional 9,720,950 ADSs issuable on exercise of warrants issued to the investors and a placement agent in such private financing;

•	200,000 ADSs issued in connection with a bridge loan; and

•	up to an aggregate of 100,000 ADSs issued to a placement agent in December 2005 and January 2006 and an additional 150,000 ADSs issuable to such placement agent upon completion of certain milestones under a consulting agreement.
      The investors and placement agent to whom we issued the ADSs and warrants described above are referred to in this prospectus as the selling shareholders.
      The shares are quoted on the Nasdaq SmallCap Market under the symbol “INSG.” On February 13, 2006 the last reported sale price as reported on the Nasdaq SmallCap Market was $0.36 per share. We have applied to have the shares offered pursuant to this prospectus approved for trading on the Nasdaq SmallCap Market.

       Investing in the shares involves certain risks. See “Risk Factors” beginning on page 2 for a discussion of these risks.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                     , 2006.

PROSPECTUS SUMMARY
      You should read the following summary together with the more detailed information regarding Insignia Solutions plc and consolidated financial statements appearing elsewhere in this prospectus.
      This prospectus contains forward-looking statements. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. The sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as those discussed elsewhere in this prospectus, contain a discussion of some of the factors that could contribute to those differences.
      In this prospectus, “Insignia,” “Company,” “we,” “us,” and “our” refer to Insignia Solutions plc.
The Company
      We commenced operations in 1986 and currently develop, market and support software technologies that enable mobile operators and phone manufacturers to better update, configure and manage today’s more complex mobile phones using standard over-the-air (“OTA”) data networks. Before 2003, our principal product line was the Jeodetm platform, based on our Embedded Virtual Machine (“EVM”tm) technology. The Jeode platform was our implementation of Sun Microsystems, Inc.’s (“Sun”) Java® technology tailored for smart devices. During 2001, we began development of a range of products (“Secure System Provisioning” or “SSP” products) for the mobile phone and wireless operator industry. The SSP products build on our position as a Virtual Machine (“VM”) supplier for manufacturers of mobile devices and allow wireless operators and phone manufacturers to reduce customer care and software recall costs, as well as increase subscriber revenue by deploying new mobile services based on dynamically provisioning of new capabilities. With the sale of our Jeode product line in April 2003, our sole product line then consisted of our SSP products. We shipped our first SSP product in December 2003. In March 2005, we acquired Mi4e Device Management AB (“Mi4e”), a private company headquartered in Stockholm, Sweden. Mi4e was founded in 2003 and had $646,000 of revenues in 2004. Mi4e’s main product, a Device Management Server (“DMS”) is a mobile device management infrastructure solution for mobile operators that supports the Open Mobile Alliance (“OMA”) client provisioning specification. DMS was first deployed at Telstra in Australia in 2000 and has since been deployed at more than ten carriers around the world. By integrating the Mi4e products with existing Insignia applications, we are able to deliver a more comprehensive solution to mobile network operators and handset manufacturers.
      Insignia Solutions plc was incorporated under the laws of England and Wales on November 20, 1985 under the name Diplema Ninety Three Limited, changed its name to Insignia Solutions Limited on March 5, 1986 and commenced operations on March 17, 1986. On March 24, 1995, the Company was re-registered as a public limited company under the name Insignia Solutions plc. Our principal executive offices in the United States are located at 41300 Christy Street, Fremont, California 94538. Our telephone number at that location is (510) 360-3700. Our registered office in the United Kingdom is located at The Mercury Centre, Wycombe Lane, Wooburn Green, High Wycombe, Bucks HP10 0HH. Our telephone number at that location is (44) 1628-539500.
The Offering
      Selling stockholders may sell up to 18,663,450 ADSs under this prospectus. These ADSs consist of the following:

•	up to 8,492,500 ADSs that are issuable on exchange of Series B Preferred Stock issued on December 29, 2005 by our subsidiary Insignia Solutions Inc., and an additional 9,720,950 ADSs issuable on exercise of warrants issued to the investors and a placement agent in such private financing;

•	200,000 ADSs issued in connection with a bridge loan; and

•	up to an aggregate of 100,000 ADSs issued to a placement agent in December 2005 and January 2006 and an additional 150,000 ADSs issuable to such placement agent upon completion of certain milestones under a consulting agreement.
      The selling shareholders may sell the ADSs from time to time on the Nasdaq SmallCap Market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price or in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or principal or by a combination of such methods of sale. For additional information on the method of sale, you should refer to the section entitled “Plan of Distribution.”

RISK FACTORS
      You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose part or all of your investment.
      This prospectus also contains certain forward-looking statements that involve risks and uncertainties. These statements refer to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans” and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed below and elsewhere in this prospectus.

We may need additional financing to sustain our operations, and we may not be able to continue to operate as a going concern.
      In the nine months ended September 30, 2005 we had a net loss of $4.9 million and had net cash used in operations of $3.7 million. We had cash, cash equivalents, and restricted cash of $0.1 million at September 30, 2005. In addition, we had recurring net losses of $7.1 million, $4.3 million, and $8.4 million for the years ended December 31, 2004, 2003, and 2002, respectively, and we also had net cash used in operations of $7.6 million, $4.2 million, and $8.4 million for the years ended December 31, 2004, 2003, and 2002, respectively. These conditions raise substantial doubt about our ability to continue as a going concern.
      On December 29, 2005, we and our subsidiary, Insignia Solutions Inc., entered into a Securities Subscription Agreement (the “December 2005 Subscription Agreement”) with certain investors, pursuant to which we and our subsidiary completed a private placement and received aggregate proceeds of $1,975,000 (including exchange of $250,000 in bridge notes). Pursuant to the December 2005 Subscription Agreement, our subsidiary issued its Series B Preferred Stock, to the investors. The Series B Preferred Stock is non-redeemable. The shares of Series B Preferred Stock (plus all accrued and unpaid dividends thereon) held by each Investor are exchangeable for ADSs (i) at any time at the election of the investor or (ii) automatically upon written notice by the Company to the investor in the event that the sale price of the ADSs on the NASDAQ SmallCap Market is greater than $0.80 per share for a period of twenty consecutive trading days and certain other conditions are met. The Series B Preferred Stock will accrue dividends at a rate of 7.5% per year; the first year’s dividends are payable in the form of additional ADSs upon exchange, and subsequent accrued dividends are payable only if declared by our subsidiary’s board of directors. Including accruable dividends, the shares of Series B Preferred Stock will be exchangeable for an aggregate of 8,492,500 ADSs, representing an initial purchase price of $0.25 per ADS. Pursuant to the December 2005 Subscription Agreement, we also issued warrants to purchase an aggregate of 9,085,000 ADSs to the investors at an exercise price of $0.37 per share. These warrants are exercisable from June 29, 2006 until December 29, 2010. In connection with the private placement, we also issued warrants to purchase an aggregate of 635,950 ADSs to Next Level Capital, Inc., as partial compensation for its services as placement agent, on substantially similar terms as the warrants issued to the investors in such private placement. The additional compensation to Next Level Capital, Inc. consisted of a cash payment equal to 7% of the gross investment proceeds of $1,975,000, or $138,250.
      On December 19, 2005, we issued a secured promissory note to Platinum Long Term Growth I, LLC (“Platinum”) in the principal amount of $388,000 in connection with a loan by Platinum to Insignia for $350,000. The maturity date of the loan was January 12, 2006. As security for the loan, we granted Platinum a security interest in substantially all of our assets, including intellectual property. Proceeds from the Platinum loan were used to pay the loan with Silicon Valley Bank entered into in October 2005 that is described below. The promissory note to Platinum was repaid in connection with the private placement that closed on December 29, 2005. In connection with the loan, we issued 200,000 ADSs to Platinum. The total value of the ADSs issued to Platinum was $74,000.

      On November 4, 2005, we issued a promissory note to Fusion Capital Fund II, LLC (“Fusion Capital”) in the amount of $450,000 in connection with a loan by Fusion Capital to Insignia in the amount of $150,000 on September 22, 2005 and $300,000 on November 4, 2005. The annual interest rate of the loan is 17% on the outstanding balance computed on a basis of a 360-day year and the number of actual days lapsed. The maturity date of the loan is January 1, 2007. In connection with the loan, we issued to Fusion Capital a warrant to purchase 562,500 ADSs at a purchase price per share equal to the greater of the U.S. Dollar equivalent of 20.5 UK pence or U.S. $0.60, calculated upon exercise of such warrant. The warrant is exercisable immediately and expires on November 3, 2010.
      On October 3, 2005, Insignia entered into a Loan and Security Agreement with Silicon Valley Bank pursuant to which Insignia may request that Silicon Valley Bank finance certain eligible accounts receivable (each, a “financed receivable”) by extending credit to Insignia in an amount equal to 80% of such financed receivable (subject to certain adjustments). Accounts receivable are currently our most readily available collateral. The aggregate amount of financed receivables outstanding at any time may not exceed $1,250,000. On the maximum receivables of $1,250,000, we can borrow up to $1,000,000. Insignia must pay a finance charge on each financed receivable in the amount equal to (i) 2% plus the greater of 6.5% or Silicon Valley Bank’s most recently announced prime rate, (ii) divided by 360, (iii) multiplied by the number of days each such financed receivable is outstanding and (iv) multiplied by the total outstanding gross face amount for such financed receivable. As security for the loan, we granted Silicon Valley Bank a first priority security interest in substantially all of our assets, including intellectual property. Upon execution of the Loan and Security Agreement, Insignia paid Silicon Valley Bank a non-refundable facility fee of $15,000. The Loan and Security Agreement terminates on October 2, 2006, and all obligations outstanding thereunder are due and payable on that date. We currently do not have an outstanding balance on such loan.
      On June 30, 2005 and July 5, 2005, we and our wholly-owned subsidiary, Insignia Solutions Inc., entered into securities subscription agreements with Fusion Capital and other investors. Pursuant to these subscription agreements, we completed a closing for an aggregate of $1,000,000 on June 30, 2005 (including exchange of the $275,000 bridge notes issued in June 2005), and we completed a second closing on July 5, 2005 for an additional $440,400. Pursuant to these subscription agreements, our subsidiary issued its Series A Preferred Stock, to the investors. This Series A Preferred Stock is non-redeemable. The shares of Series A Preferred Stock (plus all accrued and unpaid dividends thereon) held by each investor are exchangeable for ADSs (i) at any time at the election of investor, (ii) automatically upon written notice by us to the investor in the event that the sale price of the ADSs on the Nasdaq SmallCap Market is greater than $1.50 per share for a period of ten consecutive trading days, and certain other conditions are met, and (iii) automatically to the extent any shares of the Series A Preferred Stock have not been exchanged prior to June 30, 2007. The Series A Preferred Stock will accrue dividends at a rate of 15% per year compounded annually until June 30, 2007, at which time no further dividends will accrue, and are payable in the form of additional ADSs. Including accruable dividends, the shares of Series A Preferred Stock issued on June 30, 2005, together with the additional shares issued on July 5, 2005, will be exchangeable for a total of 4,762,326 ADSs, representing an initial purchase price of $0.40 per ADS. As of September 30, 2005, approximately $54,000 had been accrued for the value of the 15% dividend in the accompanying consolidated statement of operations. Pursuant to the subscription agreements, we also issued to the investors, as of June 30, 2005 and July 5, 2005, warrants to purchase an aggregate of 3,601,000 ADSs at an exercise price per share equal to the greater of $0.50 or the U.S. Dollar equivalent of 20.5 U.K. pence. These warrants are immediately exercisable and expire on June 30, 2010. In connection with the July 5, 2005 closing of the private placement, we also issued warrants to purchase an aggregate of 77,070 ADSs to Anthony Fitzgerald and Next Level Capital, Inc., as compensation for services as placement agents, on substantially similar terms as the warrants issued to the investors in such private placement.
      On February 10, 2005, Insignia entered into a Securities Subscription Agreement with Fusion Capital (the “2005 Fusion Capital securities subscription agreement”) pursuant to which Insignia agreed to sell ADSs, representing ordinary shares having an aggregate purchase price of up to $12.0 million, to Fusion Capital over a period of 30 months. The shares will be priced based on a market-based formula at the time of purchase. We only have the right to receive $20,000 per trading day under the agreement with Fusion Capital unless our stock price equals or exceeds $1.00, in which case the daily amount may be increased under certain conditions as the price of our ADSs increases. In addition, Fusion Capital shall not have the right nor be obligated to subscribe for any ADSs on any trading days that the purchase price (as defined in the 2005 Fusion Capital securities subscription agreement) of our ADSs falls below $0.40 at any time during the trading day. The purchase price of our ADSs had been $0.40 or above $0.40 from October 25, 2005, the date when the 2005 S-1 Registration Statement was declared effective, until November 2, 2005. However, the purchase price of our ADSs has been less than $0.40 between November 3, 2005 through February 10, 2006 at some point during each such trading day. Accordingly, our ability to obtain funding under the 2005 Fusion Capital securities subscription agreement is dependent on the trading price of our ADSs increasing to at or above $0.40 per ADS. Any delay in the commencement of funding under the 2005 Fusion Capital securities subscription agreement could jeopardize Insignia’s business.
      Under the laws of England and Wales, we are not permitted to sell our ADSs at a purchase price that is less than the nominal value of our ordinary shares. In addition, Insignia will not effect any issuance of ordinary shares (or have its transfer agent or depository issue any ADSs) on any trading day where the purchase price for any subscriptions would be less than the U.S. dollar equivalent of 102.5% of the then nominal value of the ordinary shares. At our general meeting of shareholders held on September 30, 2005, our shareholders approved a reduction of the nominal value of our ordinary shares from 20 pence per share to 1 pence per share. Such reduction became effective on December 21, 2005 when the order of the U.K. High Court of Justice confirming such reduction of the nominal value of our ordinary shares was registered with the U.K. Registrar of Companies.
      At our general meeting of shareholders held on September 30, 2005, our shareholders approved an increase of 35,000,000 ordinary shares to the Company’s authorized share capital. This increase in our authorized share capital was conditional upon the reduction of the nominal value of our ordinary shares to 1 pence per share becoming effective, which took place on December 21, 2005. Accordingly, we currently have a total of 110,000,000 ordinary shares authorized for issuance, of which 42,947,776 shares were outstanding as of December 31, 2005, 25,037,420 shares were reserved for issuance upon the exercise of outstanding warrants and options, 8,492,500 shares were reserved for issuance upon exchange of Series B Preferred Stock of our subsidiary, Insignia Solutions Inc., in connection with the December 2005 Subscription Agreement, and 4,762,326 shares were reserved for issuance upon exchange of Series A Preferred Stock of our subsidiary in connection with the June 30 and July 5, 2005 Securities Subscription Agreements.
      If we sell 20,000,000 shares to Fusion Capital under the 2005 Fusion Capital securities subscription agreement (of which 4,000,000 shares are purchasable on exercise of warrants issued to Fusion Capital), the selling price of our ADSs will have to average at least $0.75 per share for us to receive the maximum proceeds of $12,000,000. Assuming an average purchase price of $0.34 per share (the closing sale price of our ADSs on February 10, 2006) and the purchase by Fusion Capital of 16,000,000 shares under the 2005 Fusion Capital securities subscription agreement, proceeds to us would be $5,440,000, plus up to approximately $1,540,000 from the exercise of warrants. In addition, even if we are able to access the full $12,000,000 under the 2005 Fusion Capital securities subscription agreement with Fusion Capital, we may still need additional capital to implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, our business could be jeopardized.
      Based upon the foregoing and our current forecasts and estimates, the achievement of our target revenues, cost-cutting and accounts receivable collection goals, our current forecasted cash and cash equivalents should be sufficient to meet our operating and capital requirements through June 30, 2006. If cash currently available from all sources is insufficient to satisfy our liquidity requirements, we may seek additional sources of financing including selling additional equity or debt securities. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our shareholders would be reduced, and our shareholders could experience substantial dilution. In addition, any equity or debt securities could have rights, preferences and privileges senior to holders of our shares, and the terms of such securities could impose restrictions on our operations. The sale of additional equity or debt securities could result in additional dilution to our shareholders. We may not be able to obtain additional financing on acceptable terms, if at all. If we are unable to obtain additional financing as and when needed and on acceptable terms our business may be jeopardized.

Our stock could be delisted from NASDAQ.
      On November 22, 2005, the Company received a NASDAQ Staff Determination letter from the NASDAQ Stock Market indicating that the Company had not timely filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 as required by NASDAQ Marketplace Rule 4310(c)(14), and that its securities were therefore subject to delisting from the NASDAQ Capital Market at the opening of business on December 1, 2005. As a result of the filing delinquency, the Company’s trading symbol changed from “INSG” to “INSGE” commencing on November 25, 2005. The Company filed its Form 10-Q for the quarter ended September 30, 2005 with the Securities and Exchange Commission on December 9, 2005. The Company’s trading symbol reverted to “INSG” effective December 21, 2005 due to its having achieved compliance with such filing requirement.
      In addition, on December 12, 2005, the Company received a NASDAQ Staff Determination letter from the NASDAQ Stock Market indicating that the Company was not in compliance with NASDAQ MarketPlace Rule 4320(e)(2)(B) and that such noncompliance served as an additional basis for delisting the Company’s securities from The NASDAQ Capital Market. NASDAQ MarketPlace Rule 4320(e)(2)(B) requires the Company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. As of September 30, 2005, the Company’s stockholders’ equity was $1,849,000, the market value of its listed securities was $17,426,240 and the Company reported losses from continuing operations in each of the three most recently completed fiscal years.
      The Company requested a hearing before a NASDAQ Listing Qualifications Panel to review the NASDAQ Stock Market’s decision. The hearing occurred on December 15, 2005. The Company received the Panel’s decision on January 13, 2006, which acknowledged the Company’s belief that it had regained compliance with the stockholders’ equity requirement as a result of the closing of the December 2005 Subscription Agreement, and granted the Company’s request for continued listing on The NASDAQ Capital Market. The Panel’s decision requires that the Company file its Form 10-K with the Securities and Exchange Commission on or before March 31, 2006 and that the filing demonstrate compliance with all requirements for continued listing. However, the Company cannot provide any assurances that it will be able to maintain its continued listing on The NASDAQ Capital Market. Delisting from The NASDAQ Capital Market would likely reduce the liquidity of the Company’s securities, could cause investors not to trade in the Company’s securities and result in a lower stock price, and could have an adverse effect on the Company.

The sale of our shares to Fusion Capital will cause dilution, and the sale of shares by Fusion Capital and others could cause the price of our shares to decline.
      We have registered 40,028,530 outstanding ADSs for resale in a Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on October 13, 2005 (the “2005 S-1 Registration Statement”), which was declared effective by the Securities and Exchange Commission on October 25, 2005. The 2005 S-1 Registration Statement includes 20,000,000 shares issuable in connection with the 2005 Fusion Capital securities subscription agreement and outstanding warrants. Depending upon market liquidity at the time, a sale of such shares at any given time could cause the trading price of our shares to decline. The sale of a substantial number of shares, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. The number of shares to be issued to Fusion Capital pursuant to the 2005 Fusion Capital securities subscription agreement with Fusion Capital will fluctuate based on the price of our shares. Shares sold to Fusion Capital under the 2005 Fusion Capital securities subscription agreement are currently freely tradable. Fusion Capital may sell none, some or all of the shares purchased from us at any time.

We have achieved minimal sales of our products to date.
      Our future performance depends upon sales of our SSP, DMS and OMC product lines. We began shipping the SSP product in December 2003 and the OMC product line in October 2004. We have achieved only minimal sales to date, including revenues of only $450,000 relating to sales of the SSP product in 2004. The DMS product line was acquired as part of Mi4e in March 2005 and we thus have limited experience in selling this product. If we are unable to gain the necessary customer acceptance of our products, our business may be jeopardized.
      Our SSP and OMS products represent the “next-generation” products that enable carriers to repair and update mobile phones “over-the-air” without having their customers send back their handsets to the carrier for repair or update. To the extent that carriers continue to use the current generation of “over-the-air” products, such as those offered by Bitfone, InnoPath, Openwave and mFormation, to make repairs and updates and do not believe that the next generation products, such as our SSP product, offer a sufficiently important improvement at a reasonable cost, then we may not achieve our targeted sales and our business could fail. Conversely, our newly acquired DMS product represents the current generation of technology in the market place.
      In addition, some prospective customers have been reticent to buy our products because of our current financial position. To the extent that prospective customers believe that we are under-capitalized, they may be hesitant to buy our products.

The long and complex process of licensing our products makes our revenue unpredictable.
      Our revenue is dependent upon our ability to license our products to third parties. Licensing our products has to date been a long and complex process, typically being a six to nine months sales cycle. Before committing to license our products, potential customers must generally consider a wide range of issues including product benefits, infrastructure requirements, functionality, reliability and our ability to work with existing systems. The process of entering into a development license with a company typically involves lengthy negotiations. Because of the sales cycle, it is difficult for us to predict when, or if, a particular prospect might sign a license agreement. License fees may be delayed or reduced because of this process.

We rely on third parties for software development tools, which we distribute with some of our products.
      We license software development tool products from other companies to distribute with some of our products. These third parties may not be able to provide competitive products with adequate features and high quality on a timely basis or to provide sales and marketing cooperation. Furthermore, our products compete with products produced by some of our licensors. When these licenses terminate or expire, continued license rights might not be available to us on reasonable terms, or at all. We might not be able to obtain similar products to substitute into our tool suites.

If handset manufacturers (and other third parties) do not achieve substantial sales of their products that incorporate our technology, we will not receive royalty payments on our licenses.
      Our success depends upon the use of our technology by our licensees in their smart devices. Our licensees undertake a lengthy process of developing systems that use our technology. Until a licensee has sales of its systems incorporating our technology, they are not obligated to pay us royalties. We expect that the period of time between entering into a development license and actually recognizing commercial use royalties will be lengthy and difficult to predict.

We have a history of losses and we must generate significantly greater revenue if we are to achieve profitability.
      We have experienced operating losses in each quarter since the second quarter of 1996. To achieve profitability, we will have to increase our revenue significantly. Our ability to increase revenue depends upon the success of our products, and to date we have received only minimal revenue. If we are unable to create revenue in the form of development license fees, maintenance and support fees, commercial use royalties and nonrecurring engineering services, our current revenue will be insufficient to sustain our business.

We need to increase our sales and marketing expenditures in order to achieve sales of our products; however, this increase in expenses is expected to decrease our cash position.
      In the three and nine months ended September 30, 2005, we spent 76% and 97%, respectively, of our total revenues on sales and marketing. We expect to continue to incur disproportionately high sales and marketing expenses in the future. To market our products effectively, we must develop client and server channel markets. We will continue to incur the expenses for a sales and marketing infrastructure before we recognize significant revenue from sales of the product. Because customers in the smart device market tend to remain with the same vendor over time, we believe that we must devote significant resources to each potential sale. If potential customers do not design our products into their systems, the resources we have devoted to the sales prospect would be lost. If we fail to achieve and sustain significant increases in our quarterly sales, we may not be able to continue to increase our investment in these areas. With increased expenses, we must significantly increase our revenue if we are to become profitable.

If we are unable to stay abreast of technological changes, evolving industry standards and rapidly changing customer requirements, our business reputation will likely suffer and revenue may decline.
      The market for mobile devices is fragmented and characterized by technological change, evolving industry standards and rapid changes in customer requirements. Our products will need to be continually improved to meet emerging market conditions, such as new interoperability standards, new methods of wireless notifications, new flash silicon technologies and new telecom infrastructure elements. Our existing products will become less competitive or obsolete if we fail to introduce new products or product enhancements that anticipate the features and functionality that customers demand. The success of our new product introductions will depend on our ability to:

•	accurately anticipate industry trends and changes in technology standards;

•	complete and introduce new product designs and features in a timely manner;

•	continue to enhance our existing product lines; and

•	respond promptly to customers’ requirements and preferences.
      Development delays are commonplace in the software industry. We have experienced delays in the development of new products and the enhancement of existing products in the past and are likely to experience delays in the future. We may not be successful in developing and marketing, on a timely basis or at all, competitive products, product enhancements and new products that respond to technological change, changes in customer requirements and emerging industry standards.

Our targeted market is highly competitive.
      Our products are targeted for the mobile operator and mobile device market. The market for these products is fragmented and highly competitive. This market is also rapidly changing, and there are many companies creating products that compete or will compete with ours. As the industry develops, we expect competition to increase in the future. This competition may come from existing competitors or other companies that we do not yet know about. Our main competitors include Bitfone, IBM, InnoPath, 4thPass, mFormation, Openwave and Red Bend.
      If these competitors develop products that are less expensive or provide better capabilities or functionality than do our products, we will be unable to gain market share. Many of our current competitors and potential competitors have greater resources, including larger customer bases and greater financial resources than we do, and we might not be able to compete successfully against these companies. A variety of other potential actions by our competitors, including increased promotion and accelerated introduction of new or enhanced products, could also harm our competitive position.

Our revenue model may not succeed.
      Competition could force us to reduce the prices of our products, which would result in reduced gross margins and could harm our ability to provide adequate service to our customers and our business. Our pricing model for our software products is a combination of (1) initial license fees, (2) activated subscriber fees, (3) support and maintenance fees, (4) hosting services and (5) engineering service fees, any of which may be subject to significant pricing pressures. Also, the market may demand alternative pricing models in the future, which could decrease our revenues and gross margins.

Fluctuations in our quarterly results could cause the market price of our shares to decline.
      Our quarterly operating results can vary significantly depending on a number of factors. These factors include:

•	the volume and timing of orders received during the quarter;

•	the mix of and changes in customers to whom our products are sold;

•	the mix of product and service revenue received during the quarter;

•	the mix of development license fees and commercial use royalties received;

•	the timing and acceptance of new products and product enhancements by us or by our competitors;

•	changes in product pricing;

•	foreign currency exchange rate fluctuations; and

•	ability to recognize revenue on orders received.
      All of these factors are difficult to forecast. Our future operating results may fluctuate due to these and other factors, including our ability to continue to develop innovative and competitive products. Due to all of these factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be viewed as an indication of our future performance.

We have engineering and other operations both in the United States and foreign countries, which is expensive and can create logistical challenges.
      We currently have 14 employees in the United States, 8 employees in the United Kingdom and 15 employees in Sweden. In the past, the geographic distance between our engineering personnel in the United Kingdom and our principal offices in California and primary markets in Asia, Europe and the United States has led to logistical and communication difficulties. In the future, we may experience similar difficulties, which may have an adverse impact on our business. Further, because a substantial portion of our research and development operations is located in the United Kingdom and Sweden, our operations and expenses are directly affected by economic and political conditions in the United Kingdom and Sweden.
      Economic conditions in Europe and fluctuations in the value of the U.S. dollar against the Euro, Swedish Krona and British Pounds Sterling could impair our revenue and results of operations. International operations are subject to a number of other special risks. These risks include foreign government regulation, reduced protection of intellectual property rights in some countries where we do business, longer receivable collection periods and greater difficulty in accounts receivable collection, unexpected changes in, or imposition of, regulatory requirements, tariffs, import and export restrictions and other barriers and restrictions, potentially adverse tax consequences, the burdens of complying with a variety of foreign laws and staffing and managing foreign operations, general geopolitical risks, such as political and economic instability, hostilities with neighboring countries and changes in diplomatic and trade relationships, and possible recessionary environments in economies outside the United States.
      In March 2005, we acquired Mi4e Device Management, AB, a company headquartered in Sweden. We now have 15 employees and an office in Sweden. It takes substantial management time and financial resources to integrate operations in connection with an acquisition, and the potential logistical, personnel and customer challenges are exacerbated when, as in this case, the acquirer and target company are separated by great geographic distance.

International sales of our products, which we expect to comprise a significant portion of total revenue, expose us to the business and economic risks of international operations.
      Sales from outside of the United States accounted for approximately 85% and 72% of our total revenue for the nine months ended September 30, 2005 and 2004, respectively. We expect to market SSP, DMS and OMC to mobile operators and handset manufacturers in Europe. Economic conditions in Europe and fluctuations in the value of the Euro, British Pounds Sterling and Swedish Krona against the U.S. dollar could impair our revenue and results of operations. International operations are subject to a number of other risks. These risks include:

•	longer receivable collection periods and greater difficulty in accounts receivable collection;

•	foreign government regulation;

•	reduced protection of intellectual property rights in some countries where we do business;

•	unexpected changes in, or imposition of, regulatory requirements, tariffs, import and export restrictions and other barriers and restrictions;

•	potentially adverse tax consequences;

•	the burdens of complying with a variety of foreign laws and staffing and managing foreign operations;

•	general geopolitical risks, such as political and economic instability, terrorism, hostilities with neighboring countries and changes in diplomatic and trade relationships; and

•	possible recessionary environments in economies outside the United States.

Our technology depends on the adoption of standards such as those set forth by the Open Mobile Alliance (“OMA”). If such standards are not effectively established our business could suffer. Use of open industry standards, however, may also make us more vulnerable to competition.
      We promote open standards in our technology in order to support open competition and interoperability. We do not exercise control over the development of open standards. Our products are integrated with communication service providers’ systems and mobile phones. If we are unable to continue to successfully integrate our platform products with these third-party technologies, our business could suffer. In addition, large wireless operators sometimes create detailed service specifications and requirements, such as Vodafone Live or DoCoMo iMode, and such operators are not required to share those specifications with us. Failure or delay in the creation of open, global specifications could have a negative impact on our sales and operating results.
      The widespread adoption of open industry standards, however, may make it easier for new market entrants and existing competitors to introduce products that compete with our software products.

Product defects can be expensive to fix and may cause us to lose customers.
      The software we develop is complex and must meet the stringent technical requirements of our customers. We must develop our products quickly to keep pace with the rapidly changing Internet software and telecommunications markets. Software products and services as complex as ours are likely to contain undetected errors or defects. Software errors are particularly common when a product is first introduced or a new version is released. Despite thorough testing, our products might be shipped with errors. If this were to happen, customers could reject our products, or there might be costly delays in correcting the problems, and we could face damage to our reputation. Our products are increasingly used in systems that interact directly with the general public, such as in transportation and medical systems. In these public-facing systems, the failure of our products could cause substantial property damage or personal injury, which could expose us to product liability claims. Our products are used for applications in business systems where the failure of our products could be linked to substantial economic loss. Our agreements with our customers typically contain provisions designed to limit our exposure to potential product liability and other claims. It is likely, however, that these provisions are not effective in all circumstances and in all jurisdictions. We may not have adequate insurance against product liability risks, and renewal of our insurance may not be available to us on commercially reasonable terms. Further, our errors and omissions insurance may not be adequate to cover claims. If we ever had to recall any of our products due to errors or other problems, it would cost us a great deal of time, effort and expense.
      Our operations depend on our ability to protect our computer equipment and the information stored in our databases against damage by fire, natural disaster, power loss, telecommunications failure, unauthorized intrusion and other catastrophic events. The measures we have taken to reduce the risk of interruption in our operations may not be sufficient. As of the date of this prospectus, we have not experienced any major interruptions in our operations because of a catastrophic event.

If we lose key personnel or are unable to hire additional qualified personnel as necessary, we may not be able to successfully manage our business or sell our products.
      Our future performance depends to a significant degree upon the continued contributions of our key management, product development, sales, marketing and operations personnel. We do not have agreements with any of our key personnel that obligates them to work for us for a specific term, and we do not maintain any key person life insurance policies. We currently intend to hire additional salespeople and believe our future success will depend in large part upon our ability to attract and retain highly skilled managerial, engineering, sales, marketing and operations personnel, many of whom are in great demand. Competition for qualified personnel can be intense in the San Francisco Bay Area, where our U.S. operations are headquartered.

Our performance depends significantly on our ability to protect our intellectual property and proprietary rights in the technologies used in our products. If we are not adequately protected, our competitors could use the technologies that we have developed to enhance their products and services, which could harm our business.
      We rely on a combination of patent, copyright, trademark, trade secret laws, confidentiality provisions and other contractual provisions to protect our intellectual property and proprietary rights, but these legal means afford only limited protection. Despite the measures we take to protect our intellectual property rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information which we regard as proprietary. In addition, the laws of some countries may not protect our intellectual property and proprietary rights as fully as do the laws of the United States. Thus, the measures we take to protect our intellectual property and proprietary rights in the United States and abroad may not be adequate. In addition, our competitors may independently develop similar technologies.
      The market for wireless communications and the delivery of Internet-based services are characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. As the number of entrants into our market increases, the possibility of infringement claims against us grows. In addition, because patents can take many years to issue, there may be one or more patent applications now pending of which we are unaware, and which we may be accused of infringing when patent(s) are issued from the application(s) in the future. To address any patent infringement claims, we may need to enter into royalty or licensing agreements on disadvantageous commercial terms. We may also have to incur significant legal expenses to ascertain the risk of infringing a patent and the likelihood of that patent being valid. A successful claim of patent infringement against us, and our failure to license the infringing or similar technology, could harm our business. In addition, any infringement claims, with or without merit, would be time consuming and expensive to litigate or settle and could divert management attention from administering our core business.
      As a member of several groups involved in setting standards for the industry, we have agreed to license our intellectual property to other members of those groups on fair and reasonable terms to the extent that the intellectual property is essential to implementing the specifications promulgated by those groups. Each of the other members of the groups has agreed to similar provisions.

Our products may infringe the intellectual property rights of third parties, which may result in lawsuits and prevent us from selling our products.
      As the number of patents, copyrights, trademarks and other intellectual property rights in our industry increases, products based on our technology may increasingly become the subject of infringement claims. Third parties could assert infringement claims against us in the future. For example, other companies have asked us to evaluate the need for a license of patents they hold, and we cannot assure you that patent infringement claims will not be filed against us in the future. Infringement claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, might not be available on terms acceptable to us. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation to determine the validity of any claims, whether or not the litigation is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel from productive tasks. If there is an adverse ruling against us in any litigation, we may be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology. Our failure to develop or license a substitute technology could prevent us from selling our products.

We are at risk of securities litigation which, regardless of the outcome, could result in substantial costs and divert management attention and resources.
      Stock market volatility has had a substantial effect on the market prices of securities issued by us and other high technology companies, often for reasons unrelated to the operating performance of the specific companies. Following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against high technology companies. We have in the past been, and may in the future be, the target of similar litigation. Regardless of the outcome, securities litigation may result in substantial costs and divert management attention and resources.

If we are unable to favorably assess the effectiveness of our internal control over financial reporting, or if our independent registered public accounting firm is unable to provide an unqualified attestation report on our assessment our stock price could be adversely affected.
      Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and beginning with our Annual Report on Form 10-K for the year ending December 31, 2007 (or for the year ending December 31, 2006 if the Company is an accelerated filer (as defined in Rule 12b-2 of the Securities Exchange Act of 1934) as of December 31, 2006), our management will be required to report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are new and complex, and require significant documentation, testing and possible remediation. The process of reviewing, documenting and testing our internal control over financial reporting, will result in substantial increased expenses and the devotion of significant management and other internal resources.
      We may encounter problems or delays in completing the assessment and the implementation of any changes necessary to make a favorable assessment of our internal control over financial reporting, including having the necessary financial resources to conduct the assessment and implementation. If we cannot favorably assess the effectiveness of our internal control over financial reporting, or if our independent registered public accounting firm is unable to provide an unqualified attestation report on our assessment, investor confidence and our stock price could be adversely affected.
      In connection with its audit for the six-month period ended June 30, 2005, Burr, Pilger & Mayer LLP, our independent registered public accounting firm, identified a material weakness in our internal control over financial reporting. Deficiencies noted related to our failure to complete, on a timely basis, proper analysis of, accounting for, and management review of (i) certain complex equity transactions, (ii) our acquisition of Mi4e, and (iii) activity related to Mi4e subsequent to the closing of our acquisition. The existence of the above deficiencies in the design or operation of our internal control could adversely affect our ability to record, process, summarize and report financial data consistent with the assertions of management in the consolidated financial statements.

Our investors may have difficulty enforcing judgments against us in U.S. courts because many of our assets and some of our directors and management are located in England and Sweden.
      Insignia is incorporated under the laws of England and Wales. Two of our directors reside in England. All or a substantial portion of the assets of these persons, and a portion of our assets, are located outside of the United States. It may not be possible for investors to serve a complaint within the United States upon these persons or to enforce against them or against us, in U.S. courts, judgments obtained in U.S. courts based upon the civil liability provisions of U.S. securities laws. There is doubt about the enforceability outside of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities based solely upon U.S. securities laws. The rights of holders of our shares are governed by English law, including the Companies Act 1985, and by our memorandum and articles of association. The rights of holders of our ADSs are also affected by English law. These rights differ from the rights of security holders in typical U.S. corporations.
FORWARD-LOOKING STATEMENTS
      This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.
USE OF PROCEEDS
      This prospectus relates to shares that may be offered and sold from time to time by selling shareholders. We will receive no proceeds from the sale of shares pursuant to this prospectus.

PRICE RANGE OF ORDINARY SHARES
      Our American Depositary Shares (“ADSs”), each representing one ordinary share of 1 pence nominal value, have been traded under the symbol “INSGY” from Insignia’s initial public offering in November 1995 to December 24, 2000. Since December 24, 2000, our ADSs have traded under the symbol “INSG” except between November 25, 2005 to December 21, 2005 when our trading symbol changed to “INSGE” due to a filing delinquency. Our stock traded on the Nasdaq National Market from November 1995 to January 2003 and has traded on the Nasdaq SmallCap Market since then. The following table sets forth, for the periods indicated, the high and low sales prices for our ADSs as reported by the Nasdaq National Market or Nasdaq SmallCap Market as applicable:

	2005 Quarters Ended

	Dec 31	Sept 30	June 30	Mar 31

Quarterly per share stock price:
High	$1.25	$0.69	$1.29	$1.04
Low	$0.23	$0.40	$0.25	$0.43

	2004 Quarters Ended

	Dec 31	Sept 30	June 30	Mar 31

Quarterly per share stock price:
High	$1.30	$0.92	$2.14	$3.47
Low	$0.68	$0.50	$0.75	$0.88

	2003 Quarters Ended

	Dec 31	Sept 30	June 30	Mar 31

Quarterly per share stock price:
High	$1.62	$1.79	$0.80	$0.45
Low	$0.80	$0.39	$0.19	$0.20
      The closing sales price of our shares as reported on the Nasdaq SmallCap Market on February 13, 2006 was $0.36 per share. As of that date, there were approximately 229 holders of record of our ordinary shares and ADSs, excluding those ADSs that are held in nominee or street name by brokers.
DIVIDENDS
      We have not declared or paid any cash dividends on our ordinary shares. We anticipate that we will retain any future earnings for use in our business and do not anticipate paying any cash dividends in the foreseeable future. Any payment of dividends would be subject, under English law, to the Companies Act 1985, and to our Memorandum and Articles of Association, and may only be paid from our retained earnings, determined on a pre-consolidated basis. We have a substantial accumulated deficit and, accordingly, do not expect to have funds legally available to pay dividends on our ordinary shares for the foreseeable future.

SELECTED FINANCIAL AND OPERATING DATA
      The tables that follow present portions of our consolidated financial statements and are not complete. You should read the following selected financial data in conjunction with our consolidated financial statements and the related notes thereto and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 2004, 2003 and 2002 and the consolidated balance sheet data as of December 31, 2004 and 2003 are derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 2001 and 2000 and the consolidated balance sheet data as of December 31, 2002, 2001 and 2000 are derived from audited consolidated financial statements that are not included in this prospectus. The consolidated statements of operations data for the nine months ended September 30, 2005 and 2004 is derived from unaudited consolidated financial statements that are included in this prospectus. The historical results presented below are not necessarily indicative of the results to be expected for any future fiscal year. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Nine Months Ended
	September 30,		Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(Unaudited)	(Unaudited)
	(In thousands, except per share data)
Consolidated Statements of Operations Data
Net revenues	$1,998	$533	$541	$710	$7,256	$10,273	$10,766
Cost of net revenues	291	28	42	340	2,584	4,275	3,291

Gross profit	1,707	505	499	370	4,672	5,998	7,475

Operating expenses:
Sales and marketing	1,937	1,923	2,511	1,757	5,558	7,058	5,376
Research and development	2,144	2,126	2,807	3,373	5,640	6,220	5,960
General and administrative	2,237	1,864	2,579	2,676	3,356	4,155	3,733
Amortization of intangible assets	207	—	—	—	—	—	—
Restructuring	—	—	—	498	296	292	—

Total operating expenses	6,525	5,913	7,897	8,304	14,850	17,725	15,069

Operating loss	(4,818)	(5,408)	(7,398)	(7,934)	(10,178)	(11,727)	(7,594)
Interest and other income (expense), net	(17)	254	255	3,101	(356)	567	(5)

Loss before income taxes	(4,835)	(5,154)	(7,143)	(4,833)	(10,534)	(11,160)	(7,599)
Provision for (benefit from) income taxes	41	(211)	(81)	(510)	(2,114)	(152)	(785)

Net loss	(4,876)	(4,943)	(7,062)	(4,323)	(8,420)	(11,008)	(6,814)
Accretion of dividend on subsidiary preferred stock	(54)
Deemed dividend related to beneficial conversion feature of preferred stock	(611)	—	—	—	—	—	—

Net loss attributable to ordinary shareholders	$(5,541)	$(4,943)	$(7,062)	$(4,323)	$(8,420)	$(11,008)	$(6,814)

	Nine Months Ended
	September 30,		Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(Unaudited)	(Unaudited)
	(In thousands, except per share data)
Net loss per share:
Basic and diluted	$(0.13)	$(0.17)	$(0.23)	$(0.20)	$(0.42)	$(0.57)	$(0.47)

Weighted average ordinary shares and ordinary share equivalents:
Basic and diluted	41,475	29,081	30,191	21,231	19,937	19,248	14,571

		December 31,
	September 30,
	2005	2004	2003	2002	2001	2000

	(Unaudited)
	(In thousands)
Consolidated Balance Sheet Data
Cash, cash equivalents, short-term investments and restricted cash	$75	$952	$2,232	$976	$8,893	$17,351
Working capital (deficit)	(1,005)	900	2,254	1,964	10,633	11,377
Total assets	4,453	2,587	6,794	6,453	17,768	22,336
Mandatory redeemable warrants	—	—	38	1,440	1,440	1,440
Total shareholders’ equity	$1,849	$1,341	$2,589	$2,673	$9,895	$15,749

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      Except for the historical information contained in this prospectus, the matters discussed herein are forward-looking statements. Words such as “anticipates,” “believes,” “expects,” “future,” and “intends,” and similar expressions are used to identify forward-looking statements. These and other statements regarding matters that are not historical are forward-looking statements. These matters involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include without limitation those discussed below as well as those discussed elsewhere in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. We assume no obligation to update these forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.
Overview
      We commenced operations in 1986, and currently develop, market and support software technologies that enable mobile operators and phone manufacturers to update the firmware of mobile devices using standard over-the-air data networks. Before 2003, our principal product line was the Jeodetm platform, based on our Embedded Virtual Machine (“EVM”tm) technology.
      During 2001, we began development of a range of products (“Secure System Provisioning” or “SSP” products) for the mobile phone and wireless operator industry. These SSP products build on our position as a Virtual Machine (“VM”) supplier for manufacturers of mobile devices and allow wireless operators and phone manufacturers to reduce customer care and software recall costs as well as increase subscriber revenue by deploying new mobile services based on dynamically provisional capabilities. With the sale of our JVM product line in April 2003, our sole product line then consisted of our SSP product. We shipped our first SSP product in December 2003, and in October 2004 we launched our Open Management Client (“OMC”) product.
      On March 16, 2005, we closed our acquisition of Mi4e Device Management AB (“Mi4e”), a private company headquartered in Stockholm, Sweden. The consideration paid in the transaction was 2,969,692 American depositary shares (ADSs) representing ordinary shares, and another 989,896 ADSs are issuable on March 31, 2006, subject to potential offset for breach of representations, warranties and covenants. In addition, up to a maximum of 700,000 Euros is payable in a potential earn-out based on a percentage of future revenue collected from sales of existing Mi4e products. As of September 30, 2005, $109,000 was earned and accrued for in the accompanying consolidated balance sheet. Mi4e develops, markets and supports software technologies that enable mobile operators and phone manufacturers to update firmware of mobile devices using standards over-the-air data networks. Its main product, a Device Management Server (“DMS”), is a mobile device management infrastructure solution for mobile operators that support the Open Mobile Alliance (“OMA”) Client Provisioning Specification. DMS was first deployed at Telstra in Australia in 2000 and has since been deployed at more than ten carriers around the world. By integrating the Mi4e capabilities with existing Insignia applications, our strategy is to deliver comprehensive solutions across multiple generations of technology and therefore resolve firmware update and compatibility issues for current and future users who require over-the-air repair.
      Currently we primarily offer the SSP, DMS and OMC product lines. Our revenues from these products are derived from:

•	initial licensing fees;

•	royalties paid based on volume of users;

•	support and maintenance fees;

•	trial and installation;

•	subscription fees for hosting services; and

•	engineering services.

      Our operations outside of the United States are primarily in the United Kingdom and Sweden, where part of our research and development operations and our European sales activities are located. We sell our products directly to operators, distributors and original equipment manufacturers (“OEMs”). Our revenues from customers outside the United States are derived primarily from Europe and Asia and are generally affected by the same factors as our revenues from customers in the United States. The operating expenses of our operations outside the United States are mostly incurred in Europe and relate to our research and development and European sales activities. Such expenses consist primarily of ongoing fixed costs and consequently do not fluctuate in direct proportion to revenues. Our revenues and expenses outside the United States can fluctuate from period to period based on movements in currency exchange rates. Historically, movements in currency exchange rates have not had a material effect on our revenues and expenses.
      We operate with the U.S. dollar as our functional currency, with a majority of revenues and operating expenses denominated in Euros, U.S. dollars, British Pounds Sterling and Swedish Krona. Exchange rate fluctuations against the dollar can cause U.K. and Swedish expenses, which are translated into dollars for financial statement reporting purposes, to vary from period-to-period.
Critical Accounting Policies and Estimates
      The condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. Certain of our accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. These estimates affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. By their nature, these judgments are subject to an inherent degree of uncertainty. The most significant estimates and assumptions relate to revenue recognition, the adequacy of allowances for doubtful accounts, long-lived assets, the valuation allowance on deferred tax assets, and business combinations. Actual amounts could differ from these estimates.

Revenue recognition
      We recognize revenue in accordance with Statement of Position No. 97-2 (“SOP 97-2”), “Software Revenue Recognition”, and Statement of Position No. 98-9, “Modification of SOP No. 97-2.” These Statements of Position require that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed or determinable; and (4) collectibility is probable. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectibility of those fees. Should changes in conditions cause management to determine these criteria are not met for certain future transactions, revenue recognized for any reporting period could be adversely affected.
      At the time of the transaction, we assess whether the fee associated with our revenue transaction is fixed or determinable and whether or not collection is probable. We assess whether the fee is fixed or determinable based on the payment terms associated with the transaction. If a significant portion of a fee is due after the normal payment terms, which are 30 to 90 days from invoice date, we account for the fee as not being fixed or determinable. In these cases, we recognize revenue on the earlier of due date or the date on which cash is collected.
      We assess collectibility based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. We do not request collateral from our customers. If we determine that collection of a fee is not probable, we will defer the fee and recognize revenue at the time collection becomes probable, which is generally upon receipt of cash.
      For all sales, we use either a signed license agreement or a binding purchase order (primarily for maintenance renewals) as evidence of an arrangement.

      For arrangements with multiple obligations (for example, undelivered maintenance and support), we will allocate revenue to each component of the arrangement using the residual value method based on the fair value of the undelivered elements, which is specific to us. This means that we will defer revenue from the arrangement fee equivalent to the fair value of the undelivered elements. Fair value for the ongoing maintenance and support obligation is based upon separate sales of renewals to other customers or upon renewal rates quoted in the contracts. Fair value of services, such as training or consulting, is based upon separate sales by us of these services to other customers.
      Our arrangements do not generally include acceptance clauses. However, if an arrangement includes an acceptance provision, acceptance occurs upon the earlier of receipt of written customer acceptance or expiration of the acceptance period.
      We recognize revenue for maintenance and hosting services ratably over the contract term. Our training and consulting services are billed based on hourly rates, and we will generally recognize revenue as these services are performed. However, at the time of entering into a transaction, we will assess whether or not any services included within the arrangement require us to perform significant work either to alter the underlying software or to build additional complex interfaces so that the software performs as the customer requests. If these services are included as part of an arrangement, we recognize the entire fee using the percentage of completion method. We estimate the percentage of completion based on our estimate of the total costs estimated to complete the project as a percentage of the costs incurred to date and the estimated costs to complete.

Accounts receivable and allowance for doubtful accounts
      We perform ongoing credit evaluations of our customers and will adjust credit limits based upon payment history and the customer’s current creditworthiness, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers and maintain an allowance for doubtful accounts based upon historical experience and any specific customer collection issues that we have identified. While such credit losses have historically been within expectations and the allowance established, credit loss rates may increase. Since our accounts receivable are concentrated in a relatively few number of customers, a significant change in the liquidity or financial position of any one of these customers could have a material adverse impact on the collectibility of accounts receivables and future operating results.
      The preparation of financial statements requires us to make estimates of the uncollectibility of our accounts receivables. We specifically analyze accounts receivable and analyze historical bad debts, customer concentrations, customer creditworthiness, current economic trends and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts.

Long-Lived Assets
      We periodically review our property and equipment and identifiable intangible assets for possible impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable. Assumptions and estimates used in the evaluation of impairment may affect the carrying value of long-lived assets, which could result in impairment charges in future periods. Significant assumptions and estimates include the projected cash flows based upon estimated revenue and expense growth rates and the discount rate applied to expected cash flows. In addition, our depreciation and amortization policies reflect judgments on the estimated useful lives of assets.

Deferred Taxes
      We currently have significant deferred tax assets, which are subject to periodic recoverability assessments. We record a valuation allowance to reduce our deferred tax assets to the amount that we believe to be more likely than not realizable. We have recorded a valuation allowance in an amount equal to the net deferred tax assets to reflect uncertainty regarding future realization of these assets based on past performance and the likelihood of realization of our deferred tax assets.

Business Combinations
      In accordance with the provisions of Statement of Financial Accounting Standards No. 141, “Business Combinations”, the purchase price of an acquired company is allocated between the intangible assets and the net tangible assets of the acquired business with the residual of the purchase price recorded as goodwill. Our future operating performance will be impacted by the future amortization of these acquired intangible assets and potential impairment charges related to goodwill if indicators of potential impairment exist. As a result of business acquisitions, the allocation of the purchase price to goodwill and intangible assets could have a significant impact on our future operating results. The allocation of the purchase price of the acquired companies to goodwill and intangible assets requires us to make significant estimates and assumptions, including estimates of future cash flows expected to be generated by the acquired assets and the appropriate discount rate for these cash flows. Should conditions be different from management’s current estimates, material write-downs of intangible assets or goodwill may be required, which would adversely affect our operating results.
      In accordance with the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, we assess goodwill and intangible assets with indefinite lives for impairment at least annually, or more frequently if events and changes in circumstances suggest that the carrying amount may not be recoverable. To the extent the carrying amount exceeds its fair value, an impairment charge to operations is recorded. At September 30, 2005, the carrying value of goodwill was $503,000.
Sale of Jeode Product Line and Java Virtual Machine Assets
      In 2003, we sold our Jeode product line to Esmertec A.G. (“Esmertec”) and transitioned our product focus to our SSP product line. This change in product focus has resulted in a redirection of available resources from our historical revenue base towards the development and marketing efforts associated with the SSP product.
      On February 7, 2003, we entered into a loan agreement with Esmertec whereby Esmertec loaned Insignia $1.0 million at an interest rate of prime plus two percent. The principal amount of $1.0 million was repaid on January 15, 2004 by offsetting that amount with a receivable relating to the product line purchase. All remaining accrued interest of $55,161 was repaid on March 15, 2004 by offsetting the accrued interest against prepaid royalties. Accordingly, there were no outstanding balances or future amounts due to Esmertec under the loan agreement as of December 31, 2004.
      On March 4, 2003, we entered into several agreements with Esmertec, a Swiss software company focused on Java technologies, including a definitive agreement to sell certain assets relating to our Jeode product line in exchange for $3.5 million due in installments through April 2004. The transaction closed on April 23, 2003. The assets sold primarily included the fixed assets, customer agreements and employees related to the Jeode product line. Under the terms of the agreements, Esmertec also became the exclusive master distributor of the Jeode technology in exchange for $3.4 million in minimum guaranteed royalties through October 2004.
      Under these agreements, Insignia could have earned up to an additional $4.0 million over the subsequent three-year period from the effective date of the agreement based on a percentage of Esmertec’s sales of the Jeode product during the period. Additionally, the parties entered into a cooperative agreement whereas Esmertec agreed to promote Insignia’s SSP software product to Esmertec’s mobile platform customers.
      As part of this transaction, we transferred 42 employees to Esmertec, of which 31 were development engineers. In addition, as part of the sale, Esmertec entered into an agreement with our U.K. building landlord in order to assume the lease on one of the two buildings leased by Insignia.
      On February 13, 2004, Insignia and Esmertec executed an agreement transferring the intellectual property of Jeode and the title for Insignia’s remaining prepaid royalties to Esmertec.
      On June 30, 2004, Insignia and Esmertec executed a Termination and Waiver Agreement that effectively concluded the remaining business between the two companies and dissolved any ties going forward between Insignia and the product line it sold to Esmertec in April 2003. The agreement offset Esmertec related liabilities and deferred revenue totaling $853,000 against $600,000 of remaining guaranteed royalty payments due from Esmertec in exchange for final cash payment to Insignia of $185,000 (which was made in July 2004). The resulting net gain of $302,000 was recorded as other income in the second quarter of 2004 and is net of expenses. This agreement resulted in the full and final satisfaction of the deferred consideration and waiver of all future outstanding obligations pursuant to the 2003 asset purchase agreement.
Results of Operations

Revenues

License and Service

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2005	2004	2005	2004

	(in thousands, unaudited)
License revenue	$464	$100	$1,381	$521
Service revenue	338	7	617	12

Total net revenue	$802	$107	$1,998	$533

      The SSP product line, which we launched in 2003, was expanded by our introduction of additional products in October 2004 and March 2005. These products include Open Management Client (OMC) and Device Management Server (DMS). The DMS product was acquired through the acquisition of Mi4e in March 2005. In 2005, our license revenues were derived from initial licensing fees and royalties and service fees came from support and maintenance, trials and installations, hosting services and engineering services. In 2004, revenues were derived from initial licensing fees, support and maintenance, and engineering services.
      The 650% and 275% increase in total revenues from the three and nine months ended September 30, 2004 to the same periods in 2005 was primarily due to thirteen new operators becoming customers combined with the benefits of acquiring Mi4e in March 2005 as well as greater adoption of our technology during the third quarter of 2005. License revenue and service revenue accounted for 58% and 42%, respectively, of total revenues in the third quarter of 2005 compared to 93% and 7% respectively in the same period of the prior year.
      The 650% increase in license revenues from the third quarter of 2004 to the third quarter of 2005 was primarily due to increased revenues from our SSP products, and the launch of the OMC and DCS products in 2005 and the integration of the products which created the Device Management Suite (DMS) and with the adoption of our products by a number of system operators. The DMS, OMC, SSP and DCS products made up 74%, 17%, 6%, and 3%, respectively, of license revenues in the third quarter of 2005. In the third quarter of 2004, the SSP product line made up 100% of total license revenues.
      The $331,000 increase in service revenue from the third quarter of 2004 to the third quarter of 2005 was primarily due to the increase in agreements for set up, hosting, engineering consulting projects, and support and maintenance services for the DMS and SSP products.
      Sales to customers outside the United States, derived mainly from customers in Europe, the Middle East, Asia Pacific and Africa represented approximately 93% and 85% of total revenues in the three and nine months ended September 30, 2005, respectively, and 100% and 72% of total revenues in the three and nine months ended September 30, 2004, respectively.

Expenses

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2005	2004	2005	2004

	(In thousands,		(In thousands,
	except		except
	percentages)		percentages)
	(Unaudited)
Cost of Revenue:
License	$42	—	$125	$28
Service	$150	—	$166	—
Percentage of total revenue
License	5%	0%	6%	5%
Service	19%	0%	8%	0%
Sales and marketing	$608	$578	$1,937	$1,923
Percentage of total revenues	76%	540%	97%	361%
Research and development	$553	$654	$2,144	$2,126
Percentage of total revenues	69%	611%	107%	399%
General and administrative	$753	$603	$2,237	$1,864
Percentage of total revenues	94%	564%	112%	350%
Amortization of intangible assets	$97	—	$207	—
Percentage of total revenues	12%	—	10%	—
      Cost of license revenues consist primarily of software tools and products which assist or allow us to build and implement our own software products. Cost of license revenues for both the three and nine months ended September 30, 2005 increased over the same periods of 2004 due to purchases of software tools used in customer installations.
      Cost of net revenues consist of the cost of providing service revenue, primarily representing the cost of support and engineering for customer specific projects. Cost of service revenues for both the three and nine months ended September 30, 2005 increased over the same periods of 2004 both because of a large consulting project in which we provided services and a greater volume of support and maintenance customers.
      Sales and marketing expenses consist primarily of personnel and related employee costs, salesperson commissions, advertising costs, promotional expenses and travel expenses. Sales and marketing expenses increased by 5% to $608,000 in the third quarter ended September 30, 2005 from $578,000 in the third quarter ended September 30, 2004. The increase of $30,000 was primarily due to an increase of $192,000 from the addition of the Swedish sales department following the Mi4e purchase and subsequent integration of the sales department. This increase was offset in part by a decrease of $56,000 in employee and related costs from decreased headcount in the United Kingdom sales department. In addition, sales consultant fees decreased by $54,000 and the elimination of the French sales office decreased sales and marketing expenses an additional $73,000. Sales and marketing expenses increased by 1% to $1,937,000 from $1,923,000 for the nine months ended September 30, 2005 compared to the same period of 2004. The primary reason for the increase of $14,000 was due to an increase of $360,000 resulting from the addition of the Swedish Sales department. This increase was largely offset by the $348,000 one-time non-cash charge resulting from the fair value of warrants which occurred in the same period of 2004, but which did not occur in 2005.
      Research and development expenses consist primarily of personnel costs and outside contract engineering services. Research and development expenses in the third quarter of 2005 decreased 15% to $553,000 from $654,000 in the same quarter of 2004. The decrease was primarily due to a $141,000 decrease in headcount in the U.S. and United Kingdom. There was also a decrease relating to an additional $150,000 of costs allocated to cost of service revenues which related to a specific consulting project. This project did not exist in the third quarter of 2004. There was also a $30,000 decrease in engineering consulting expenditures and partner programs as well as a $20,000 decrease in U.S. travel expenditures. These decreases in the third quarter of 2005 were offset in part by a $263,000 increase in engineering department costs relating to the addition of the Swedish engineering department following the Mi4e acquisition, which did not exist in the same period of 2004. For the nine months ended September 30, 2005, research and development expenditures increased 1% to $2,144,000 from $2,126,000 for the same period in 2004. The increase was primarily due to a $365,000 increase due to the addition of the Swedish engineering department and consulting related expenditures. This increase was offset in a large part due to a $105,000 decrease in engineering salaries and related benefits due to reduced headcount as well as engineering consulting fees in both the U.S. and United Kingdom locations. An additional $150,000 decrease in research and development expenses for the nine months ended September 30, 2005 as compared with the same period in 2004 was related to allocation to cost of service revenue. In addition there was a $43,000 decrease in support and maintenance for software tools no longer utilized and a $26,000 decrease in engineering travel and a $20,000 decrease in engineering recruiting fees. Research and development expenses are expected to increase moderately in the near term as Insignia further enhances its Device Management Suite technology, and as we provide support and maintenance for future licensing agreements.
      General and administrative expenses consist primarily of personnel and outside services costs for accounting, legal and printing fees. General and administrative expenses increased in the third quarter of 2005 by 25% to $753,000 from $603,000 in the third quarter of 2004. The primary reason for the increase was a $173,000 increase relating to the addition of the Swedish general and administration department. There was also a $38,000 increase in fees related to establishing a line of credit and increased professional fees of $22,000 resulting from additional securities filings in the third quarter of 2005 including the preparation and filing of the 2005 S-1 Registration Statement. These increases were offset in part by decreases of $40,000 in reduced financial printing costs due to switching to a more cost effective vendor and $32,000 decrease in insurance costs for directors and officers insurance.
      General and administrative expenses increased during the nine months ended September 30, 2005 over the same period of 2004 by 20% from $1,864,000 to $2,237,000 or $373,000. $302,000 is due to the addition of the Swedish general and administration department in March of 2005 and an additional $175,000 was added to the bad debt expense, which was not applicable for the nine months ended September 30, 2004. There was also an increased reliance on outside consultants, which created an increase of $52,000 during the nine months ended September 30, 2005. These increases were offset in part by a $91,000 decrease in directors and officers insurance policy costs and $44,000 in recruiting costs for the retention of a chief financial officer, which were incurred in the first nine months of 2004, but not incurred in 2005. In addition, there were $23,000 of other miscellaneous decreases for the nine months ended September 30, 2005.
      Amortization of intangible assets in the three and nine months ended September 30, 2005 represents the amortization of acquired customer relationships and technology from Mi4e which we purchased in March 2005.

Interest income (expense), net

	Three Months
	Ended		Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004

	(Unaudited, in thousands, except percentages)
Interest income (expense), net	$2	$4	$(40)	$6
Percentage of total revenue	—%	4%	(2)%	1%
      Interest income (expense), net decreased slightly from income of $4,000 in the three months ended September 30, 2004 to income of $2,000 in the three months ended September 30, 2005. Interest income (expense), net decreased from an income of $6,000 in the nine months ended September 30, 2004 to expense of $40,000 in the nine months ended September 30, 2005. The decrease in interest income in the three months ended September 30, 2005 from the three months ended September 30, 2004 was due to lower cash balances during the three months ended September 30, 2005. The more significant change from interest income of $6,000 during the nine months ended September 30, 2004 to the $40,000 of interest expense in the period ended September 30, 2005 was primarily due to $42,000 of imputed interest relating to warrants issued in conjunction with a round of financing that took place in June 2005. Interest income (expense), net is expected to fluctuate depending on cash balances for the remainder of 2005 and into 2006.

Other income (expense), net

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2005	2004	2005	2004

	(Unaudited, in thousands, except
	percentages)
Other income (expense), net	$17	$(3)	$23	$248
Percentage of total revenue	2%	(3)%	1%	47%
      The primary components of other income, net for the periods presented are foreign exchange gain/loss, joint venture losses, legal settlement gains and gain on sale of the Jeode product line. In the three months ended September 30, 2005, we had a net other income of $17,000 compared to a net other loss of $3,000 in the same period of 2004. This was primarily due to a foreign exchange gain of $25,000 between the two periods and a slight write down of $4,000 in the three months ended September 30, 2004 of some outstanding balances relating to the Esmertec purchase of the Jeode product line. In the first nine months of 2004, we had a net other income of $248,000 compared to a net other income of $23,000 for the same period of 2005. The primary cause of the large gain in the nine months ended September 30, 2004 was due to a $300,000 gain from the sale of the Jeode product line in that period. This gain was partially offset by a loss of $40,000 for a write down in the investment of our affiliated Korean joint venture, which is being accounted for by the equity method. For the same period of 2005, there was a $90,000 gain relating to funds received from a settlement on a trademark infringement. The gain recorded in the first nine months of 2005 was further offset by our share of the year to date loss on our joint venture investment, Insignia Asia, of $68,000.

Provision for (benefit from) income taxes

Three Months	Nine Months
Ended	Ended
September 30,	September 30,

2005	2004	2005	2004

(Unaudited, in	(Unaudited, in
thousands, except	thousands, except
percentages)	percentages)
Provision for (benefit from) income taxes	$5	$2	$41	$(211)
Effective income tax rate	1%	2%	2%	(40)%
      The provision for income taxes for the three months ended September 30, 2005 is primarily due to minimum estimated tax payments for government agencies. The tax provision for the nine months ended September 30, 2005 primarily represented a reversal of tax credit which had been over accrued during 2004.
      The benefit from income taxes for the nine months ended September 30, 2004 is the result of reducing a payable of $187,000 for potential tax liabilities, which is no longer necessary due to our accumulated operating loss carry forwards, tax receivables, and the lack of tax assessments or expenses, in addition to a $24,000 United Kingdom research and development tax refund.
      Effective in 2002 and through 2005, research and development expenditures incurred in the United Kingdom qualified for a tax credit. The tax credit does not offset tax liability but rather is a refund. This tax benefit is only applicable as long as an entity is involved in pure research and development work. As we move from pure development work to supporting and enhancing existing products, we anticipate that this refund will have less significance on our financial statements.
      For the nine months ended September 30, 2005, 41% of our revenue and approximately 56% of our operating expenses were denominated in U.S. dollars. 49% of the remaining revenue was denominated in Euros and the remaining 10% was split between British pounds sterling and Swedish Krona. Of the remaining operating expenses for the nine months ended September 30, 2005, 28% of the operating expenses were denominated in British pounds sterling and 16% were denominated in Swedish Krona. For the nine months ended September 30, 2004, 100% of our revenue and approximately 62% of our operating expenses were denominated in U.S. dollars. Most of our remaining revenue and expenses for the nine months ended September 30, 2004 were denominated in British pounds sterling. Consequently, we are exposed to fluctuations in British pound sterling, Euro and Swedish Krona exchange rates. There can be no assurance that such fluctuations will not have a material effect on our results of operations in the future. We did not enter into any currency option hedge contracts in 2004 or the nine months ended September 30, 2005.

Three years ended December 31, 2004

Revenues

		% Change		% Change
	2004	2003 to 2004	2003	2002 to 2003	2002

	($ in thousands)
License revenues	$521	0%	$522	(91)%	$5,714
Service revenues	20	(89)%	188	(88)%	1,542

Total revenues	$541	(24)%	$710	(90)%	$7,256

      The SSP product line was our primary business for 2004. The Jeode product line was our primary business for 2003 and 2002. Both the SSP product line and the Jeode product line derive revenue from four main sources: the sale of software licenses, the sale of annual maintenance and support contracts as well as services, per unit royalties and non-recurring engineering or consulting activities. Revenues from the sale of development licenses, packaged products and royalties received from OEMs are classified as license revenue, while revenues from non-recurring engineering activities, training, and annual maintenance contracts are classified as service revenue.
      In 2004, the SSP platform accounted for 83% of total revenue while the Jeode product line accounted for 17% of total revenue. In 2003 and 2002, the Jeode platform accounted for 94% and 100%, respectively, of total revenues. The SSP platform became available for sale in December 2003 and the Jeode platform became available for sale in 1999. Total revenues in 2004 decreased 24% from 2003 due to the transition from the Jeode product line to the SSP product line. The Jeode product line was sold in April 2003, and the service revenue from the support and maintenance agreements associated with the Jeode product line were also transferred at the time of the sale. Since that time we have focused our efforts to develop and sell SSP products and services on a full-time basis. In 2004, 2003 and 2002, license revenue from the sale of SSP and Jeode accounted for 96%, 74% and 79% respectively, of total revenues. Service revenue from the SSP and Jeode platforms accounted for 4%, 26%, and 21% of total revenues for 2004, 2003, and 2002 respectively. No future revenues are expected from the Jeode product line.
      License revenues did not change materially in 2004 compared to 2003 as the Company began its initial introduction of the new SSP product in 2004. License revenues decreased 91% in 2003 compared to 2002 due to the sale of the Jeode product line in March 2003.
      Service revenue decreased by 89% in 2004 compared to 2003 due to the decrease in the number of support and maintenance agreements under the Jeode and SSP product lines. Service revenues decreased 88% in 2003 compared to 2002. The decrease was primarily due to the sale of the Jeode product line.

Cost of revenues and gross margin

		% Change		% Change
	2004	2003 to 2004	2003	2002 to 2003	2002

	($ in thousands)
Cost of license revenues	$28	(90)%	$288	(85)%	$1,943
Gross margin: license revenues	95%		45%		66%
Cost of service revenues	$14	(73)%	$52	(92)%	$641
Gross margin: service revenues	30%		72%		58%
Total cost of revenues	$42	(88)%	$340	(87)%	$2,584
Gross margin: total revenues	92%		52%		64%
      The cost of license revenue for 2004 consisted mainly of commission paid to sales representatives on sales of our SSP product line. The cost of license revenue for 2003 and 2002 was mainly comprised of royalties to third parties on sales of our Jeode product line. In all three years the cost of service revenue was a result of costs associated with non-recurring engineering activities and end-user support under maintenance contracts.
      The gross margin on sales of our SSP platform is typically affected by whether we are using internal or external representatives to sell the SSP product line and the percentage commission negotiated with the sales people or companies selling the SSP software.
      We believe that the significant factors affecting the Jeode platform gross margin in 2002 and 2003 included pricing of the technology license, the unit usage and royalties to third parties, in particular Sun Microsystems. License revenue gross margins in 2004 were 95% compared to 45% in 2003. The increase in gross margin was due to lower sales of our Jeode product in 2004, and hence lower royalties paid to Sun Microsystems, as a result of our sale of the Jeode business to Esmertec in April 2003. License revenue gross margins in 2003 were 45% compared to 66% in 2002. The decrease was due to lower margins on 2003 revenue due to the sale of the Jeode product line to Esmertec.
      Gross margin for services revenue is impacted by the level of and pricing terms of non-recurring engineering activities, which can vary from customer to customer, from contract to contract and based on the level of maintenance contracts sold. Service revenue gross margins in 2004 were 30% compared to 72% in 2003. The decrease in service revenue gross margin is primarily a result of introducing our new SSP product during 2004 and amortizing the cost of service employees over a lower sales level. Service revenue gross margins in 2003 were 72% compared to 58% in 2002. The increase was primarily a result of the transfer of customers, employees and related costs with the sale of the Jeode product line.

Operating expenses

		% Change		% Change
	2004	2003 to 2004	2003	2002 to 2003	2002

	($ in thousands)
Sales and marketing	$2,511	43%	$1,757	(68)%	$5,558
Percentage of total revenues	464%		247%		77%
Research and development	$2,807	(17)%	$3,373	(40)%	$5,640
Percentage of total revenues	519%		475%		78%
General and administrative	$2,579	(4)%	$2,676	(20)%	$3,356
Percentage of total revenues	477%		377%		46%
Restructuring	0	(100)%	$498	68%	$296
Percentage of total revenues	0%		70%		4%
      Sales and marketing expenses consist primarily of personnel and related overhead costs, salesperson commissions, advertising and promotional expenses and trade shows. Sales and marketing expenses increased by 43% in 2004 from 2003. The increase in sales and marketing expenditures from $1,757,000 in 2003 to $2,511,000 in 2004 was primarily due to a non-cash charge of $353,000 for warrants that were issued to outside partners supporting the Company’s SSP product launch, $271,000 of expenses related to a strategic sales partner promoting our product line in the Asian markets, $51,000 in additional travel expenses and $70,000 for recruitment fees. Sales and marketing expenses decreased by 68% in 2003 compared to 2002 primarily due to decreased personnel costs, decreased recruiting costs and decreased employee travel. Costs for sales and marketing personnel decreased by $2.6 million due to a decrease in sales and marketing employees in 2003 as a result of a reduction in force program. The decreased headcount resulted in a decrease in sales and marketing travel of $546,000 and a $186,000 decrease in facility and telephone costs, as well as a $50,000 decrease in recruiting costs. Allocated overhead costs also decreased by $374,000 due to the resulting headcount decrease. In addition, marketing programs and public relations costs decreased by $454,000 as a result of cost cutting measures. These costs decreases were offset by a $216,000 increase in costs for the French sales office and a $75,000 increase in costs to an outside sales firm targeting the Asian markets. Both the increase in the French office and costs for the outside sales firm were a result of increased sales efforts for the SSP product.
      Research and development expenses consist primarily of personnel costs, overhead costs relating to occupancy, software support and maintenance and equipment depreciation. In accordance with Statement of Financial Accounting Standards No. 86, software development costs are expensed as incurred until technological feasibility is established, after which any additional costs are capitalized. In 2004, 2003 and 2002, no development expenditures were capitalized because there were no amounts that qualified for capitalization. Research and development expenses in 2004 decreased 17% from 2003. The decrease in research and development costs from $3,373,000 in 2003 to $2,807,000 in 2004 was primarily due to $346,000 of lower salary related expenses as a result of a reduction in employees in the United Kingdom after the sale of our Jeode product line in April of 2003 and a $200,000 decrease in support and maintenance costs as a result of our transfer of support agreements to Esmertec with the sale of our Jeode product line. Research and development expenses in 2003 decreased 40% from 2002. The decrease of $2.3 million was due to a reduction in personnel related costs resulting from the transferring of employees to Esmertec with the sale of the Jeode product line and a $236,000 decrease from the nonrenewal of our related Java support and maintenance contract. Recruiting costs and professional consulting costs decreased by $57,000 and $90,000, respectively. In addition, overhead costs for management information systems and facilities decreased by $449,000. These decreases were offset by $590,000 in engineering consulting services and technical support services, which were retained as engineering expenses and not allocated to cost of sales as a result of lower sales in 2003.
      General and administrative expenses consist primarily of personnel and related overhead costs for finance, information systems, human resources and general management. General and administrative expenses decreased by 4%, or approximately $100,000 from 2003 to 2004 primarily as a result of higher legal costs of approximately $95,000 in 2003 associated with the sale of our Jeode product line, lower rent expense in 2004 of approximately $100,000 resulting from the sublease of part of our facility in the United Kingdom, and $31,000 of lower salary related costs in the United Kingdom from reduced headcount as a result of the sale of the Jeode product line. These decreases were offset in part by an increase in 2004 recruiting costs of $40,000 and a $74,000 increase in printing and documentation costs. General and administrative expenses decreased by 20% in 2003 from 2002. The decrease was a result of a $665,000 decrease in compensation expenses due to headcount reductions and a $478,000 decrease in facility costs primarily as a result of $292,000 of expenses incurred in 2002 in order to restore our vacated United Kingdom facility to its original condition and lower rent costs in 2003 due to a reduction in office space. Travel costs decreased by $105,000 in 2003 compared to 2002 due to decreased headcount and cost-cutting measures, and insurance costs decreased by $121,000. These decreases were partially offset by $837,000 of expenses which was a result of fewer overhead costs being allocated out to other departments in 2003.

Restructuring
      In the third quarter of 2002, we completed a worldwide reduction of headcount of approximately 11% of our staff. Restructuring expenses of $296,000 consisted of severance payments made during the third and fourth quarters of 2002. On February 11, 2003, we announced a restructuring of the organization to focus on the SSP technology. The restructuring charges for 2003 were $498,000 for employee termination benefits. Restructuring expenses represented 70% of total revenues for 2003. There were no restructuring costs in 2004.

Interest income (expense), net

		% Change		% Change
	2004	2003 to 2004	2003	2002 to 2003	2002

	($ in thousands)
Interest income (expense), net	$6	115%	$(40)	(153)%	$75
Percentage of total revenues	1%		(6)%		1%
      Net interest income (expense) changed from net interest expense of $40,000 in 2003 to net interest income of $6,000 in 2004. This change was primarily due to interest expense that was paid in 2003 on a $1,000,000 loan from Esmertec which was settled in the first quarter of 2004.
      Net interest income decreased from net interest income of $75,000 in 2002 to net interest expense of $40,000 in 2003. The change from net interest income to net interest expense was primarily due to a combination of lower interest earned on cash and cash equivalent balances and interest expense on a loan received from Esmertec in February 2003. Our cash, cash equivalents and restricted cash increased from $1.0 million at December 31, 2002 to $2.2 million at December 31, 2003 as a result of continued financing to fund our business operations.

Other income (expense), net

		% Change		% Change
	2004	2003 to 2004	2003	2002 to 2003	2002

	($ in thousands)
Other income (expense), net	$249	92%	$3,141	829%	$(431)
Percentage of total revenues	46%		442%		6%
      Other income (expense), net decreased from $3,141,000 of net other income in 2003 to $249,000 of net other income in 2004. The decrease was primarily due to a gain on the sale of our Jeode product line in 2003. Other income (expense), net changed from net other expense of $431,000 in 2002 to net other income of $3,141,000 in 2003. The change was primarily due to the gain of $3.1 million recognized on the sale of the Jeode product line in 2003.
      We have, at times, an investment portfolio of fixed income securities that are classified as “available-for-sale-securities”. These securities, like all fixed income instruments, are subject to interest rate risk and will fall in value if market interest rates increase. We attempt to limit this exposure by investing primarily in short-term securities.

Benefit from income taxes

		% Change		% Change
	2004	2003 to 2004	2003	2002 to 2003	2002

		($ in thousands)
Benefit from income taxes	$(81)	(84)%	$(510)	(76)%	$(2,114)
Effective income tax rate	(1)%		(11)%		(20)%
      The benefit from income taxes for 2004 primarily represented two significant items. The first item was a net benefit of $187,000 due to a reduction for potential tax liabilities related to our former Jeode product line. The booked liability was no longer necessary due to our accumulated operating loss carry forwards, tax receivables and the lack of tax assessments or expenses.
      In addition, in 2004 there was an offsetting write down of tax benefit of $104,000. This write down of tax benefit was related to the reduction of expected benefit relating to the 2003 and 2004 refunds to be received from the United Kingdom for research and development claims. The tax credit for United Kingdom research and development expenditures was a tax refund for qualifying research and development expenditures and not an offset against a tax liability.

      At December 31, 2004, we recorded a full valuation allowance against all deferred income tax assets, primarily comprised of net operating losses, on the basis that significant uncertainty exists with respect to their realization.
      From 2000 through 2002, certain research and development expenditures incurred in the United Kingdom qualified for a tax credit. The tax credit did not offset any tax liability but rather was a refund. The estimated refund for 2004 is $134,000. The estimated refund for 2003 reported in the 2003 Form 10-K was $391,000. The actual amount received for 2003 was $188,000 and was received in January of 2005. The difference of $203,000 between estimated United Kingdom tax credit and the actual refund received for 2003 was due to the research and development expenses for SSP incurred in the United States were disallowed as the office in the United Kingdom was not leading the research and development process. Our estimates have since been updated for future years.
Quarterly financial data
      The following table has been derived from unaudited consolidated financial statements that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of this information when read in conjunction with our annual audited consolidated financial statements and notes thereto appearing elsewhere in this Report. These operating results are not necessarily indicative of results of any future period.
      The following table provides selected quarterly consolidated financial data (in thousands, except per share data):

	Quarter Ended

	March 31	June 30	September 30	December 31

	(Unaudited)
2005:
Net Revenues	$462	$734	802
Gross profit	457	640	610
Net loss	(1,889)	(1,600)	(1,387)
Net loss attributable to ordinary shareholders	(1,889)	(2,015)	(1,637)
Basic and diluted net loss per share	$(0.05)	$(0.05)	$(0.04)
2004:
Net Revenues	$319	$107	$107	$8
Gross profit (loss)	296	102	107	(6)
Net loss	(1,910)	(1,304)	(1,729)	(2,119)
Basic and diluted net loss per share	$(0.07)	$(0.04)	$(0.06)	$(0.06)
2003:
Net Revenues	$379	$—	$201	$130
Gross profit (loss)	212	(36)	131	63
Net income (loss)	(3,199)	2,273	(1,656)	(1,741)
Basic and diluted net income (loss) per share	$(0.16)	$0.11	$(0.08)	$(0.07)
Liquidity and capital resources

	September 30,		December 31,
	2005	2004	2003	2002

	(Unaudited)
		(In thousands)
Cash, cash equivalents and restricted cash	$75	$952	$2,232	$976
Working capital (deficit)	$(1,005)	$900	$2,254	$1,964
Net cash used in operating activities in the period	$(3,736)	$(7,583)	$(4,235)	$(8,446)
      Cash used in operating activities in the nine months ended September 30, 2005 totaled $3,736,000 compared to $4,162,000 for the same period in 2004. For the nine months ended September 30, 2005, cash used in operating activities resulted primarily from a net loss of $4,876,000, and an increase in accounts receivable of $781,000, partially offset by a decrease in other receivables, tax receivable and prepaid expenses of $609,000 and an increase of accounts payable and accruals of $847,000.
      Cash provided by investing activities for the nine months ended September 30, 2005 was $139,000, which consisted mainly of cash received with the purchase of Mi4e of $303,000 net of acquisition and issuance costs paid of $154,000.
      Cash provided by financing activities for the nine months ended September 30, 2005 was $2,720,000, resulting from share issuances to investors with net proceeds of $2,235,000, and proceeds from exercise of stock options and employee stock purchase plan of $114,000. In addition, we received proceeds from issuance of convertible notes payable of $275,000 less $54,000 for repayment of notes payable. We also received $150,000 proceeds from a loan from Fusion Capital.
      Our cash, cash equivalents and restricted cash were $75,000 at September 30, 2005, a decrease of $877,000 from $952,000 at December 31, 2004. At September 30, 2005 and December 31, 2004, we had a working capital deficit of $1,005,000 and a surplus of $900,000, respectively. The working capital deficit arose from the Company’s cash operating losses in the nine months ended September 30, 2005 exceeding cash equity investments in the Company during the period. The principal use of working capital was funding the operating loss and financing of accounts receivable. We have no material commitments for capital expenditures.
Years ended December 31, 2004, 2003, and 2002
      Cash used in operating activities totaled $7.6 million during 2004, compared to $4.2 million during 2003, and $8.4 million in 2002. The $7.6 million in cash used in operations in 2004 was primarily the result of our $7.1 million net loss. There was a $353,000 non-cash charge for warrant issuances as well as $82,000 equity in the net loss of our Korean affiliate and a gain on the sale of the Jeode product line of $302,000. In addition, the decrease of accounts payable resulted in a use of cash of $155,000 as did the decrease of accrued liabilities of $392,000. An additional use of cash resulted from an increase in trade accounts receivable of $125,000. The cash used in operations in 2003 resulted primarily from a net loss of $4.3 million, the gain on the sale of the Jeode product line of $3.1 million and a decrease of accounts payable of $187,000. Partially offsetting these uses of cash were an increase in deferred revenue of $1,085,000, a decrease of accounts receivable of $931,000, a decrease of other noncurrent assets of $319,000, and a decrease of tax receivable of $311,000. In fiscal 2002, cash used in operations resulted primarily from a net loss of $8.4 million, an increase of tax receivable of $702,000, an increase of prepaid royalties of $1.2 million and a reduction of deferred revenue of $3.5 million.
      Cash provided by investing activities in 2004 was $998,000 which consisted primarily of $1.3 million in proceeds received from the sale of the Jeode product line. The $1.3 million in proceeds received from the sale of the Jeode product line was offset in part by $150,000 of investments in our Korean joint venture affiliate and $90,000 of purchased property and equipment. Cash provided by investing activities in 2003 was $2.0 million, which consisted primarily of $1.9 million of net proceeds from the sale of the Jeode product line and $230,000 being released from restricted cash. Cash used in investing activities in 2002 was $125,000, which consisted primarily of purchases of property and equipment.
      Cash provided by financing activities in 2004 was $5.3 million, which consisted primarily of $4.3 million, net of transaction costs, in proceeds from two private placements and issuance of shares under the Fusion Capital securities subscription agreement, $610,000 in proceeds from the exercise of options and $390,000 in proceeds from the exercise of warrants. Cash provided by financing activities in 2003 was $3.7 million, which consisted primarily of proceeds from the issuance of shares under the Fusion Capital securities subscription agreement of $1.9 million, net of transaction costs, proceeds from the exercise of warrants of $841,000 and proceeds from a note payable of $1.0 million. Cash provided by financing activities in 2002 was $654,000, which consisted primarily of proceeds from exercise of warrants of $480,000 and from the issuance of common stock under employee benefit plans of $175,000.

      As of September 30, 2005, we had the following contractual cash obligations (in thousands):

	Notes	Operating
	Payable	Leases

Year ending December 31, 2005 (October 1, 2005 through December 31, 2005.)	$10	$71
2006	40	324
2007	154	259
2008	—	229
2009	—	187
Thereafter	—	864

	$204	$1,934

      As of September 30, 2005, four customers accounted for 75% of our total accounts receivable.
      Insignia warrants its software products against defects in material and workmanship under normal use and service for a period of ninety days. There is no warranty accrual recorded because potential future payments either are not probable or we have yet to incur the expense.
      On October 17, 2002, we entered into a securities subscription agreement with Fusion Capital, pursuant to which Fusion Capital agreed to purchase, on each trading day following the effectiveness of a registration statement covering the ADSs to be purchased by Fusion Capital, $10,000 of our ADSs up to an aggregate of $6.0 million over a period of 30 months. During 2003, we sold 3,380,132 ADSs to Fusion Capital resulting in proceeds of approximately $1.9 million, net of transaction costs, under the 2002 Fusion Capital securities subscription agreement. In 2004, we sold 3,100,060 shares to Fusion Capital for aggregate proceeds of $1.5 million, net of transaction costs, under the 2002 Fusion Capital securities subscription agreement. At December 31, 2004, $190,000 was due from Fusion Capital for stock purchases made and the amount was included in other receivables in our accompanying consolidated balance sheet. Payment was received in January 2005. In the first quarter of 2005, we issued and sold to Fusion Capital 3,519,808 ADSs for approximately $1.5 million under the 2002 Fusion Capital agreement, and on February 9, 2005, we and Fusion Capital entered into a mutual termination agreement pursuant to which the 2002 Fusion Capital securities subscription agreement was terminated.
      In addition to the shares purchased by Fusion Capital under the 2002 Fusion Capital securities subscription agreement, we also issued warrants to purchase an aggregate of 2,000,000 shares to Fusion Capital, with a per share exercise price of the United States dollar equivalent of 20.5 pence. As of December 31, 2002, the estimated value of the warrants, using the Black-Scholes model was $544,000. Upon Fusion’s exercise of these warrants in 2003, we issued Fusion Capital 2,000,000 ADSs for a total of $668,000, net of issuance costs.
      In early January 2004, Insignia Solutions issued and sold to certain institutional and other accredited investors, in a private placement, 2,262,500 newly issued ADSs, and warrants to purchase 565,625 ADSs, for a total purchase price of approximately $1.8 million.
      On October 18, 2004, we closed a private placement financing with certain institutional and other accredited investors pursuant to which we sold newly issued ADSs and warrants to purchase ADSs, for a total purchase price of approximately $1.5 million, or $1.3 million net of transaction costs.
      On February 10, 2005, Insignia entered into the 2005 Fusion Capital securities subscription agreement with Fusion Capital to sell up to an aggregate of $12 million in ADSs to Fusion Capital over a period of 30 months. The 2005 S-1 Registration Statement which covered the sale of the ADSs to be issued to Fusion Capital under the 2005 Fusion Capital securities subscription agreement, was declared effective by the Securities and Exchange Commission on October 25, 2005. Under the rules and regulations of the Nasdaq SmallCap Market, the Company would be required to obtain shareholder approval to sell more than 19.99% of the issued and outstanding shares as of February 10, 2005 under this agreement. In addition, Fusion Capital may not purchase shares under the 2005 Fusion Capital securities subscription agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our shares outstanding at the time of the purchase by Fusion Capital. Currently, Fusion Capital beneficially owns approximately 9.9% of our shares. In addition, Fusion Capital shall not have the right nor be obligated to subscribe for any ADSs on any trading days that the market price of our ADSs falls below $0.40 at any time during the trading day. The market price of our ADSs had been $0.40 or above $0.40 from October 25, 2005, the date when the 2005 S-1 Registration Statement was declared effective, until November 2, 2005. However, the market price of our ADSs had been less than $0.40 between November 3, 2005 through February 10, 2006 at some point during each trading day. Accordingly, our ability to obtain funding under 2005 Fusion Capital securities subscription agreement is dependent on the trading price of our ADSs increasing to at or above $0.40 per ADS. Any delay in the commencement of funding under the 2005 Fusion Capital securities subscription agreement or in obtaining other funding could jeopardize Insignia’s business. As a commitment fee for this facility, we issued to Fusion Capital warrants for 2,000,000 ADSs exercisable at the greater of £0.205 or $0.40 per share and for 2,000,000 ADSs exercisable at £0.205 per share.
      On March 16, 2005, we closed our acquisition of Mi4e Device Management AB (“Mi4e”), a private company headquartered in Stockholm, Sweden. The consideration paid in the transaction was 2,969,692 ADSs representing ordinary shares and another 989,896 ADSs will be issuable on March 31, 2006, subject to potential offset for breach of representations, warranties and covenants. In addition up to a maximum of 700,000 euros is payable in a potential earn out based on a percentage of future revenue collected from sales of existing Mi4e products. As of September 30, 2005, $109,000 of this earn out was earned and accrued for in the accompanying consolidated balance sheet.
      In June 2005, Insignia issued convertible notes to three shareholders in exchange for a bridge financing of $275,000. On June 30, 2005, these notes were converted into the Series A Preferred Stock, described below. In consideration of this bridge financing, we accrued loan fees in the form of ADSs representing 45,833 ordinary shares and warrants to purchase an aggregate of 45,833 ADSs at an exercise price of $0.58 per share were issued; these shares were valued at a market value of $25,200 and the warrants had a fair value, calculated using the Black-Scholes model, of approximately $17,000. These warrants are exercisable on December 21, 2005 and expire on June 30, 2010.
      On June 30, 2005 and July 5, 2005, we and our wholly-owned subsidiary, Insignia Solutions Inc., entered into securities subscription agreements with Fusion Capital and other investors. Pursuant to these subscription agreements, we completed a closing for an aggregate of $1,000,000 on June 30, 2005 (including exchange of the $275,000 bridge notes issued in June 2005), and we completed a second closing on July 5, 2005 for an additional $440,400. Pursuant to these subscription agreements, our subsidiary issued its Series A Preferred Stock, to the investors. This preferred stock is non-redeemable. The shares of preferred stock (plus all accrued and unpaid dividends thereon) held by each investor are exchangeable for ADSs (i) at any time at the election of investor, (ii) automatically upon written notice by us to the investor in the event that the sale price of the ADSs on the Nasdaq SmallCap Market is greater than $1.50 per share for a period of ten consecutive trading days, and certain other conditions are met, and (iii) automatically to the extent any shares of the preferred stock have not been exchanged prior to June 30, 2007. The preferred stock will accrue dividends at a rate of 15% per year compounded annually until June 30, 2007, at which time no further dividends will accrue, and are payable in the form of additional ADSs. Including accruable dividends, the shares of preferred stock issued on June 30, 2005, together with the additional shares issued on July 5, 2005, will be exchangeable for a total of 4,762,326 ADSs, representing an initial purchase price of $0.40 per ADS. As of September 30, 2005, approximately $54,000 had been accrued for the value of the 15% dividend in the accompanying consolidated statement of operations. Pursuant to the subscription agreements, we also issued to the investors, as of June 30, 2005 and July 5, 2005, warrants to purchase an aggregate of 3,601,000 ADSs at an exercise price per share equal to the greater of $0.50 or the U.S. Dollar equivalent of 20.5 U.K. pence. These warrants are immediately exercisable and expire on June 30, 2010. In connection with the July 5, 2005 closing of the private placement, we also issued warrants to purchase an aggregate of 77,070 ADSs to Anthony Fitzgerald and Next Level Capital, Inc., as compensation for services as placement agents, on substantially similar terms as the warrants issued to the investors in such private placement. In addition, we entered into registration rights agreements with the investors pursuant to which we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of (i) the ADSs issued to the investors upon exchange of the preferred stock under their subscription agreements and (ii) the ADSs issuable upon exercise of their warrants. The 2005 S-1 Registration Statement, which covers the resale of the ADSs issued to the investors upon exchange of the preferred stock under their subscription agreements and the ADSs issuable upon exercise of the warrants held by the investors, Anthony Fitzgerald and Next Level Capital, Inc., was declared effective by the Securities and Exchange Commission on October 25, 2005.
      The issuance of the Series A Preferred Stock of our subsidiary resulted in a beneficial conversion feature, calculated in accordance with EITF No. 00-27, “Application of Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features of Contingently Adjustable Conversion Ratios to Certain Convertible Instruments” based upon the conversion price of the Series A Preferred Stock into ADSs, and the fair value of the ADSs at the date of issue. Accordingly, the warrants issued as of June 30, 2005 were valued at $585,000 (using a Black-Scholes model) and the Company recognized $415,000 as a charge to additional paid-in-capital to account for the deemed dividend on the preferred stock as of the issuance date, which represented the amount of the proceeds allocated to the Series A Preferred Stock. The warrants issued as of July 5, 2005 (excluding the warrants issued to the placement agents) were valued at $244,000, using a Black-Scholes model and the Company recognized $196,000 as a charge to additional paid-in-capital to account for the deemed dividend on the Series A Preferred Stock, as of the issuance date, which represented the amount of the proceeds allocated to the Series A Preferred Stock. The amount of the deemed dividend related to the beneficial conversion feature was recorded upon the issuance of the Series A Preferred Stock, as the Series A Preferred Stock can be converted to ADSs by the holder at any time.
      On October 3, 2005, Insignia entered into a Loan and Security Agreement with Silicon Valley Bank pursuant to which Insignia may request that Silicon Valley Bank finance certain eligible accounts receivable (each, a “financed receivable”) by extending credit to Insignia in an amount equal to 80% of such financed receivable (subject to certain adjustments). The aggregate amount of financed receivables outstanding at any time may not exceed $1,250,000. On the maximum receivables of $1,250,000, we can borrow up to $1,000,000. Insignia must pay a finance charge on each financed receivable in the amount equal to (i) 2% plus the greater of 6.5% or Silicon Valley Bank’s most recently announced prime rate, (ii) divided by 360, (iii) multiplied by the number of days each such financed receivable is outstanding and (iv) multiplied by the total outstanding gross face amount for such financed receivable. As security for the loan, Insignia granted Silicon Valley Bank a first priority security interest in substantially all its assets, including intellectual property. Upon execution of the Loan and Security Agreement, Insignia paid Silicon Valley Bank a non-refundable facility fee of $15,000. The Loan and Security Agreement terminates on October 2, 2006, and all obligations outstanding thereunder are due and payable on that date.
      On November 4, 2005, we issued a promissory note to Fusion Capital in the amount of $450,000 in connection with a loan by Fusion Capital to Insignia in the amount of $150,000 on September 22, 2005 and $300,000 on November 4, 2005. The annual interest rate of the loan is 17% on the outstanding balance computed on a basis of a 360-day year and the number of actual days lapsed. The maturity date of the loan is January 1, 2007. In connection with the loan, we issued to Fusion Capital a warrant to purchase 562,500 ADSs at a purchase price per share equal to the greater of the U.S. Dollar equivalent of 20.5 UK pence or U.S. $0.60, calculated upon exercise of such warrant. The warrant is immediately exercisable and expires November 3, 2010.
      On December 19, 2005, we issued a secured promissory note to Platinum Long Term Growth I, LLC (“Platinum”) in the principal amount of $388,000 in connection with a loan by Platinum to Insignia for $350,000. The maturity date of the loan was January 12, 2006. As security for the loan, we granted Platinum a security interest in substantially all of our assets, including intellectual property. Proceeds from the Platinum loan were used to pay the loan with Silicon Valley Bank entered into in October 2005 that is described above. The promissory note to Platinum was repaid in connection with the private placement that closed on December 29, 2005. In connection with the loan, we issued 200,000 ADSs to Platinum. The total value of the ADSs issued to Platinum was $74,000.

      On December 29, 2005, we and our subsidiary, Insignia Solutions Inc., entered into a Securities Subscription Agreement (the “December 2005 Subscription Agreement”) with certain investors, pursuant to which we and our subsidiary completed a private placement and received aggregate proceeds of $1,975,000 (including exchange of $250,000 in bridge notes). Pursuant to the December 2005 Subscription Agreement, our subsidiary issued its Series B Preferred Stock, to the investors. The Series B Preferred Stock is non-redeemable. The shares of Series B Preferred Stock (plus all accrued and unpaid dividends thereon) held by each Investor are exchangeable for ADSs (i) at any time at the election of the investor or (ii) automatically upon written notice by the Company to the investor in the event that the sale price of the ADSs on the NASDAQ SmallCap Market is greater than $0.80 per share for a period of twenty consecutive trading days and certain other conditions are met. The Series B Preferred Stock will accrue dividends at a rate of 7.5% per year; the first year’s dividends are payable in the form of additional ADSs upon exchange, and subsequent accrued dividends are payable only if declared by our subsidiary’s board of directors. Including accruable dividends, the shares of Series B Preferred Stock will be exchangeable for an aggregate of 8,492,500 ADSs, representing an initial purchase price of $0.25 per ADS. Pursuant to the December 2005 Subscription Agreement, we also issued warrants to purchase an aggregate of 9,085,000 ADSs to the investors at an exercise price of $0.37 per share. These warrants are exercisable from June 29, 2006 until December 29, 2010. In connection with the private placement, we also issued warrants to purchase an aggregate of 635,950 ADSs to Next Level Capital, Inc., as partial compensation for its services as placement agent, on substantially similar terms as the warrants issued to the investors in such private placement. The additional compensation to Next Level Capital, Inc. consisted of a cash payment equal to 7% of the gross investment proceeds of $1,975,000 or $138,250. In addition, we entered into a registration rights agreement with the investors pursuant to which we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of (i) the ADSs issued to the investors upon exchange of the preferred stock under their subscription agreements and (ii) the ADSs issuable upon exercise of their warrants. In addition, the registration rights agreement provides that if a registration statement covering resale of the shares issued in the December 2005 private placement (i) has not been filed with the SEC on or prior to January 15, 2006, (ii) has not been declared effective by the SEC on or prior to April 15, 2006, or (iii) is not available for resales of such securities until the earlier of the date as of which such shares may be sold without restriction pursuant to Rule 144(k) promulgated under the Securities Act of 1933, as amended, or the date on which each investor has sold all such securities, then we will make pro rata payments to each investor in the December 2005 private placement, as liquidated damages and not as a penalty, in an amount equal to 2% of the sum of (i) the aggregate purchase price paid by the investors for the shares of Series B Preferred Stock of our subsidiary, ADS’s issuable upon exchange of such Series B Preferred Stock and warrants issued at the December 2005 private placement and (ii) the aggregate exercise price of the shares subject to warrants then issuable upon exercise of outstanding warrants then held by such investors, for each monthly anniversary following the date by which such registration statement should have been filed or have been declared effective by the SEC, as applicable.
      Our cash, cash equivalents and restricted cash totaled $75,000 at September 30, 2005, $1.0 million at December 31, 2004, and $2.2 million at December 31, 2003. We had recurring net losses of $4.9 million, $7.1 million, $4.3 million, and $8.4 million for the nine months ended September 30, 2005, and the years ended December 31, 2004, 2003, and 2002, respectively, and we also had net cash used in operations of $3.7 million, $7.6 million, $4.2 million, and $8.4 million for the nine months ended September 30, 2005 and the years ended December 31, 2004, 2003, and 2002, respectively. These conditions raise substantial doubt about our ability to continue as a going concern. Based upon our current forecasts and estimates, including the timely funding of the 2005 Fusion Capital securities subscription agreement and the achievement of our target revenues, cost-cutting and accounts receivable collection goals, our current forecasted cash and cash equivalents should be sufficient to meet our operating and capital requirements through June 30, 2006. If cash currently available from all sources is insufficient to satisfy our liquidity requirements, we may seek additional sources of financing, including selling additional equity or debt securities. If additional funds are raised through the issuance of equity or debt securities, these securities could have rights, preferences and privileges senior to holders of our shares, and the terms of such securities could impose restrictions on our operations. The sale of additional equity or debt securities could result in additional dilution to our shareholders. We may not be able to obtain additional financing on acceptable terms, if at all. If we are unable to obtain additional financing as and when needed and on acceptable terms our business may be jeopardized.
      If cash currently available from all sources is insufficient to satisfy our liquidity requirements, we may seek additional sources of financing, including selling additional equity or debt securities. If additional funds are raised through the issuance of equity or debt securities, these securities could have rights, preferences and privileges senior to holders of our shares, and the terms of such securities could impose restrictions on our operations. The sale of additional equity or debt securities could result in additional dilution to our shareholders. We may not be able to obtain additional financing on acceptable terms, if at all. If we are unable to obtain additional financing as and when needed and on acceptable terms, we may be required to reduce the scope of our planned sales, marketing and product development efforts, which could jeopardize our business.
New accounting pronouncements
      In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“EITF 03-01”). EITF 03-01 provides guidance on other-than-temporary impairment models for marketable debt and equity securities accounted for under Statements of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and SFAS No. 124, “Accounting for Certain Investments Held by Not-for-Profit Organizations,” and non-marketable equity securities accounted for under the cost method. The EITF developed a basic three-step model to evaluate whether an investment is other-than-temporarily impaired. The Financial Accounting Standards Board (“FASB”) issued EITF 03-01-1 in September 2004 which delayed the effective date of the recognition and measurement provisions of EITF 03-01; however, the disclosure requirements remain effective for annual periods ending after June 15, 2004. We do not expect the adoption of EITF 03-01 to have a material impact on our results of operations or financial condition.
      In April 2004, the EITF issued Statement No. 03-06, “Participating Securities and the Two-Class Method Under FASB Statement No. 128, Earnings Per Share” (“EITF 03-06”). EITF 03-06 addresses a number of questions regarding the computation of earnings per share by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company when, and if, it declares dividends on its common stock. The issue also provides further guidance in applying the two-class method of calculating earnings per share, clarifying what constitutes a participating security and how to apply the two-class method of computing earnings per share once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. EITF 03-06 is effective for fiscal periods beginning after March 31, 2004. The adoption of EITF 03-06 did not have a material effect on Insignia’s results of operations or financial position.
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004) “Share-Based Payment” (“SFAS 123R”), a revision to SFAS 123. SFAS 123R addresses all forms of share-based payment (“SBP”) awards, including shares issued under the 1995 Incentive Stock Option Plan (“Purchase Plan”), stock options, restricted stock, restricted stock units and stock appreciation rights. SFAS 123R will require the Company to record compensation expense for SBP awards in our statements of operations based on the fair value of the SBP awards. Under SFAS 123R, restricted stock and restricted stock units will generally be valued by reference to the market value of freely tradable shares of the Company’s ordinary shares. Stock options, stock appreciation rights and shares issued under the Purchase Plan will generally be valued at fair value determined through an option valuation model, such as a lattice model or the Black-Scholes model (the model that Insignia currently uses for its footnote disclosure). SFAS 123R is effective for annual periods beginning after June 15, 2005 and, accordingly, Insignia has adopted the new accounting provisions effective January 1, 2006. The Company has adopted the provisions of SFAS 123R using a modified prospective application. Under a modified prospective application, SFAS 123R will apply to new awards and to awards that are outstanding on the effective date and are subsequently modified or cancelled. Compensation expense for outstanding awards for which the requisite service had not been rendered as of the effective date will be recognized over the remaining service period using the compensation cost calculated for pro forma disclosure purposes under SFAS 123. The Company is in the process of determining how the new method of valuing stock-based compensation as prescribed in SFAS 123R will be applied to valuing stock-based awards granted after the effective date and the impact the recognition of compensation expense related to such awards will have on its consolidated financial statements.
      In December 2004, the FASB issued SFAS 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29” (“SFAS 153”). SFAS 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. SFAS 153 is effective for nonmonetary asset exchanges beginning in our first quarter of fiscal 2006. We do not believe adoption of SFAS 153 will have a material impact on our results of operations or financial condition.
      In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements” (“SFAS 154”). SFAS 154 will require companies to account for and apply changes in accounting principles retrospectively to prior periods’ financial statements, instead of recording a cumulative effect adjustment within the period of the change, unless it is impracticable to determine the effects of the change to each period being presented. SFAS 154 is effective for accounting changes made in annual periods beginning after December 15, 2005 and, accordingly, we must adopt the new accounting provisions effective January 1, 2006. We do not expect the adoption of SFAS 154 to have a material effect on our financial position, results of operations or cash flows.
Quantitative and Qualitative Disclosures about Market Risk
      For the nine months ended September 30, 2005 approximately 41% of our total revenues and 56% of our operating expenses were denominated in U.S. dollars. 49% of our revenues were in Euros, 7% of our revenues were denominated in British pounds sterling and 3% of our revenues were denominated in Swedish Krona. 28% of our expenses were in British pounds sterling and 16% of our expenses in Swedish Krona. Consequently we are exposed to fluctuations in Euro, British pounds sterling and Swedish Krona exchange rates. There can be no assurance that such fluctuations will not have a material effect on our results of operations in the future. We did not enter into any currency option hedge contracts in 2004 or the first nine months of 2005.
      We have, at times, an investment portfolio of fixed income securities that are classified as “available-for-sale-securities.” These securities, like all fixed income instruments, are subject to interest rate risk and will fall in value if market interest rates increase. We attempt to limit this exposure by investing primarily in short-term securities.
Internal Controls
      In connection with its audit for the six-month period ended June 30, 2005, Burr, Pilger & Mayer LLP (“BPM”), our independent registered public accounting firm, identified a material weakness in our internal control over financial reporting. Deficiencies noted related to our failure to complete, on a timely basis, a proper analysis of, accounting for, and management review of (i) certain complex equity transactions, (ii) our acquisition of Mi4e, and (iii) activity related to Mi4e subsequent to the closing of our acquisition. In response to the internal control matters identified above, we recruited in August 2005 a controller in Sweden to oversee the accounting for Mi4e and plan to obtain appropriate professional assistance at the time we engage in unusual and/or complex financial transactions.
      The existence of the above deficiencies in the design or operation of our internal control could adversely affect our ability to record, process, summarize and report financial data consistent with the assertions of management in the consolidated financial statements. Such deficiencies primarily related to our lack of maintenance of effective controls over the financial reporting process because we did not have a sufficient complement of personnel with technical accounting and financial reporting expertise commensurate with our financial reporting requirements, as a result of employee turnover, transition, and limited resources. We believe that remediation of this material weakness will be completed once we are able to employ sufficient full-time personnel to meet our financial reporting requirements.

BUSINESS
Overview
      We commenced operations in 1986 and currently develop, market and support software technologies that enable mobile operators and phone manufacturers to better update, configure and manage today’s more complex mobile phones using standard over-the-air data networks. Before 2003, our principal product line was the Jeodetm platform, based on our Embedded Virtual Machine technology. The Jeode platform was our implementation of Sun Microsystems, Inc.’s Java® technology tailored for smart devices. During 2001, we began development of a range of products (“SSP” products) for the mobile phone and wireless operator industry. The SSP products build on our position as a Virtual Machine supplier for manufacturers of mobile devices and allow wireless operators and phone manufacturers to reduce customer care and software recall costs, as well as increase subscriber revenue by deploying new mobile services based on dynamically provisioning of new capabilities. With the sale of our Jeode product line in April 2003, our sole product line then consisted of our SSP products. We shipped our first SSP product in December 2003. In March 2005, we acquired Mi4e, a private company headquartered in Stockholm, Sweden. Mi4e was founded in 2003 and had $646,000 of revenues in 2004. Mi4e’s main product, a device management server, is a mobile device management infrastructure solution for mobile operators that supports the Open Mobile Alliance client provisioning specification. DMS was first deployed at Telstra in Australia in 2000 and has since been deployed at more than ten carriers around the world. By integrating the Mi4e products with existing Insignia applications, we are able to deliver a more comprehensive solution to mobile network operators and handset manufacturers.
Industry Overview
      The telecommunications industry is moving very quickly towards providing sophisticated data services on a wide variety of different mobile terminals. Mobile phones, terminals and other portable devices are becoming more sophisticated and accordingly the software within them is becoming more complex and hence less reliable. Operators want to introduce additional services, but are limited by the capabilities of the existing phones.

The Trend Towards More Complex Software
      As more and more advanced features are packed into mobile phones, the software becomes more complex, leading to more software problems. However, consumers have come to expect the same level of reliability and performance as that to which they are accustomed from their traditional voice-only fixed phones. Thus, the addition of more software on the mobile phones creates a new critical challenge for operators and device manufacturers — ensuring consistent reliability and performance.
      Due to increased software functionality and hence complexity, manufacturers are experiencing a high incidence of problems with feature phones, adding a significant maintenance expense for the telecommunications industry. Mobile phone recalls can be expensive. Manufacturers are often responsible for the entire recall operation, ranging from notification and taking customer calls to re-flashing and administering the entire process. Curbing these costs through a comprehensive “Over-The-Air Repair”tm system will significantly reduce the manufacturers’ costs by minimizing the need for in-store and through-the-mail repairs and by reducing customer service personnel.

Evolution of Mobile Terminals
      In the 1980’s, when the first large scale commercial mobile services were launched in the United States, the mobile handsets or “terminals” available for services were analog voice-only terminals. Even when the first digital terminals came into the market, they were voice-only terminals. As the global subscriber base for mobile services grew exponentially in the 1990’s, static applications such as address books and games as well as communication applications such as short message service text messaging (“SMS”) were packed into the terminals. With the Internet boom in the mid to late 1990’s, mobile terminals evolved into sophisticated data terminals as well by integrating them with web browsers. As the need for data bandwidth grew, high-speed data technologies such as General Packet Radio Service (“GPRS”) and Code Division Multiple Access (“CDMA”) emerged, and the new models of mobile phones incorporated these high-speed data technologies. Toward the end of the 1990’s, the mobile terminals took another leap with the introduction of the concept of downloadable applications. In addition, evolving standards were introduced which allowed the transfer and synchronization of data in the mobile terminals with other devices such as personal computers and personal data assistants. With the wider deployment of an enhanced phone for photo imaging, game playing and more messaging technologies, as well as the increasing coverage of more robust networks, the number of features built into mobile phones has further increased.
      The result of this rapid transformation of mobile terminals from voice-only terminals to sophisticated all-purpose consumer devices is that the software running on the mobile terminal has become extremely complex and hence vulnerable to problems.
      In response to this need, mobile device management (“MDM”) solutions have emerged to enable users to remotely configure, update and monitor mobile connected devices.
      More specifically, MDM solutions today enable mobile operators to configure and update settings, install new capabilities, query a device to determine its status, upgrade or update software components or the entire software load, monitor a device for errors and automatically respond to those errors with corrective measures.
      These capabilities enable a wide range of powerful new functions including;

•	Highly targeted configuration of devices to suit a mobile subscriber’s interests, including downloading audio and video, graphics, applications and games, all capabilities that mobile operators around the world are seeking to increase revenues;

•	Automatic monitoring and corrective response to failures, which reduce technical support costs and subscriber frustration with ever-more complex devices;

•	Automatic device configuration to eliminate the need for subscriber intervention to insure that the supported data services work out of the box; and

•	Enterprise control over their dispersed work force mobile devices to remotely deploy and update mobile applications, insure that they work, and to insure that the correct security measures are in place and that only authorized applications are being used.
      When deployed correctly, mobile device management technologies can improve the subscriber’s experience, reduce costs of support and increase data services revenues for the operator, decrease handset vendor support and warranty costs and enable corporations to deploy and manage new mobile applications to their workforce.
      Initial interest in MDM solutions came from handset vendors that were focused on controlling escalating support costs. We believe that mobile operators are now becoming interested in the ability to use MDM solutions to drive increased data revenues. In addition, we, are now beginning to see early signs of interest from large enterprises deploying applications to a mobile workforce, who are beginning to recognize the ability to use MDM solutions to manage mobile applications deployed on smart phones.
      For example, mobile operators are not maximizing data revenues or subscriber experience if a 14-year-old boy’s phone is configured the same way as the phone for a 40-year-old professional in the field. However, today, that is generally what happens. If the phones were configured with meaningful home pages, bookmarks, MP3 content, games, etc., the new data services could be merchandised in a compelling way to interested subscribers. We believe that mobile operators are beginning to recognize this opportunity and are now moving to adopt solutions that enable a dynamic approach to their subscriber base.
      The Open Mobile Alliance or “OMA”, the leading standards body for the GSM world, has codified standards over the past year to support new and higher levels of manageability of mobile devices. The OMA has progressed from simple configuration of data services, like SMS, MMS and GPRS, to the ability to create customized managed objects and to be able to both read and write these settings. More recently, they introduced specifications for the updating of firmware. We believe that the OMA plans to release new specifications for diagnostics and alerts, and the ability to install new bundled capabilities and content in a seamless transaction, opening the way for fast evolving innovations in mobile content similar to what has been seen in the personal computer.
      As a result, we believe that there is an opportunity to lead in the development of standards based mobile device management solutions and in so doing deliver significant value to subscribers, the mobile operators, handset vendors and the enterprises who will be deploying these applications. We have delivered a powerful solution based on current OMA standards and we intend to support future standards as they evolve.
Products and Support

Summary
      The SSP product line has been available since December 2003. The SSP product line revenue model is based on a combination of indirect sales to customers through OEMs as well as direct sales to customers. SSP product line revenues accounted for 83% and 3% of total Insignia revenues in 2004 and 2003, respectively, and 23% of total Insignia revenues in the nine months ended September 30, 2005. In June 2005, Insignia ceased using the SSP brand name, upon the release of an integrated server solution that incorporated SSP and Mi4e’s DMS. The integrated server solution is now marketed under the Insignia Device Management Suite (“IDMS”) brand.

Insignia’s Device Management Suite
      Insignia’s IDMS brings intelligence to device management to enhance subscriber satisfaction with increasingly complex mobile services. The IDMS allows mobile operators to remotely provision, update, and manage devices and services throughout the device lifecycle. ICEtm, IDMS includes providing intelligent targeted provisioning and automated device management to further enhance the subscriber’s experience, drive new revenue generating services, and reduce customer care costs.
      Insignia’s IDMS removes the complexity of configuring new service parameters and enables more flexible and dynamic service offerings. The system can automatically configure bundled services when the network detects the device, and new personalized services can be added quickly and simply. We believe that these benefits can help mobile operators achieve increased service usage and loyalty from their subscribers.
      Automatic configuration eliminates factory provisioning costs, and ensures that subscribers have up-to-date service configurations right out of the box. As a result, mobile operators can have greater control and improved management of devices and subscriber satisfaction.

Insignia’s Open Management Client
      Insignia’s Open Management Client (“OMC”) works with any server infrastructure compatible with the latest OMA DM standard. OMA DM defines a framework for remotely managing today’s complex mobile devices. It enables device manufacturers and mobile operators to remotely:

•	Configure device and service parameters;

•	Install and update firmware and applications; and

•	Retrieve device management information.
      The OMC implements the complete OMA DM specification including the FUMO (Firmware Update Management Object) enabler. The OMC supports download of firmware by both DL and in-session download methods. The OMC consists of two main modules — the OMA DM client and the update agent. An optional OMA DS (Data Sync) capability is also available.

Support
      We offer both pre-sales and post-sales support to our customers. Pre-sales support is provided at no charge. After the sale of a license, each customer is offered a renewable one year annual maintenance contract which entitles the customer to receive standard support, including: web-based support, access to frequently asked questions (“FAQs”), on-line publications and documentation, email assistance, limited telephone support, and critical bug fixes and product updates (collective bug fixes and minor enhancements) on an “if and when available” basis. We also have a professional services group based in Stockholm which provides consulting, implementation and training services for our customers.
Research and Development
      In the nine months ended September 30, 2005 and calendar 2004 and 2003, we spent approximately $2.1 million, $2.8 million and, $3.4 million, respectively, on research and development. At December 31, 2005, we had roughly 14 full-time employees engaged in research and development, of which 7 were located at our facility in the United Kingdom, 5 in Sweden and 2 were located at our facility in Fremont, California.
Proprietary Rights
      We rely on a combination of copyright, trademark and trade secret laws and confidentiality procedures to protect our proprietary rights. We have filed in the United Kingdom and the United States patent applications for innovative technologies incorporated into our SSP product. As part of our confidentiality procedures, we generally enter into non-disclosure agreements with our employees, consultants, distributors and corporate partners, and we limit access to and distribution of our software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise to obtain and use our products or technology without authorization, or to develop similar technology independently. In addition, effective protection of intellectual property rights may be unavailable or limited in certain countries. We license technology from various third parties.
      We may, from time to time, receive communications from third parties asserting that our products infringe, or may infringe, on their proprietary rights. Licenses to disputed third-party technology may not be available on reasonable commercial terms, if at all. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation to determine the validity of any claims could result in significant expense to us and divert the efforts of our technical and management personnel from productive tasks, whether or not such litigation is determined in our favor. In the event of an adverse ruling in any such litigation, we may be required to pay substantial damages, discontinue the use and sale of infringing products, and expend significant resources to develop non-infringing technology or obtain licenses to infringing technology. In the event of a successful claim against us and our failure to develop or license a substitute technology, our business, financial condition and results of operations would suffer. As the number of software products in the industry increases and the functionality of these products further overlaps, we believe that software developers may become increasingly subject to infringement claims. Any such claims against us, with or without merit, as well as claims initiated by us against third parties, can be time consuming and expensive to defend or prosecute and to resolve.
Sales and Marketing
      Our products are being sold and marketed to mobile operators and device manufacturers through direct and indirect channels. Our direct sales force is based in the United States, covering Asia, and Sweden, covering Europe. Our sales force consists of direct sales representatives and sales engineers. Our indirect sales channels include distributors and original equipment manufacturers (“OEMs”).

      Sales to distributors and OEMs, representing more than 10% of total revenue in each period accounted for the following percentages of total revenue:

	Year Ended
	December 31,

	2004	2003

Esmertec A.G	17%	*
Hewlett Packard Company	—	26%
Insignia Asia Corporation	14%	—
Qindao Haier Telecom Company Limited	21%	—
Sophast Inter Corporation Company Limited	18%	—
Telemobile Corporation	28%	—

*	Less than 10%
      In an effort to accelerate the acceptance of our products, we have developed cooperative alliances and entered into reseller agreements with leading enterprise software vendors, OEMs, and system integrators. We believe these alliances have the potential to provide additional marketing and sales channels for our products, help enable us to raise awareness of our products among OEMs and mobile operators, and facilitate market acceptance for our products. To date, however, these alliances have not proven to be a reliable source of revenue, and we continue to depend upon our direct sales force for the significant part of our revenue. We typically have very little backlog and, accordingly, generate substantially all of our revenue for a given quarter in that quarter.
      Our marketing efforts are directed at creating market awareness and generating sales leads. In 2004 and 2005, our marketing efforts were focused on the operator market, with the goal of establishing Insignia as a leading provider of software to update and configure mobile devices. During this time, we have worked to educate industry analysts, OEMs, distributors and mobile operators about our technology and its competitive advantages. Marketing activities include: inside sales, Web seminars, e-marketing techniques and opportunity generation prospecting activities. In addition, our public relations programs are designed to build market awareness by establishing and maintaining relationships with key trade press, business press, and industry analysts.
Competition
      Our products are targeted for the mobile operator and mobile device market. The market for these products is fragmented and highly competitive. This market is also rapidly changing, and there are many companies creating products that compete or will compete with ours. As the industry develops, we expect competition to increase in the future. This competition may come from existing competitors or other companies that we do not yet know about. Our main competitors include Bitfone, IBM, InnoPath, 4thPass, mFormation, Openwave and Red Bend.
      If these competitors develop products that are less expensive or provide better capabilities or functionality than our products, we will be unable to gain market share. Many of our current competitors and potential competitors have greater resources, including larger customer bases and greater financial resources than we do, and we might not be able to compete successfully against these companies. A variety of other potential actions by our competitors, including increased promotion and accelerated introduction of new or enhanced products, could also harm our competitive position.
Employees
      As of December 31, 2005, we employed 36 regular full-time persons of which 14 were located in the United States, 8 in the United Kingdom and 15 in Sweden. Of the 13 people in the United States, 5 were in sales and marketing, 2 in research and development and 6 in administration and finance. Of the 8 people in the United Kingdom, 7 were in research and development and 1 was in administration and finance. Of the

15 people in Sweden, 5 were in research and development, 4 in customer support, 4 in sales and marketing and 2 in administration. None of our employees are represented by a labor union, and we have experienced no work stoppages. We believe that our employee relations are good.
Facilities
      Our headquarters and principal management, sales and marketing and support facility is located in Fremont, California. On April 8, 2003, we entered into a three-year contract lease renewal for approximately 9,500 square feet. Our principal European sales, research and development and administrative facility is located in High Wycombe, in the United Kingdom, and consists of approximately 5,000 square feet under a lease that will expire in August 2013. In April 2003, as part of the sale of the Jeode product line to Esmertec, Esmertec entered into an agreement with our U.K. building landlord to take over the leasehold property on one of the two buildings located in High Wycombe. Effective February 1, 2004, we subleased half of our remaining U.K. office space until December 31, 2005. In addition, we have a sales, research and development facility in Sweden, which we have occupied since August 2005 under a three-year lease.

MANAGEMENT
Executive Officers and Directors of the Registrant
      The executive officers and directors of Insignia as of December 31, 2005 are as follows:

Name	Age	Position

Nicholas, Viscount Bearsted(2)	55	Chairman of the Board of Directors
David G. Frodsham(2)	49	Director
Richard M. Noling(1)	56	Director
Vincent S. Pino(1)(2)	57	Director
Mark E. McMillan	42	Chief Executive Officer, President and a Director
John Davis	50	Chief Financial Officer and Vice President of Finance
Anders Furehed	36	Senior Vice President of European Operations

(1)	Members of Compensation Committee.

(2)	Members of Audit Committee.
      Nicholas, Viscount Bearsted has served as Chairman and Director of Insignia since December 1987. He was Insignia’s Chief Executive Officer from September 1988 until September 1993. He received a Bachelors degree in chemistry from Oxford University in 1972. He also serves as a Director of Mayborn Group plc.
      David G. Frodsham was appointed a director of Insignia in August 1999. Since February 2000, he has served as Chief Executive Officer of Argo Interactive Group plc, a British software company specializing in device intelligence from wireless internet. He received a B. Sc. from Kings College, London and an MBA from INSEAD in France.
      Richard M. Noling has served as a director of Insignia since March 1997. From October 1, 2005 to November 30, 2005, Mr. Noling served as Interim Chief Financial Officer of Insignia. From August 2003 to August 2005, he served as Chief Executive Officer of ThinGap, a California company that develops innovative electromotive coil technology. He was Insignia’s Chief Executive Officer from March 1997 to February 2003 and President from March 1997 to July 2001. He also served as Chief Financial Officer, Senior Vice President of Finance and Operations and Company Secretary between April 19, 1996 and October 1, 1997 and Chief Operations Officer between February and March 1997. He received a Bachelor of Arts degree in aerospace and mechanical engineering science from the University of California (San Diego) in 1970. He received an M.A. degree in theology from the Fuller Theological Seminary in 1972, and an M.S. degree in business administration in 1979 from the University of California (Irvine).
      Vincent S. Pino was appointed a director of Insignia in October 1998. From February 1998 until his retirement in November 2000, he served as President of Alliance Imaging, a provider of diagnostic imaging and therapeutic services. Mr. Pino began his association with Alliance in 1988 as Chief Financial Officer. From 1991 through 1993 Mr. Pino held the position of Executive Vice President and Chief Financial Officer. Mr. Pino received an MBA and a B.S. degree in finance from the University of Southern California in 1972 and 1970, respectively.
      Mark E. McMillan was named Chief Executive Officer and a director of Insignia in February 2003. Mr. McMillan joined Insignia in November 1999 as Senior Vice President of Worldwide Sales and Marketing, was promoted to Executive Vice President of Worldwide Sales and Marketing in May 2000 and Chief Operating Officer in October 2000. Mr. McMillan was promoted to President in July 2001. Before joining Insignia, Mr. McMillan served as Vice President of Sales, Internet Division, for Phoenix Technologies Ltd. Prior to that, Mr. McMillan served as Phoenix’s Vice President and General Manager of North American Operations.
      John Davis joined Insignia on December 8, 2005 as Chief Financial Officer and Vice President of Finance. Prior to joining Insignia, Mr. Davis served as Chief Financial Officer of Wherify Wireless, Inc. from

July 2005 to December 2005. From July 2004 to July 2005, Mr. Davis was the Chief Financial Officer of Wherify California, a subsidiary of Wherify Wireless, Inc. From September 1998 to January 2004, Mr. Davis served as Chief Operating Officer and Chief Financial Officer for ConnectCom Solutions, Inc. From 1997 to 1998, he served as Vice President and Corporate Controller for Southwall Technologies Inc. Mr. Davis is a certified public accountant and holds a B.S. in Accounting and a Masters degree in Business Administration.
      Anders Furehed joined Insignia in March 2005 as Senior Vice President of European Operations in connection with the closing of Insignia’s acquisition of Mi4e Device Management AB, (“Mi4e”) a Swedish provider of client-provisioning device management software and services to mobile phone operators. In July 2003, Mr. Furehed co-founded Mi4e and served as CEO of Mi4e from July 2003 until March 2005 when Insignia acquired Mi4e. From February 2001 until March 2003, Mr. Furehed was the founder of Syrei AB, a Swedish telecommunications consulting company. From 1999 until February 2001, Mr. Furehed was a technical manager for Netcom Consultant, a telecommunications consulting company.
Board Composition
      Our Articles of Association stipulate that the minimum number of directors is two, but do not set any maximum number. Directors may be elected by the shareholders, or appointed by the Board, and remain in office until they resign or are removed by the shareholders. In addition, at each Annual General Meeting one-third of the directors who have been in office longest since their last election, as well as any directors appointed by the Board during the preceding year, are required to resign and are then considered for re-election, assuming they wish to stand for re-election. In the election of directors, each shareholder is entitled on a poll to one vote for each ordinary share held. Shares may not be voted cumulatively. The executive officers serve at the discretion of the Board of Directors. There are no family relationships among any of the directors or executive officers of Insignia.
Board Meetings and Committees
      The Board met 16 times, including telephone conference meetings, during 2005. No director attended fewer than 81% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all committees of the Board on which such director served (during the period that such director served).
      The Board has determined that the following directors are “independent” under current Nasdaq Marketplace Rules: Nicholas, Viscount Bearsted, Vincent Pino and David Frodsham.
      Standing committees of the Board include an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing similar functions.
      Nicholas, Viscount Bearsted, Mr. Frodsham and Mr. Pino are the current members of the Audit Committee, which met 3 times during 2005. Mr. Pino is considered to be a financial expert under NASDAQ Marketplace Rules. The Audit Committee meets with Insignia’s independent registered public accounting firm to review the adequacy of Insignia’s internal control systems and financial reporting procedures; reviews the general scope of Insignia’s annual audit and the fees charged by the independent registered public accounting firm; reviews and monitors the performance of non-audit services by Insignia’s independent registered public accounting firm, reviews the fairness of any proposed transaction between any officer, director or other affiliate of Insignia and Insignia, and after such review, makes recommendations to the full Board; and performs such further functions as may be required by any stock exchange or over-the-counter market upon which Insignia’s shares may be listed.
      Nicholas, Viscount Bearsted and Mr. Pino are the current members of the Compensation Committee. In 2004, the Compensation Committee consisted of John Fogelin and Vincent Pino. Nicholas, Viscount Bearsted was appointed to the Compensation Committee in April 2005, following Mr. Fogelin’s resignation in December 2004. The Compensation Committee met 1 time during 2005. The Compensation Committee recommends compensation for officers and employees of Insignia, grants options under Insignia’s employee option plans (other than grants to non-officers of options pursuant to guidelines established by the Board, which may be made by Nicholas, Viscount Bearsted, Insignia’s Chairman, and Mark E. McMillan, Insignia’s Chief Executive Officer) and reviews and recommends adoption of and amendments to share option and employee benefit plans.
Director Compensation
      Insignia pays each outside director $1,000 for every regular meeting attended, $2,500 per quarter of service on the Board, $500 per quarter for service on each committee, plus $500 for each committee meeting attended, and reimburses outside directors for reasonable expenses in attending meetings of the Board. The Chairman of the Board receives an additional $1,500 per quarter. In addition, each new outside director is granted an option to purchase 25,000 shares and each outside director is granted an option to purchase 10,000 shares annually for so long as he serves as an outside director.
      With effect from April 1, 1997, Nicholas, Viscount Bearsted, Chairman of Insignia, entered into a Consulting Agreement with Insignia whereby he acts as consultant to Insignia providing advice and assistance as the Board may from time to time request. The agreement was amended April 20, 1998 and deleted his commitment to provide services to the Company and the Company’s commitment to pay him a minimum amount. He has agreed to remain available to perform services as requested by the Company. The agreement is terminable by either party upon six months’ advance written notice and by Insignia for cause at any time. In the event of any business combination resulting in a change of control of Insignia or in the event of disposal of a majority of the assets of Insignia, and termination or constructive termination of his consultancy, Viscount Bearsted will be entitled to receive an additional twenty-six weeks’ consultancy fees. No fees have been paid under this agreement in the past three fiscal years or in 2005.
      For information concerning the compensation of Mr. McMillan, see “Executive Compensation.”
Communications with Directors
      Shareholders or other interested parties may communicate with any director or committee of the Board by writing to them c/o Audit Committee of the Board of Directors, Insignia Solutions plc, 41300 Christy Street, Fremont, CA, USA 94538-3115, or by sending an e-mail to insgshareholder.com. Comments or questions regarding the Company’s accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Board of Directors.
      The Company has a policy of encouraging all directors to attend the annual shareholder meetings. One director attended the 2005 annual meeting of shareholders due to cost saving considerations.
Code of Ethics
      The Company has adopted a code of ethics that applies to all officers and employees, including its principal executive officer, principal financial officer and controller. This code of ethics is filed as Exhibit 14.0 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the Securities and Exchange Commission.
Compensation Committee Interlocks and Insider Participation
      The Compensation Committee of the Board makes all decisions involving the compensation of our executive officers. The Compensation Committee consists of the following non-employee directors: Vincent S. Pino and Nicholas, Viscount Bearsted. In 2004, the Compensation Committee consisted of John Fogelin and Vincent Pino. Nicholas, Viscount Bearsted was appointed to the Compensation Committee in April 2005, following Mr. Fogelin’s resignation in December 2004.

EXECUTIVE COMPENSATION
Executive Compensation
      The following table sets forth all compensation awarded to, earned by or paid for services rendered in all capacities to Insignia and its subsidiaries during each of the years ended December 31, 2005, 2004 and 2003 by each of our “Named Executive Officers,” as such term is defined under the rules of the Securities and Exchange Commission. Our Named Executive Officers consist of Insignia’s Chief Executive Officer (Mr. McMillan), each of Insignia’s two most highly compensated executive officers who were serving as executive officers as of December 31, 2005 (Mr. Furehead and Mr. Doshi), and one former executive officer who left Insignia during 2005 (Mr. Anderson). This information includes the dollar values of base salaries and bonus awards, the number of shares subject to options granted and certain other compensation, whether paid or deferred.
Summary Compensation Table

					Long Term Compensation

		Annual Compensation			Securities
					Underlying
				Other Annual	Options	All Other
Name and Principal Positions	Year	Salary ($)	Bonus ($)(1)	Compensation ($)	Granted (#)	Compensation ($)

Mark E. McMillan	2005	230,000	37,748	—	100,000	1,080	(2)
Chief Executive Officer	2004	230,000	60,248	—	—	1,080	(2)
and President	2003	230,000	9,607	—	500,000	1,080	(2)
Anders Furehead	2005	130,663	—	—	75,000	—
Sr. Vice President,
EMEA(3)
Priyen Doshi	2005	171,975	23,648	—	100,000	1,080	(2)
Vice President,	2004	140,000	21,723	—	12,000	1,080	(2)
Product Marketing(4)	2003	140,000	20,000	—	40,000	1,080	(2)
Ian Anderson	2005	127,417	—	—	—	17,128	(5)
Vice President,	2004	125,573	—	—	44,393	3,531	(5)
Engineering(5)	2003	31,500	—	—	50,000	—	(5)

(1)	Bonuses paid to the executive officers are based on a target bonus set for each officer each quarter, adjusted by Insignia’s operating results over plan and the executive officer’s performance against quarterly qualitative goals. All executive officer bonuses are at the discretion of the Compensation Committee of the Board.

(2)	Represents Insignia contributions to defined contribution employee benefit plans.

(3)	Mr. Collins joined Insignia in January 2004 and resigned on April 20, 2005.

(3)	Mr. Furehead joined Insignia in March 2005.

(4)	Mr. Doshi resigned from Insignia as of February 10, 2006.

(5)	Mr. Anderson joined Insignia in October 2003 and resigned on December 3, 2005. Mr. Anderson was loaned a company auto from October 2003 through October 2004. From October 2004 through his resignation in December 2005, Mr. Anderson received an auto allowance. The auto allowance totaled $17,128 for the year ended December 31, 2005 and $3,531 for the year ended December 31, 2004.

      The following table sets forth further information regarding individual option grants to purchase ordinary shares during 2005 to each of the Named Executive Officers. In accordance with the rules of the SEC, the table sets forth the hypothetical gains or “option spreads” that would exist for the options at the end of their respective ten-year terms. These gains are based on assumed rates of annual compounded share price appreciation of 5% and 10% from the dates the options were granted to the end of the respective option terms. Actual gains, if any, on option exercises depend upon the future performance of the ordinary shares and ADSs. There can be no assurance that the potential realizable values shown in this table will be achieved.
Option Grants in 2005

		Percent of			Potential Realizable Value at
	Number of	Total			Assumed Annual Rates of Share
	Securities	Options			Price Appreciation for
	Underlying	Granted to	Exercise		Option Term(1)
	Options	Employees	Price	Expiration
Name	Granted (#)	in 2005	($/Sh)	Date	5% ($)	10% ($)

Mark E. McMillian	100,000(2)	5.1%	0.75	2/10/2015	$47,167	$101,846
Anders Furehead	75,000(3)	3.8%	0.58	3/16/2015	$24,999	$53,978
Priyen Doshi	100,000(2)	5.1%	0.41	10/20/2015	$25,785	$55,676
Ian Anderson	—	—	—	—	—	—

(1)	The 5% and 10% assumed annual compound rates of share price appreciation are mandated by rules of the SEC and do not represent Insignia’s estimate or projection of future ordinary share or ADS prices.

(2)	These incentive options were granted pursuant to Insignia’s 1995 Incentive Stock Option Plan for U.S. Employees. These options vest and become exercisable at the rate of 2.0833% of the shares for each full month that the optionee renders service to Insignia. The option exercise price is equal to the fair market value of Insignia’s ordinary shares on the date of grant and the options expire ten years from the date of grant, subject to earlier termination upon termination of employment.

(3)	These incentive options were granted pursuant to Insignia’s 1995 Incentive Stock Option Plan for U.S. Employees. These options vest and become exercisable as to 25% of the shares on the first anniversary of the date of the grant and thereafter at the rate of 2.0833% of the shares for each full month that the optionee renders service to Insignia. The option exercise price is equal to the fair market value of Insignia’s ordinary shares on the date of grant and the options expire ten years from the date of grant, subject to earlier termination upon termination of employment.
      The following table sets forth certain information concerning the exercise of options by each of the Named Executive Officers during 2005, including the aggregate amount of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable options to acquire shares as of December 31, 2005. Also reported are values of “in-the-money” options, which represents the positive spread between the respective exercise prices of outstanding options to acquire shares and $0.37 per share, which was the closing price of the ADSs as reported on the Nasdaq SmallCap Market on December 30, 2005.
Aggregated Option Exercises in 2005 and Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options at Year-End (#)		Options at Year-End ($)(2)
	Acquired on	Value
Name	Exercise (#)	Realized ($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Mark E. McMillan	—	—	805,333	204,167	—	—
Anders Furehead	—	—	—	—	—	—
Priyen Doshi(3)	—	—	43,250	104,167	—	—
Ian Anderson(4)	—	—	61,685	32,708	—	—

(1)	“Value Realized” represents the fair market value of the shares underlying the options on the date of exercise less the aggregate exercise price of the options.

(2)	For purposes of the table, all amounts in pounds sterling were converted to U.S. dollars using $1.89 per pound sterling, the exchange rate in effect as of December 31, 2005.

(3)	Mr. Doshi resigned from Insignia as of February 10, 2006.

(4)	Mr. Anderson resigned from Insignia on December 3, 2005.
Employment agreements
      In connection with the termination of Richard M. Noling’s employment in February 2003, Insignia entered into a separation agreement with Mr. Noling pursuant to which Insignia agreed to pay as severance to Mr. Noling his regular monthly base salary for a six-month period, which severance would be reduced to 50% of his base salary in the event that Mr. Noling commenced new employment during such period. All stock options held by Mr. Noling will continue to vest for so long as he continues to serve as a member of the board of directors.
      We have entered into a change of control severance agreement with Mark E. McMillan pursuant to which we will continue to pay his salary for up to six months if he is terminated in connection with a change of control of the Company.
      On December 5, 2005, we entered into an employment offer letter with John Davis for the position of Vice President of Finance and Chief Financial Officer of the Company. Pursuant to his employment offer letter, in the event that Mr. Davis’ employment is terminated or he is demoted as a result of a change of control of the Company, he will be entitled to receive six months pay. In addition, Mr. Davis’ stock option for 400,000 shares granted to him upon commencement of employment will become fully vested in the event of Mr. Davis’ employment termination or demotion subsequent to a change of control of the Company
RELATED PARTY TRANSACTIONS
      On February 13, 2001, Insignia entered into a promissory note with Richard M. Noling, President and Chief Executive Officer of Insignia whereby Mr. Noling borrowed $150,000 from the U.S.-based subsidiary of Insignia. Mr. Noling’s employment was terminated with Insignia effective February 14, 2003. We forgave, effective March 6, 2003 the balance of the loan, $125,362.50, in lieu of any bonus compensation.
      On October 17, 2002, we entered into a securities subscription agreement with Fusion Capital Fund II, LLC (“Fusion Capital”), pursuant to which Fusion Capital agreed to purchase, on each trading day following the effectiveness of a registration statement covering the ADSs to be purchased by Fusion Capital, $10,000 of our ADSs up to an aggregate of $6.0 million over a period of 30 months. The purchase price of the ADSs was based on a formula based on the market price at the time of each purchase. During 2003, we issued and sold to Fusion Capital 3,380,132 ADSs resulting in proceeds of $1.9 million, net of transaction costs, under the 2002 Fusion Capital securities subscription agreement In 2004, we sold 3,100,060 shares to Fusion Capital for aggregate proceeds of $1.5 million, net of transaction costs, under the 2002 Fusion Capital securities subscription agreement. During January 2005, we sold 299,007 ADSs for $200,000 under the 2002 Fusion Capital agreement.
      In addition to the shares purchased by Fusion Capital under the 2002 Fusion Capital securities subscription agreement, we also issued warrants to purchase an aggregate of 2,000,000 ADSs to Fusion Capital on February 10, 2005, with a per share exercise price of the United States dollar equivalent of 20.5 pence. Upon Fusion’s exercise of the warrants in 2003, we issued Fusion Capital 2,000,000 ADSs for a total of $668,000, net of issuance costs.
      Two investors in the private placement on October 18, 2004 were related parties of Insignia. Mark McMillan, our Chief Executive Officer, invested $25,000 to purchase 52,083 ADSs and warrants to purchase 13,021 ADSs. In addition Vincent Pino, one of our directors, and his immediate family invested $200,000 to purchase 416,667 ADSs and warrants to purchase 104,167 ADSs.
      On February 9, 2005, Insignia sold to Fusion Capital 3,220,801 ADSs at a purchase price of $0.40 per share, resulting in proceeds of approximately $1.3 million. These shares were issued to Fusion Capital in a private placement.

      On February 9, 2005, Insignia and Fusion Capital entered into a mutual termination agreement pursuant to which the 2002 Fusion Capital securities subscription agreement was terminated.
      On February 10, 2005, Insignia entered into the 2005 Fusion Capital securities subscription agreement with Fusion Capital to sell up to $12 million in ADSs, representing ordinary shares, to Fusion Capital over a period of 30 months. The shares will be priced based on a market-based formula at the time of purchase. We only have the right to receive $20,000 per trading day under the agreement with Fusion Capital unless our stock price equals or exceeds $1.00, in which case the daily amount may be increased under certain conditions as the price of our ADSs increases. In addition, Fusion Capital shall not have the right nor be obligated to subscribe for any ADSs on any trading days that the purchase price (as defined in the 2005 Fusion Capital securities subscription agreement) of our ADSs falls below $0.40 at any time during the trading day.
      On March 16, 2005, we closed our acquisition of Mi4e. The consideration paid in the transaction was 2,969,692 ADSs representing ordinary shares and another 989,896 ADSs will be issuable on March 31, 2006, subject to potential offset for breach of representations, warranties and covenants. In addition up to a maximum of 700,000 euros is payable in a potential earn out based on a percentage of future revenue collected from sales of existing Mi4e products. Anders Furehed, an indirect 50% shareholder of Mi4e who thus received 1,484,846 ADSs on the closing of the acquisition, became our senior vice president of European operations upon the closing.
      On November 4, 2005, we issued a promissory note to Fusion Capital in the amount of $450,000 in connection with a loan by Fusion Capital to Insignia in the amount of $150,000 on September 22, 2005 and $300,000 on November 4, 2005. The annual interest rate of the loan is 17% on the outstanding balance computed on a basis of a 360-day year and the number of actual days lapsed. The maturity date of the loan is January 1, 2007. In connection with the loan, we issued to Fusion Capital a warrant to purchase 562,500 ADSs at a purchase price per share equal to the greater of the U.S. Dollar equivalent of 20.5 UK pence or U.S. $0.60, calculated upon exercise of such warrant. The warrant is exercisable immediately and expires on November 3, 2010.
TRANSACTIONS WITH SELLING SHAREHOLDERS
The December 2005 Private Placement
      On December 29, 2005, we and our subsidiary, Insignia Solutions Inc., entered into the December 2005 Subscription Agreement with certain investors, pursuant to which we and our subsidiary completed a private placement and received aggregate proceeds of $1,975,000 (including exchange of $250,000 in bridge notes). Pursuant to the subscription agreement, our subsidiary issued its Series B Preferred Stock, to the investors. The Series B Preferred Stock is non-redeemable. The shares of Series B Preferred Stock (plus all accrued and unpaid dividends thereon) held by each Investor are exchangeable for ADSs (i) at any time at the election of the investor or (ii) automatically upon written notice by the Company to the investor in the event that the sale price of the ADSs on the NASDAQ SmallCap Market is greater than $0.80 per share for a period of twenty consecutive trading days and certain other conditions are met. The Series B Preferred Stock will accrue dividends at a rate of 7.5% per year; the first year’s dividends are payable in the form of additional ADSs upon exchange, and subsequent accrued dividends are payable only if declared by our subsidiary’s board of directors. Including accruable dividends, the shares of Series B Preferred Stock will be exchangeable for an aggregate of 8,492,500 ADSs, representing an initial purchase price of $0.25 per ADS.
      Pursuant to the December 2005 Subscription Agreement, we also issued warrants to purchase an aggregate of 9,085,000 ADS to the investors at an exercise price of $0.37 per share. These warrants are exercisable from June 29, 2006 until December 29, 2010. In connection with the private placement, we also issued warrants to purchase an aggregate of 635,950 ADSs to Next Level Capital, Inc., as partial compensation for its services a placement agent, on substantially similar terms as the warrants issued to the investors in such private placement. The additional compensation to Next Level Capital, Inc. consisted of a cash payment equal to 7% of the gross investment proceeds of $1,975,000, or $138,250. In addition, we entered into a registration rights agreement with the investors pursuant to which we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of (i) the ADSs issued to the investors upon exchange of the preferred stock under their subscription agreements and (ii) the ADSs issuable upon exercise of their warrants. In addition, the registration rights agreement provides that if a registration statement covering resale of the shares issued in the December 2005 private placement (i) has not been filed with the SEC on or prior to January 15, 2006, (ii) has not been declared effective by the SEC on or prior to April 15, 2006, or (iii) is not available for resales of such securities until the earlier of the date as of which such shares may be sold without restriction pursuant to Rule 144(k) promulgated under the Securities Act of 1933, as amended, or the date on which each investor has sold all such securities, then we will make pro rata payments to each investor in the December 2005 private placement, as liquidated damages and not as a penalty, in an amount equal to 2% of the sum of (i) the aggregate purchase price paid by the investors for the shares of Series B Preferred Stock of our subsidiary, ADS’s issuable upon exchange of such Series B Preferred Stock and warrants issued at the December 2005 private placement and (ii) the aggregate exercise price of the shares subject to warrants then issuable upon exercise of outstanding warrants then held by such investors, for each monthly anniversary following the date by which such registration statement should have been filed or have been declared effective by the SEC, as applicable.
      The December 2005 Subscription Agreement limits the number of shares that can be issued to Fusion Capital under the 2005 Fusion Capital securities subscription agreement. Pursuant to the December 2005 Subscription Agreement, for such time as there are at least twenty percent of the number of shares of Series B Preferred Stock of our subsidiary, Insignia Solutions Inc., purchased under the December 2005 Subscription Agreement outstanding, Insignia shall not, without the consent of holders of seventy percent of then-outstanding shares of the Series B Preferred Stock of our subsidiary, sell ADSs under the 2005 Fusion Capital securities subscription agreement at a price of less than $0.55 per ADS. Notwithstanding the above, Insignia can issue ADSs to Fusion Capital under the 2005 Fusion Capital securities subscription agreement after March 31, 2006 and before December 31, 2006 to raise equity capital to the extent necessary to satisfy minimum net worth requirements of the Nasdaq SmallCap Market, provided that (i) Insignia shall have given investors party to the December 2005 Subscription Agreement five trading days prior written notice of such issuance and an opportunity to invest on terms comparable to those available under the 2005 Fusion Capital securities subscription agreement, (ii) Insignia shall not be permitted to raise more than $1,200,000 per quarter pursuant to such exception, (iii) an event of default as defined in the Certificate of Incorporation of our subsidiary, Insignia Solutions Inc., shall not have occurred, including any breach by Insignia of a material term or condition of the 2005 Fusion Capital securities subscription agreement or its certificate of incorporation or failure to timely pay any dividend payment or other sum money due to the holders of the Series B Preferred Stock (iv) the registration statement covering the resale of the ADSs sold under the December 2005 Subscription Agreement shall have been declared effective and shall be available for use by the investors in such private placement, (v) such sale to Fusion Capital shall be effected in the last month of Insignia’s applicable fiscal quarter, and (iv) such sale to Fusion Capital shall be effected at a price of no less than $0.33 per ADS.
Loan from Platinum Long Term Growth I, LLC
      On December 19, 2005, we issued a secured promissory note to Platinum Long Term Growth I, LLC (“Platinum”) in the principal amount of $388,000 in connection with a loan by Platinum to Insignia for $350,000. The maturity date of the loan was January 12, 2006. As security for the loan, we granted Platinum a security interest in substantially all of our assets, including intellectual property. Proceeds from the Platinum loan were used to pay the loan with Silicon Valley Bank entered into in October 2005 that is described elsewhere in this prospectus. The promissory note to Platinum was repaid in connection with the private placement that closed on December 29, 2005. In connection with the Platinum loan, we issued 200,000 ADSs to Platinum. The total value of the ADSs issued to Platinum was $74,000.
Consulting Agreement with Next Level Capital, Inc.
      On November 16, 2005, we entered into a Consulting Agreement with Next Level Capital, Inc. (“Next Level Capital”) pursuant to which we agreed to issue 250,000 ADSs to Next Level Capital, payable in five monthly installments, upon completion of certain milestones by Next Level Capital. As of February 13, 2006, we had issued 100,000 ADSs to Next Level Capital under such agreement.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information, as of December 31, 2005 with respect to the beneficial ownership of Insignia’s ordinary shares by (i) each shareholder known by Insignia (based on filings with the Securities and Exchange Commission) to be the beneficial owner of more than 5% of Insignia’s ordinary shares, (ii) each director, (iii) each Named Executive Officer as of December 31, 2005, and (iv) all current directors and executive officers as a group. The number of shares outstanding on December 31, 2005 was 42,947,776 shares. The address for each of the directors and officers of Insignia is: c/o Insignia Solutions plc, Apollo House, the Mercury Centre, Wycombe Lane, Wooburn Green, High Wycombe, Buckinghamshire, HP10 0HH, United Kingdom.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership**	Percent of Class

Fusion Capital Fund II LLC(1)	4,178,805	9.7%
222 Merchandise Mart Plaza, Suite 9-112
Chicago, IL 60654
Anders Furehead(2)	1,484,846	3.5*
Nicholas, Viscount Bearsted(3)	846,696	2.0%
Mark E. McMillan(4)	885,637	2.0%
Vincent S. Pino(5)	522,665	1.2%
Richard M. Noling(6)	671,505	1.5%
David G. Frodsham(7)	148,650	*
Priyen Doshi(8)	43,250	*
Ian Anderson(9)	61,685	*
All current directors and executive officers as group (6 persons)(10)	4,559,999	10.2%

*	Less than 1%

**	Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares subject to options that are currently exercisable or exercisable within 60 days of August 1, 2005 are deemed to be outstanding and to be beneficially owned by the person holding such option for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(1)	Does not include 2,397,031 ADSs issuable on exchange of preferred stock of Insignia Solutions Inc. (which number reflects accruable dividends at a rate of 15% per year compounded annually until June 30, 2007, at which time no further dividends will accrue) that was issued at the first closing of the private placement that took place on June 30, 2005 and a warrant issued at such closing to purchase 1,812,500 ADSs at an exercise price equal to the greater of the U.S. Dollar equivalent of 20.5 U.K. pence or U.S. $0.50 per share calculated upon exercise of such warrant. Also does not include a warrant issued in November 2005 to purchase 562,500 ADSs at an exercise price equal to the greater of the U.S. Dollar equivalent of 20.5 UK pence or U.S. $0.60 calculated upon exercise of such warrant, which was issued to Fusion Capital in connection with a loan by Fusion Capital to Insignia in the aggregate amount of $450,000. Also excludes up to $12 million of ADSs that may from time to time be sold and issued to Fusion Capital under the 2005 Fusion Capital securities subscription agreement and two warrants to purchase an aggregate of 4,000,000 ADSs issued to Fusion Capital under the 2005 Fusion Capital securities subscription agreement. Fusion Capital may not purchase shares under the 2005 Fusion Capital securities subscription agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our shares outstanding at the time of the purchase by Fusion Capital. If the 9.9% limitation is ever reached, we have the option to increase the limit above 9.9% upon twenty (20) trading days notice to Fusion Capital. Fusion Capital has the right at any time to sell any shares purchased under the 2005 Fusion Capital securities subscription agreement, which would allow it to avoid the 9.9% limitation. In addition, Fusion Capital may not exercise the two warrants to purchase an aggregate of 4,000,000 ADSs if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our shares outstanding at the time of the exercise. Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be beneficial owners of all of the shares owned by Fusion Capital. Messrs. Martin and Scheinfeld have shared voting and disposition power over the shares held by Fusion Capital.

(2)	Represents 1,484,846 shares issued to Mr. Furehead in connection with our acquisition of mi4e on March 16, 2005.

(3)	Includes 209,750 shares subject to options that are exercisable within 60 days after December 31, 2005.

(4)	Includes 805,333 shares subject to options that are exercisable within 60 days after December 31, 2005 and a warrant issued at the closing of the private placement that took place on October 18, 2004 to purchase 13,021 ADSs at an exercise price of $1.06 per share.

(5)	Includes 104,126 shares subject to options that are exercisable within 60 days after December 31, 2005.

(6)	Includes 659,517 shares subject to options that are exercisable within 60 days after December 31, 2005.

(7)	Includes 107,250 shares subject to options that are exercisable within 60 days after December 31, 2005.

(8)	Represents 43,250 shares subject to options that are exercisable within 60 days after December 31, 2005. Mr. Doshi resigned from Insignia as of February 10, 2006.

(9)	Represents 61,685 shares subject to options that are exercisable within 60 days after December 31, 2005. Mr. Anderson resigned from Insignia as of December 3, 2005.

(10)	Includes 1,885,976 shares subject to options exercisable within 60 days after December 31, 2005.

SELLING SHAREHOLDERS
      The number of ADSs that may actually be sold by each selling shareholder will be determined by the selling shareholder. Because each selling shareholder may sell all, some or none of the ADSs that they hold, no precise estimate can be given for the number of ADSs that will be held by the selling shareholders at the termination of the offering.
      The selling shareholders have advised us that they are the beneficial owners of the shares being offered. The following table provides information known to us about the beneficial ownership of our ADSs on or about December 31, 2005 by the selling shareholders. The following table assumes that the selling shareholders sell all of the ADSs being offered.
      We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all American depositary shares that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 42,947,776 American depositary shares outstanding on December 31, 2005.
      Asterisks represent beneficial ownership of less than one percent. Except as indicated by the footnotes below, no selling shareholder has had any material relationship with us or any of our predecessors or affiliates within the last three years. To our knowledge, none of the selling shareholders are broker-dealers or affiliates of broker-dealers. Except as described below, each of the selling shareholders acquired the shares being offered in this prospectus in the ordinary course of business and at the time of acquisition no selling shareholder had direct or indirect agreements or understandings with any person to distribute such shares.

					Shares Beneficially
	Shares Beneficially				Owned After the
	Owned Before Offering			Shares Offered	Offering
				Under
Selling Shareholder	Number		%	this Prospectus	Number(1)%

Alpha Capital ag.	4,450,000	(2)	10.46%	4,450,000	0	0.00%
Pradfant 7
Furstentums 9490
Vaduz Liechtenstein
Ellis International LLC	3,115,000	(3)	7.32	3,115,000	0	0.00
Calle 53 Urbanizacion Marbella
Obarrio Torre Swiss Bank Piso 16
Panama City, Panama
Attn: Wilheim Ungar
DKR Soundshore Oasis Holding	2,670,000	(4)	6.27	2,670,000	0	0.00
Fund LTD
1281 East Main Street, 3rd Floor
Stamford, CT 06902
Attn: Rajni Narasi
Platinum Long Term Growth I, LLC	2,425,000	(5)	5.70	2,425,000	0	0.00
152 West 57th Street, 54th Floor
New York, NY 10019
Attn: Mark Nordlicht
Whalehaven Capital Fund Limited	2,670,000	(6)	6.27	2,670,000	0	0.00
3rd Floor, 14 Par-La-Ville Road
Hamilton, HMO8
Bermuda
Attn: Evan Schemenauer

					Shares Beneficially
	Shares Beneficially				Owned After the
	Owned Before Offering			Shares Offered	Offering
				Under
Selling Shareholder	Number		%	this Prospectus	Number(1)%

Monarch Capital	1,335,000	(7)	3.14	1,335,000	0	0.00
Harbor House, 2nd Floor
Road Town, Tortola
British Virgin Islands
Attn: Arlene Decastro and Carl
Jacobsohn
CMS Capital	667,500	(8)	1.57	667,500	0	0.00
9612 Van Nuys Blvd., #108
Panorama City, CA 91402
Attn: M. Lypokin
Elli Schulman	445,000	(9)	1.05	445,000	0	0.00
1 Harding Court
Passaic, NJ 07055
Next Level Capital, Inc.	951,592	(10)	2.24	885,950	65,642	0.15
86 Park Ave.
Passaic, NJ 07055
Attn: Daniel Schneierson Managing Director
Total	18,729,092			18,663,450	65,642

(1)	Assumes each selling shareholder will sell all shares offered by such selling shareholder under this prospectus.

(2)	Consists of 2,150,000 ADSs issuable on exchange of Series B Preferred Stock of Insignia Solutions Inc. (which number reflects accruable dividends at a rate of 7.5% per year compounded annually until December 29, 2006, at which time no further dividends will accrue) that was issued at the private placement that took place on December 29, 2005 (the “December 2005 Private Placement”) and a warrant issued at the December 2005 Private Placement to purchase 2,300,00 ADSs at an exercise price equal to U.S. $0.37 per share. Konrad Ackerman and Rainer Posch, the principals of Alpha Capital ag., have shared voting and investment power over the shares being offered under this prospectus.

(3)	Consists of 1,505,000 ADSs issuable on exchange of Series B Preferred Stock of Insignia Solutions Inc. (which number reflects accruable dividends at a rate of 7.5% per year compounded annually until December 29, 2006, at which time no further dividends will accrue) that was issued at the December 2005 Private Placement and a warrant issued at the December 2005 Private Placement to purchase 1,610,000 ADSs at an exercise price equal to U.S. $0.37 per share. Wilhelm Ungar, the principal of Ellis International LLC, has voting and investment power over the shares being offered under this prospectus.

(4)	Consists of 1,290,000 ADSs issuable on exchange of Series B Preferred Stock of Insignia Solutions Inc. (which number reflects accruable dividends at a rate of 7.5% per year compounded annually until December 29, 2006, at which time no further dividends will accrue) that was issued at the December 2005 Private Placement and a warrant issued at the December 2005 Private Placement to purchase 1,380,000 ADSs at an exercise price equal to U.S. $0.37 per share. The investment manager of DKR SoundShore Oasis Holding Fund Ltd. (the “Fund”) is DKR Oasis Management Company LP (the “Investment Manager”). The Investment Manager has the authority to do any and all acts on behalf of the Fund, including voting the shares being offered under this prospectus. Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of the Investment Manager. Mr. Fischer has ultimate responsibility for trading with respect to the Fund. Mr. Fischer disclaims beneficial ownership of the shares.

(5)	Consists of 200,000 ADSs issued in December 2005 in connection with a bridge loan, 1,075,000 ADSs issuable on exchange of Series B Preferred Stock of Insignia Solutions Inc. (which number reflects accruable dividends at a rate of 7.5% per year compounded annually until December 29, 2006, at which time no further dividends will accrue) that was issued at the December 2005 Private Placement and a warrant issued at the December 2005 Private Placement to purchase 1,150,000 ADSs at an exercise price equal to U.S. $0.37 per share. Mark Nordlicht, the principal of Platinum Long Term Growth I, LLC, has sole voting and investment power over the shares being offered under this prospectus.

(6)	Consists of 1,290,000 ADSs issuable on exchange of Series B Preferred Stock of Insignia Solutions Inc. (which number reflects accruable dividends at a rate of 7.5% per year compounded annually until December 29, 2006, at which time no further dividends will accrue) that was issued at the December 2005 Private Placement and a warrant issued at the December 2005 Private Placement to purchase 1,380,000 ADSs at an exercise price equal to U.S. $0.37 per share. Arthur Jones, Jennifer Kelly and Derek Wood, the principals of Whalehaven Capital Fund Limited, have shared voting and investment power over the shares being offered under this prospectus.

(7)	Consists of 645,000 ADSs issuable on exchange of Series B Preferred Stock of Insignia Solutions Inc. (which number reflects accruable dividends at a rate of 7.5% per year compounded annually until December 29, 2006, at which time no further dividends will accrue) that was issued at the December 2005 Private Placement and a warrant issued at the December 2005 Private Placement to purchase 690,000 ADSs at an exercise price equal to U.S. $0.37 per share. Mr. Joseph Franck, the principal of Monarch Capital Fund Ltd., has voting and investment power over the shares being offered under this prospectus.

(8)	Consists of 322,500 ADSs issuable on exchange of Series B Preferred Stock of Insignia Solutions Inc. (which number reflects accruable dividends at a rate of 7.5% per year compounded annually until December 29, 2006, at which time no further dividends will accrue) that was issued at the December 2005 Private Placement and a warrant issued at the December 2005 Private Placement to purchase 345,000 ADSs at an exercise price equal to U.S. $0.37 per share. Howard Weiss and Menachem Lipsken, the principals of CMS Capital, have shared voting and investment power over the shares being offered under this prospectus.

(9)	Consists of 215,000 ADSs issuable on exchange of Series B Preferred Stock of Insignia Solutions Inc. (which number reflects accruable dividends at a rate of 7.5% per year compounded annually until December 29, 2006, at which time no further dividends will accrue) that was issued at the December 2005 Private Placement and a warrant issued at the December 2005 Private Placement to purchase 230,000 ADSs at an exercise price equal to U.S. $0.37 per share.

(10)	Consists of an aggregate of 100,000 ADSs issued and an additional 150,000 ADSs issuable upon completion of certain milestones under a consulting agreement between Insignia and Next Level Capital, Inc. entered into in November 2005, a warrant issued at the December 2005 Private Placement to purchase 635,950 ADSs at an exercise price equal to U.S. $0.37 per share, and a warrant issued at the second closing of Insignia’s private placement that took place on July 5, 2005 to purchase 65,642 ADSs at an exercise price equal to the greater of the U.S. Dollar equivalent of 20.5 U.K. pence or U.S. $0.50 per share calculated upon exercise of such warrant. Next Level Capital, Inc. acted as placement agent in the second closing of the private placement transaction that took place on July 5, 2005 and in the December 2005 Private Placement. Daniel Schneierson has sole voting and dispositive power over the securities held by Next Level Capital, Inc.
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF SHARES
      The total number of authorized shares of Insignia is 113,000,000, consisting of 110,000,000 ordinary shares, each of 1 pence nominal value and 3,000,000 preferred shares, each of 20 pence nominal value. At our general meeting of shareholders held on September 30, 2005, our shareholders approved an increase of 35,000,000 ordinary shares to our authorized share capital and a reduction of the nominal value of our ordinary shares from 20 pence per share to 1 pence per share. The increase in our authorized share capital was conditioned upon the reduction of the nominal value of our ordinary shares becoming effective, which took place on December 21, 2005 when the order of the U.K. High Court of Justice confirming such reduction was registered with the U.K. Registrar of Companies.
      The Companies Act 1985, as amended (the ‘Companies Act‘), confers upon shareholders, to the extent not disapplied, pre-emptive rights in respect of the allotment of equity securities that are or are to be paid up wholly or partly in cash. These provisions may be disapplied by a special resolution of the shareholders, either generally or specifically, for a period not exceeding five years. At Insignia’s Annual General Meeting in June 2004, Insignia’s shareholders disapplied these pre-emptive rights in respect of approximately 25 million new ordinary shares which were created at such Annual General Meeting, which shares may be issued after that date together with approximately 50 million ordinary shares which had previously been authorized for issuance, for a period ending on June 22, 2009. Insignia intends to propose the renewal of the disapplication of such pre-emptive rights at each annual general meeting of shareholders.
Ordinary Shares
      All our outstanding and issued ordinary shares are, and all ordinary shares to be resold by the selling shareholders under this prospectus will be, fully paid or credited as fully paid and not subject to calls for additional payments of any kind. The ordinary shares are issued in registered form.
      In the following description, a “shareholder” is the person registered in Insignia’s register of members as the holder of the relevant share. The Depositary will be the shareholder in respect of those ordinary shares represented by ADSs against which American Depository Receipts (“ADRs”) are issued pursuant to the Deposit Agreement. See “Description of American Depository Receipts” for a description of the rights attaching to ADRs.

Dividends
      Holders of ordinary shares are entitled to receive such dividends as may be declared by Insignia. Dividends may either be interim dividends, declared by resolution of the Board of Directors, or final dividends, which are declared by resolution of the members on the recommendation of the board. To date, there have been no dividends paid to the holders of ordinary shares.

Rights in a Winding Up
      Holders of ordinary shares are entitled to participate in any distribution of assets upon a liquidation, subject to the satisfaction of creditors’ claims and the prior distribution rights of any outstanding preferred shares.

Voting
      Voting at any general meeting of shareholders is decided by a poll. The necessary quorum for a shareholder meeting shall be a minimum of two persons (present in person or by representative in the case of a corporate member) or by proxy holding not less than one-third of the ordinary shares outstanding and issued at the relevant time. For a description of the method by which the ordinary shares held by the Depositary will be voted, see “Description of American Depository Receipts — Voting of Deposited Securities.” Unless otherwise required by law or our Articles of Association, voting in a general meeting is by ordinary resolution (e.g., resolutions for the election of directors, the approval of financial statements, the declaration of final dividends, the appointment of auditors, the increase of authorized shares or the grant of authority to issue shares). An ordinary resolution requires the affirmative vote of a majority of the votes cast at a meeting at which there is a quorum. A special resolution (e.g., relating to certain matters concerning an alteration of Insignia’s Memorandum or Articles of Association or a winding-up of Insignia) or an extraordinary resolution (e.g., modifying the rights of any class of shares at a meeting of the holders of such class) requires the affirmative vote of not less than three-fourths of the votes cast. Meetings are generally convened upon advance notice of 21 or 14 days (not including the days of delivery or receipt of the notice) depending on the nature of the business to be transacted.

Pre-emptive Rights
      The Companies Act 1985, as amended (the “Companies Act”), confers upon shareholders, to the extent not disapplied, pre-emptive rights in respect of the allotment of equity securities that are or are to be paid up wholly in cash. These provisions may be disapplied by a special resolution of the shareholders, either generally or specifically, for a period not exceeding five years. At Insignia’s Annual General Meeting on September 30, 2005, Insignia’s shareholders authorized Insignia’s Board of Directors, conditional upon the reduction in the nominal value of Insignia’s ordinary shares becoming effective (which took place on December 21, 2005), to allot securities having an aggregate nominal value of up to £1,110,000, or 51,000,000 ordinary shares of 1 pence nominal value (including the increase of 35 million authorized ordinary shares approved by the shareholders at such meeting) and 3,000,000 preferred shares of 20 pence nominal value, without first offering the shares to existing shareholders, for a period ending September 29, 2010. Insignia intends to propose the renewal of the disapplication of such pre-emptive rights at each annual general meeting of shareholders.

Variation of Rights
      If at any time Insignia’s share capital is divided into different classes of shares, the rights attached to any class may be varied or abrogated, subject to the provisions of the Companies Act 1985, with the written consent of the holders of three-fourths of the issued shares of the class, or with the sanction of an extraordinary resolution passed at a separate meeting of the holders of the shares of that class. At every such separate meeting the quorum is a minimum of two persons holding or representing by proxy not less than one-third in nominal amount of the issued shares of the class, unless all the shares of any class are registered in the name of a single shareholder, in which case the quorum is one person, and each holder of shares of the class will have one vote in respect of every share of the class held by such person.

Disclosure of Interests
      The Companies Act 1985 gives Insignia power, by notice in writing, to require persons whom it knows are, or has reasonable cause to believe to be, or at any time during the 3 years immediately preceding the date on which the notice is issued by Insignia, to have been interested in shares comprised in its relevant share capital to disclose prescribed particulars of those interests to Insignia. For this purpose “relevant share capital” means Insignia’s issued share capital of a class carrying the right to vote in all circumstances at a general meeting of Insignia. Failure to provide in a timely manner the information requested may result in the imposition of sanctions against the holder of the relevant shares as provided in the Companies Act 1985 and Insignia’s Articles of Association. Sanctions currently include the withdrawal of voting rights of such shares and the imposition of restrictions on the rights to receive dividends on and to transfer such shares. In this context, the term “interest” is broadly defined and will generally include an interest of any kind in shares, including the interest of a holder of an ADS. In addition, under the Companies Act 1985, any person who acquires (alone or, in certain circumstances, with others) a direct or indirect interest in Insignia’s relevant share capital in excess of the “notifiable percentage” (currently 3%, or 10% for certain types of interest) comes under an obligation to disclose prescribed information to us in respect of those shares within a period of two days following the date on which the obligation to notify arises. An obligation of disclosure also arises where such person’s notifiable interest subsequently falls below the notifiable percentage or where, above that level, the percentage of Insignia’s relevant capital in which such person is interested (rounded down to the nearest whole number) increases or decreases. See also “Description of American Depository Receipts — Disclosure of Interests.”

Miscellaneous
      There are currently no U.K. foreign exchange controls on the payment of dividends on the ordinary shares or the conduct of our operations. There are no restrictions under our Memorandum and Articles of Association or under English law that limit the right of non-resident or foreign owners to hold or vote Insignia’s ordinary shares.
Preferred Shares
      As of December 31, 2005, there are authorized but unissued 3,000,000 preferred shares, nominal value of 20 pence per share. At Insignia’s Annual General Meeting on September 30, 2005, Insignia’s shareholders authorized Insignia’s Board of Directors, conditional upon the reduction in the nominal value of Insignia’s ordinary shares becoming effective (which took place on December 21, 2005), to allot the 3,000,000 preferred shares, without first offering the shares to existing shareholders, for a period ending September 29, 2010. The preferred shares rank in priority to the ordinary shares as regards capital and, if the directors so resolve on the first occasion on which preferred shares are issued, as regards income. The directors have discretion, on the occasion of the first issue of preferred shares, to specify the percentage rate at which dividends will be paid on the capital paid up in respect of the preferred shares, alternatively, if no such percentage rate is specified, the preferred shares will rank equally with the ordinary shares as regards dividends. The directors also have discretion to specify the number of votes per share to which a holder of preferred shares will be entitled on a poll taken at a shareholder meeting. The Board of Directors may authorize the issue of preferred shares with voting and/or dividend rights that could adversely affect the rights of the holders of ordinary shares. The issue of preferred shares may have the effect of delaying, deferring or preventing a change in control of Insignia. Insignia has no current plan to issue any preferred shares.
Registration Rights
      Under registration rights agreements between Insignia and the investors who participated in our private placements, Insignia is obligated to register for resale all the ADSs and the shares issuable on exercise of warrants issued to investors in the private placements under the Securities Act and to use reasonable best efforts to keep the registration effective for certain periods of time. All expenses incurred in connection with such registrations (other than underwriters’ and brokers’ discounts and commissions) will be borne by Insignia.
Warrants
      As of December 31, 2005, there were warrants outstanding to subscribe for an aggregate of 20,330,786 ordinary shares in ADS form, which were issued to certain investors by us in private placement transactions. Some of the holders of these warrants have rights to be issued additional ADSs by Insignia if the registration statements covering their shares and the shares underlying their warrants are not declared effective within certain deadlines or suspended for more than 60 days in any 12 month period by Insignia.
      If we issue additional ADSs or if the adjustment provisions of these warrants are triggered, the ownership interest of existing security holders will be diluted.
Transfer Agent and Registrar
      The Transfer Agent for the ADSs is The Bank of New York. The Transfer Agent’s address and telephone number of its principal executive office is located at 48 Wall Street, New York, New York 10286, (212) 815-4305. The Registrar is Capita IRG plc. The Registrar’s address of its principal executive office is Bourne House, 34 Beckenham Road, Beckenham, Kent BR 3 4TU, United Kingdom.
DESCRIPTION OF AMERICAN DEPOSITORY RECEIPTS
      The following is a summary of certain provisions of the Deposit Agreement (the “Deposit Agreement”) between Insignia and The Bank of New York, as depositary (the “Depositary,” such term to include any successor Depositary), and all owners and beneficial owners from time to time of ADRs, pursuant to which the ADRs are to be issued. The Deposit Agreement is governed by the laws of the State of New York.
      This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement, including the form of ADRs. Copies of the Deposit Agreement and the Memorandum and Articles of Association of Insignia are available for inspection at the Corporate Trust Office of the Depositary, currently located at 101 Barclay Street, New York, New York 10286, and at the London office of the Depositary (the “Custodian”), currently located at 46 Berkeley Street, London W1X 6AA, England. The Depositary’s principal executive office is located at 48 Wall Street, New York, New York 10286.
American Depository Receipts
      ADRs evidencing ADSs are issuable by the Depositary pursuant to the Deposit Agreement. Each ADS will represent one ordinary share or evidence of the right to receive one ordinary share (together with any additional ordinary shares at any time deposited or deemed deposited under the Deposit Agreement and any and all other securities, cash and property received by the Depositary or the Custodian in respect thereof and at such time held under the Deposit Agreement). Only persons in whose names ADRs are registered on the books of the Depositary will be treated by the Depositary and Insignia as owners.
Deposit, Transfer and Withdrawal
      The Depositary has agreed, subject to the terms and conditions of the Deposit Agreement, that upon delivery to the Custodian of ordinary shares (or evidence of rights to receive ordinary shares) and pursuant to appropriate instruments of transfer in a form satisfactory to the Custodian, the Depositary will, upon payment of the fees, charges and taxes (including, without limitation, amounts in respect of any applicable stamp taxes) provided in the Deposit Agreement, execute and deliver at its corporate trust office to, or upon the written order of, the person or persons named in the notice of the Custodian delivered to the Depositary or requested by the person depositing such ordinary shares with the Depositary, an ADR or ADRs, registered in the name or names of such person or persons, and evidencing any authorized number of ADSs requested by such person or persons.
      The Depositary has no obligation to accept ordinary shares for deposit from any person or entity identified by Insignia as holding Restricted Securities (as defined below) except upon compliance with the provisions of the Deposit Agreement. The term “Restricted Securities” means ordinary shares, or ADRs representing such ordinary shares, which are “restricted securities” as such term is defined in Rule 144(a)(3) of the Securities Act, or which would require registration under the Securities Act in connection with the offer and sale thereof in the United States, or which are subject to other restrictions on sale or deposit under the laws of the United States or England, or under a shareholder agreement or Insignia’s Memorandum or Articles of Association.
      Upon surrender at the corporate trust office of the Depositary of an ADR for the purpose of withdrawal of the ordinary shares represented by the ADSs evidenced by such ADR, and upon payment of the fee of the Depositary for the surrender of ADRs and payment of all governmental charges and taxes (including, without limitation, amounts in respect of any applicable stamp taxes) provided in the Deposit Agreement, and subject to the terms and conditions of the Deposit Agreement, the owner of such ADR will be entitled to delivery, to him or upon his order, of the amount of ordinary shares at the time represented by the ADS or ADSs evidenced by such ADR. The forwarding of share certificates, other securities, property, cash and other documents of title for such delivery will be at the risk and expense of the owner.
      Subject to the terms and conditions of the Deposit Agreement and any limitations established by the Depositary, the Depositary may deliver ADRs prior to the receipt of ordinary shares (a “Pre-Release”) and deliver ordinary shares upon the receipt and cancellation of ADRs which have been delivered prior the receipt of ordinary shares, whether or not such cancellation is prior to the termination of such Pre-Release or the Depositary knows that such ADR has been Pre-Released. The Depositary may receive ADRs in lieu of ordinary shares in satisfaction of a Pre-Release. Each Pre-Release must be (i) preceded or accompanied by a written representation from the person to whom the ADRs or ordinary shares are to be delivered that such person, or its customer, owns the ordinary shares or ADRs to be remitted, as the case may be, (ii) at all times fully collateralized with cash or such other collateral as the Depositary deems appropriate, (iii) terminable by the Depositary on not more than five business days’ notice and (iv) subject to such further indemnities and credit regulations as the Depositary deems appropriate.
Dividends, Other Distributions and Rights
      Subject to any restrictions imposed by English law, regulations or applicable permits, the Depositary is required to convert or cause to be converted into U.S. dollars, to the extent that in its judgment it can do so on a reasonable basis and can transfer the resulting dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than dollars, including pounds sterling, that it receives in respect of the deposited ordinary shares, and to distribute the resulting dollar amount (net of reasonable and customary expenses incurred by the Depositary in converting such foreign currency) to the owners entitled thereto, in proportion to the number of ADSs representing such deposited securities evidenced by ADRs held by them, respectively. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among owners on account of exchange restrictions or the date of delivery of any ADR or ADRs or otherwise. The amount distributed to the owners of ADRs will be reduced by any amount on account of taxes to be withheld by Insignia or the Depositary. See “— Liability of Owner for Taxes.” If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, the Depositary will file such applications for approval or license, if any, as it deems desirable.
      If the Depositary determines that in its judgment any foreign currency received by the Depositary or the Custodian cannot be converted an a reasonable basis into dollars transferable to the United States, any approval or license of any government or agency thereof that is required for such conversion is denied or in the opinion of the Depositary is not obtainable or if any such approval or license is not obtained within a reasonable period as determined by the Depositary, the Depositary may distribute the foreign currency received by the Depositary or the Custodian to, or in its discretion may hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the owners entitled to receive the same. If any such conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the owners entitled thereto, the Depositary may in its discretion make such conversion and distribution in dollars to the extent permissible to the owners entitled thereto, and may distribute the balance of the foreign currency received by the Depositary to, or hold such balance uninvested and without liability for interest thereon for, the respective accounts of the owners entitled thereto, and will if Insignia so requests.
      If Insignia declares a dividend in, or free distribution of, ordinary shares, the Depositary may distribute to the owners of outstanding ADRs entitled thereto, in proportion to the number of ADSs evidenced by the ADRs held by them, respectively, additional ADRs evidencing an aggregate number of ADSs that represents the amount of ordinary shares received as such dividend or free distribution, subject to the terms and conditions of the Deposit Agreement with respect to the deposit of ordinary shares and the issuance of ADSs evidenced by ADRs, including the withholding of any tax or other governmental charge and the payment of fees and expenses of the Depositary. The Depositary may withhold any such distribution of ADRs if it has not received satisfactory assurances from Insignia that such distribution does not require registration or is exempt from registration under the Securities Act. In lieu of delivering ADRs for fractional ADSs in the event of any such dividend or free distribution, the Depositary will sell the amount of ordinary shares represented by the aggregate of such fractions and distribute the net proceeds in accordance with the Deposit Agreement. If additional ADRs are not so distributed, each ADS will thenceforth also represent the additional ordinary shares distributed upon the deposited securities represented thereby.
      If Insignia offers or causes to be offered to the holders of any deposited securities any rights to subscribe for additional ordinary shares or any rights of any other nature, the Depositary will have discretion as to the procedure to be followed in making such rights available to any owners of ADRs or in disposing of such rights for the benefit of any owners and making the net proceeds available to such owners or, if by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to any owners or dispose of such rights and make the net proceeds available to such owners, then the Depositary shall allow the rights to lapse. If at the time of the offering of any rights the Depositary determines in its discretion that it is lawful and feasible to make such rights available to all or certain owners but not to other owners, the Depositary may distribute to any owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of ADSs held by such owner, warrants or other instruments therefor in such form as it deems appropriate. If the Depositary determines in its discretion that it is not lawful and feasible to make such rights available to all or certain owners, it may sell the rights, warrants or other instruments in proportion to the number of ADSs held by the owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales for the account of such owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such owners because of exchange restrictions or the date of delivery of any ADR or ADRs, or otherwise.
      In circumstances in which rights would not otherwise be distributed, if an owner of ADRs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such owner, the Depositary will make such rights available to such owner upon written notice from Insignia to the Depositary that (i) Insignia has elected in its sole discretion to permit such rights to be exercised and

(ii) such owner has executed such documents as Insignia has determined in its sole discretion are reasonably required under applicable law. Upon instruction pursuant to such warrants or other instruments to the Depositary from such owner to exercise such rights, upon payment by such owner to the Depositary for the account of such owner of an amount equal to the purchase price of the ordinary shares to be received upon exercise of the rights and upon payment of the fees and expenses of the Depositary and any other charges as set forth in such warrants or other instruments, the Depositary will, on behalf of such owner, exercise the rights and purchase the ordinary shares, and Insignia shall cause the ordinary shares so purchased to be delivered to the Depositary on behalf of such owner. As agent for such owner, the Depositary will cause the ordinary shares so purchased to be deposited, and will execute and deliver ADRs to such owner, pursuant to the Deposit Agreement.
      The Depositary will not offer rights to owners having an address in the United States unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act with respect to a distribution to all owners or are registered under the provisions of the Securities Act; provided, that nothing in the Deposit Agreement will create, or be construed to create, any obligation on the part of Insignia to file a registration statement with respect to such rights or underlying securities or to endeavor to have such a registration statement declared effective. If an owner of ADRs requests the distribution of warrants or other instruments, notwithstanding that there has been no such registration under the Securities Act, the Depositary will not effect such distribution unless it has received an opinion from recognized counsel in the United States for Insignia upon which the Depositary may rely that such distribution to such owner is exempt from such registration. The Depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to owners in general or any owner in particular.
      Whenever the Depositary receives any distribution other than cash, ordinary shares or rights in respect of the deposited securities, the Depositary will cause the securities or property received by it to be distributed to the owners entitled thereto, after deduction or upon payment of any fees and expenses of the Depositary or any taxes or other governmental charges, in proportion to their holdings, respectively, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the owners entitled thereto, or if for any other reason (including, but not limited to, any requirement that Insignia or the Depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act to be distributed to owners or beneficial owners) the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees and expenses of the Depositary) will be distributed by the Depositary to the owners entitled thereto as in the case of a distribution received in cash.
      If the Depositary determines that any distribution of property (including ordinary shares and rights to subscribe therefor) is subject to any taxes or other governmental charges which the Depositary is obligated to withhold, the Depositary may, by public or private sale, dispose of all or a portion of such property in such amount and in such manner as the Depositary deems necessary and practicable to pay such taxes or charges and the Depositary will distribute the net proceeds of any such sale after deduction of such taxes or charges to the owners entitled thereto in proportion to the number of ADSs held by them, respectively.
      Upon any change in nominal or par value, split-up, consolidation or any other reclassification of deposited securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting Insignia or to which it is a party, any securities which shall be received by the Depositary or Custodian in exchange for, in conversion of, or in respect of deposited securities will be treated as new deposited securities under the Deposit Agreement, and the ADSs will thenceforth represent, in addition to the existing deposited securities, the right to receive the new deposited securities so received in exchange or conversion unless additional ADRs are delivered pursuant to the following sentence. In any such case, the Depositary may execute and deliver additional ADRs as in the case of a dividend in ordinary shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing such new deposited securities.

Record Dates
      Whenever any cash dividend or other cash distribution becomes payable or any distribution other than cash is made, whenever rights are be issued with respect to the deposited securities, whenever for any reason the Depositary causes a change in the number of ordinary shares that are represented by each ADS, whenever the Depositary receives notice of any meeting of holders of ordinary shares or other deposited securities or whenever the Depositary finds it necessary or convenient, the Depositary will fix a record date as close as practicable to the record date fixed by Insignia with respect to the ordinary shares (i) for the determination of the owners who will be (a) entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof or (b) entitled to give instructions for the exercise of voting rights at any such meeting or (ii) an or after which each ADS will represent the changed number of ordinary shares, all subject to the provisions of the Deposit Agreement.
Voting at Deposited Securities
      Upon receipt of notice of any meeting or solicitation of consents or proxies of holders of ordinary shares or other deposited securities, if requested in writing by Insignia, the Depositary will, as soon as practicable thereafter, mail to all owners a notice, the form of which will be in the sole discretion of the Depositary, containing (i) the information included in such notice of meeting received by the Depositary from Insignia, (ii) a statement that the owners as of the close of business on a specified record date as close as practicable to the record date fixed by Insignia with respect to the ordinary shares will be entitled, subject to any applicable provision of English law and of the Memorandum and Articles of Association of Insignia, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of ordinary shares or other deposited securities represented by their respective ADSs and (iii) a statement as to the manner in which such instructions may be given. Upon the written request of an owner on such record date, received on or before the date established by the Depositary for such purpose, the Depositary will endeavor, insofar as practicable, to vote or cause to be voted the amount of ordinary shares or other deposited securities represented by the ADSs evidenced by such ADRs in accordance with the instructions act forth in such request. The Depositary will not vote or attempt to exercise the right to vote that attaches to the ordinary shares or other deposited securities, other than in accordance with such instructions.
      There can be no assurance that the owners generally or any owner in particular will receive such notice sufficiently in advance of the date established by the Depositary for the receipt of instructions to ensure that the Depositary will in fact receive such instructions on or before such date.
Disclosure of Interests
      Each owner and beneficial owner of an ADR agrees to provide such information as Insignia may request in a disclosure notice given pursuant to the Companies Act and the Memorandum and Articles of Association of Insignia. Failure of an owner or beneficial owner to provide in a timely fashion the information requested in any disclosure notice may result in the imposition of sanctions against the holder of the ordinary shares represented by ADSs in inspect of which the non-complying person is or was, or appears to be or have been, interested as provided in the Companies Act and the Memorandum and Articles of Association of Insignia, which currently include, without limitation, the withdrawal of the voting rights of such ordinary shares and the imposition of restrictions on the rights to receive dividends on and to transfer such ordinary shares. In addition, each owner or beneficial owner of an ADR who is or becomes directly or indirectly interested (within the meaning of the Companies Act) in 3% or more of the issued ordinary shares (or 10% or more for certain types of interest), or is aware that another person for whom it holds ADRs is so interested, must within two days after becoming so interested, or so aware, and thereafter in certain circumstances upon any changes in the percentage interest in the issued ordinary shares, notify Insignia as required by the Companies Act.
Reports and Other Communications
      The Depositary will make available for inspection by owners at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from Insignia, which are both (i) received by the Depositary as the holder of the deposited securities and (ii) made generally available to the holders of such deposited securities by Insignia. The Depositary will also send to the owners copies of such reports when furnished by Insignia pursuant to the Deposit Agreement. All such reports and communications, including any proxy soliciting material, furnished to the Depositary by Insignia will be furnished in English.
Amendment and Termination of the Deposit Agreement
      The form of ADRs and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between Insignia and the Depositary in any respect which they may deem necessary or desirable without that consent of the owners and beneficial owners; provided, however, that any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that otherwise prejudices any substantial existing right of owners, will not take effect as to outstanding ADRs until the expiration of 30 days after notice of any amendment has been given to the owners of outstanding ADRs. Every owner, at the time any amendment becomes effective, will be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event will any amendment impair the right of the owner to surrender such ADR and receive therefor the deposited securities represented thereby, except to comply with mandatory provisions of applicable law. In the event the Depositary resigns or is removed and a successor depositary is appointed in accordance with the provisions of the Deposit Agreement, owners of outstanding ADRs will be notified of such appointment by the successor Depositary.
      The Depositary will at any time at the direction of Insignia terminate the Deposit Agreement by mailing notice of such termination to the owners of the ADRs than outstanding at least 90 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement by mailing notice of such termination to Insignia and the owners of all ADRs then outstanding if, any time after 90 days have expired after the Depositary has delivered to Insignia a written notice of its election to resign, a successor depositary has not been appointed and accepted its appointment in accordance with the terms of the Deposit Agreement. On and after the date of termination, the owner of an ADR will, upon (i) surrender of such ADR at the Corporate Trust Office, (ii) payment of the fee of the Depositary for the surrender of ADRs as provided in the Deposit Agreement and (iii) payment of any applicable taxes or governmental charges, be entitled to delivery to such owner or upon such owner’s order, of the amount of deposited securities represented by the ADSs evidenced by such ADRs. If any ADRs remain outstanding after the data of termination of the Deposit Agreement, the Depositary thereafter will discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the owners thereof and will not give any further notices or perform any further acts under the Deposit Agreement, except the collection of dividends and other distributions pertaining to the deposited securities, the sale of rights send other property and the delivery of underlying deposited securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs (after deducting, in each case, the fee of the Depositary for the surrender of ADRs, other expenses set forth in the Deposit Agreement and any applicable taxes or governmental charges). At any time after the expiration of one year from the date of termination, the Depositary may sell the deposited securities then held under the Deposit Agreement and hold uninvested the net proceeds of such sale, together with any other cash, unsegregated and without liability for interest, for the pro rata benefit of the owners that have not surrendered their ADRs, such owners thereupon becoming general creditors of the Depositary with respect to such net proceeds. After making such sale, the Depositary will be discharged from all obligations under the Deposit Agreement, except to account for net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of ADRs, other expenses set forth in the Deposit Agreement and any applicable taxes or governmental charges).
Charges of Depositary
      Insignia will pay the fees, reasonable expenses and out-of-pocket charges of the Depositary and those of any registrar, in accordance with written agreements entered into between the Depositary and Insignia from time to time. The Depositary will charge any party depositing or withdrawing ordinary shares or any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by Insignia or an exchange of stock regarding the ADRs or deposited securities, or a distribution of ADRs pursuant to the Deposit Agreement) where applicable: (i) taxes (including, without limitation, amounts in respect of any applicable stamp taxes) and other governmental charges; (ii) such registration fees as may from time to time be in effect for the registration of transfers of ordinary shares generally on the share register of Insignia or the appointed agent of Insignia for transfer and registration of ordinary shares and applicable to transfers of ordinary shares to the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals; (iii) such cable, telex and facsimile transmission expenses as are expressly provided in the Deposit Agreement to be at the expense of persons depositing ordinary shares or owners; (iv) such expenses as are incurred by the Depositary in the conversion of foreign currency pursuant to the Deposit Agreement; (v) a fee not in excess of $5.00 per 100 ADSs (or portion thereof) for the issuance and surrender, respectively, of ADRs pursuant to the Deposit Agreement; (vi) a fee not in excess of $0.02 per ADS (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement; (vii) a fee for the distribution of securities pursuant to the Deposit Agreement, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above that would have been charged as a result of the deposit of such securities (for purposes of this clause (vii) treating all such securities as if they were ordinary shares), but which securities are instead distributed by the Depositary to owners; and (viii) a fee not in excess of $1.50 per certificate for an ADR at ADRs for transfers made pursuant to the Deposit Agreement.
      The Depositary may own and deal in any class of securities of Insignia and its affiliates and in ADRs.
Liability of Owner for Taxes
      If any tax, duty or other governmental charge (including, without limitation, any stamp tax) becomes payable by the Custodian, the Depositary or any nominee of either as registered holder of any deposited securities underlying any ADR with respect to any ADR or any deposited securities represented by the ADSs evidenced by such ADR, such tax or other governmental charge will be payable by the owner or beneficial owner of such ADR to the Depositary. The Depositary may refuse to effect any transfer of such ADR or any withdrawal of deposited securities underlying such ADR until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the owner or beneficial owner thereof any part or all of the deposited securities underlying such ADR and may apply such dividends, other distributions or the proceeds of any such sale to pay any such tax or other governmental charge and the owner or beneficial owner of such ADR will remain liable for any deficiency.
General
      Neither the Depositary nor Insignia nor any of their respective directors, employees, agents or affiliates will be liable to any owner or beneficial owner of ADRs, if by reason of any provision of any present or future law or regulation of the United States, England or any other country, or of any other governmental or regulatory authority, stock exchange or automated quotation system, or by reason of any provision, present or future, of the Memorandum or Articles of Association of Insignia, or by reason of any provision of any securities issued or distributed by Insignia, or any offering or distribution thereof, or by reason of any act of God or war or other circumstances beyond its control, the Depositary or Insignia shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the Deposit Agreement or the deposited securities is provided will be done or performed; nor will the Depositary or Insignia or any of their respective directors, employees, agents or affiliates incur any liability to any owner or beneficial owner of any ADR by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement is provided will or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for under the Deposit Agreement. Where, by the terms of a distribution pursuant to the Deposit Agreement, or an offering or distribution pursuant to the Deposit Agreement, or for any other reason, such distribution or offering may not be made available to owners, and the Depositary may not dispose of such distribution or offering on behalf of such owners and make the net proceeds available to such owners, then the Depositary will not make such distribution or offering, and will allow the rights, if applicable, to lapse.
      Insignia and the Depositary assume no obligation nor will they be subject to any liability under the Deposit Agreement to owners or beneficial owners of ADRs, except that they agree to perform their respective obligations specifically set forth under the Deposit Agreement without negligence or bad faith.
      The ADRs are transferable on the books of the Depositary, provided that the Depositary may close the transfer books at any time or from time to time when deemed expedient by it in connection with the performance of its duties or at the written request of Insignia. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of any deposited securities, the Depositary, the Custodian or the registrar may require payment from the person presenting the ADR or the depositor of the ordinary shares of a sum sufficient to reimburse is for any tax (including, without limitation, amounts in respect of any applicable stamp tax) at other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to ordinary shares being deposited or withdrawn) and payment of any applicable fees as provided in the Deposit Agreement. The Depositary may refuse to deliver ADRs, to register the transfer of any ADR or to make any distribution on, or related to, ordinary shares until it has received such proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper. The delivery, transfer, registration of transfer of outstanding ADRs and surrender of ADRs generally may be suspended or refused during any period when the transfer books of the Depositary are closed or if any such action is deemed necessary or advisable by the Depositary or Insignia, at any time or from time to time. Notwithstanding anything to the contrary in the Deposit Agreement, the surrender of outstanding ADRs and the withdrawal of deposited securities may not be suspended, subject only to (i) temporary delays caused by closing the transfer books of the Depositary or Insignia or the deposit of ordinary shares in connection with voting at a shareholders’ meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges and (iii) compliance with any U.S. or other laws or governmental regulations relating to the ADRs or to the withdrawal of the deposited securities.
      The Depositary will keep books, at its Corporate Trust Office, for the registration and transfer of ADRs, which at all reasonable times will be open for inspection by the owners, provided that such inspection will not be for the purpose of communicating with owners in the interest of a business or object other than the business of Insignia or a matter related to the Deposit Agreement or the ADRs.
      The Depositary may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices on behalf of the Depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by owners or persons entitled to ADRs and will be entitled to protection and indemnity to the same extent as the Depositary.
Listing
      The ADSs have been approved for listing on the Nasdaq SmallCap Market under the trading symbol INSG.
PLAN OF DISTRIBUTION
      The shares offered by this prospectus are being offered by the selling shareholders. The shares may be sold or distributed from time to time by the selling shareholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the shares;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions;

•	through put or call options transactions relating to the shares, or through short sales of shares; or

•	any combination of the foregoing.
      In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.
      Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the shares for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.
      Selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended with respect to the shares included in this prospectus. Accordingly, any commission received by them and any profit on the resale of the shares of ADSs as principal might be deemed to be underwriting discounts and commissions under the Securities Act.
      None of the selling shareholders nor we can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between any selling shareholder, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholder and any other required information.
      We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify the selling shareholders and related persons against specified liabilities, including liabilities under the Securities Act.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.
      The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.
      In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, broker-dealers or other financial institutions may engage in short sales of the ADSs in the course of hedging the positions they assume with the selling shareholders. After the date of this prospectus, the selling shareholders also may sell the ADSs short and redeliver the shares to close out those short positions. The selling shareholders also may enter into option or other transactions or the creation of one or more derivative securities with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of shares offered by this prospectus, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect those transactions). The selling shareholders also may pledge or hypothecate shares to a broker-dealer or other financial institution, and, upon a default, that broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect that transaction). In effecting sales, broker-dealers or agents engaged by the selling shareholders may arrange for other broker-dealers to participate.
      We have advised the selling shareholders that the anti-manipulation rules under the Securities Exchange Act of 1934 (the “Exchange Act”) may apply to sales of the shares offered under this prospectus in the market, and to their own activities and those of their affiliates. With respect to the shares issued in connection with the October 2004 private placement, the selling shareholders have advised us that during the time they are engaged in attempting to sell the shares offered under this prospectus, they will:

•	not engage in any stabilization activity in connection with any of our securities;

•	provide a copy of the final prospectus to each person to whom shares may be offered, and to each broker-dealer, if any, through which any shares may be offered;

•	not bid for or purchase any of our securities or any rights to acquire our securities, or attempt to induce any person to purchase any of our securities or any rights to acquire our securities other than as permitted under the Exchange Act; and

•	not effect any sale or distribution of the shares until after the prospectus has been appropriately amended or supplemented, if required.
LEGAL MATTERS
      The validity, under English law, of the shares offered under this prospectus will be opined upon for Insignia by Macfarlanes, London.
EXPERTS
      The consolidated financial statements as of June 30, 2005 and December 31, 2004 and 2003 and for the six months ended June 30, 2005 and for each of the two years in the period ended December 31, 2004 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of Burr, Pilger & Mayer LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The consolidated financial statements for the year ended December 31, 2002 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The financial statements of Mi4e Device Management AB as of March 16, 2005 and June 30, 2004 and for the 8.5 months ended March 16, 2005 and the year ended June 30, 2004 included in this Prospectus have been included in reliance on the report of Öhrlings PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION AVAILABLE TO YOU
      We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC:

Judiciary Plaza	Citicorp Center
Room 1024	5000 West Madison Street	233 Broadway
450 Fifth Street, N.W	Suite 1400	Suite 1300
Washington, D.C. 20549	Chicago, Illinois 60661	New York, New York 10279
      Copies of these materials can also be obtained by mail for a fee from the public reference section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information about us. The address of the SEC website is http://www.sec.gov.
      Insignia has filed a registration statement under the Securities Act with the Securities and Exchange Commission for the shares to be sold by the selling security holders. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information in the registration statement because some parts of the registration statement are omitted according to the rules and regulations of the SEC. The registration statement is available for inspection and copying as described above.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Insignia Solutions Plc and Subsidiaries
Consolidated Balance Sheets as of June 30, 2005 and December 31, 2004 and 2003	F-2
Consolidated Statements of Operations for the six months ended June 30, 2005 and 2004 and for each of the three years in the period ended December 31, 2004	F-3
Consolidated Statements of Shareholders’ Equity for the six months ended June 30, 2005 and for each of the three years in the period ended December 31, 2004	F-4
Consolidated Statements of Cash Flows for the six months ended June 30, 2005 and 2004 and for each of the three years in the period ended December 31, 2004	F-5
Notes to Consolidated Financial Statements as of June 30, 2005	F-6
Report of Independent Registered Public Accounting Firm	F-30
Report of Independent Registered Public Accounting Firm	F-31
Condensed Consolidated Balance Sheets as of September 30, 2005 and December 31, 2004	F-32
Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2005 and 2004	F-33
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2005 and 2004	F-34
Notes to Condensed Consolidated Financial Statements as of September 30, 2005	F-35
Ten Quarters Ended September 30, 2005 (unaudited)	F-46

Mi4e Device Management AB
Balance Sheets	F-47
Statements of Operations	F-48
Statements of Cash Flows	F-49
Notes to Financial Statements	F-50
Report of Independent Accountants	F-55

Unaudited Pro Forma Combined Condensed Consolidated Financial Statements
Unaudited Pro Forma Combined Condensed Consolidated Financial Statements	P-1
Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations	P-2
Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements	P-4

INSIGNIA SOLUTIONS PLC
CONSOLIDATED BALANCE SHEETS

		December 31,
	June 30,
	2005	2004	2003

	(Amounts in thousands,
	except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$842	$902	$2,212
Restricted cash	50	50	20
Accounts receivable, net of allowances of $195, $0, and $0 respectively	617	175	50
Other receivables	66	241	1,153
Tax receivable	137	322	391
Prepaid royalties	—	—	2,185
Prepaid expenses	261	456	410

Total current assets	1,973	2,146	6,421
Property and equipment, net	123	140	154
Intangible assets, net	2,290	—	—
Goodwill	416	—	—
Investment in affiliate	—	68	—
Other noncurrent assets	228	233	219

	$5,030	$2,587	$6,794

LIABILITIES, MANDATORILY REDEEMABLE WARRANTS AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$779	$241	$428
Accrued liabilities	1,234	995	1,279
Notes payable - current portion	40	—	1,000
Deferred revenue	118	10	1,460

Total current liabilities	2,171	1,246	4,167
Notes payable, net of current portion	24	—	—

Total liabilities	2,195	1,246	4,167

Mandatorily redeemable warrants	—	—	38

Commitments and contingencies (Note 7)
Shareholders’ equity:
Preferred shares, £0.20 par value: 3,000,000 shares authorized; no shares issued	—	—	—
Ordinary shares, £0.20 par value: 75,000,000 shares authorized; 42,433,025, 35,722,205 and 25,169,494 shares issued and outstanding in 2005, 2004 and 2003, respectively	14,470	11,939	8,111
Additional paid-in capital	66,199	64,459	61,898
Ordinary share subscription	712	—	575
Accumulated deficit	(78,085)	(74,596)	(67,534)
Other accumulated comprehensive loss	(461)	(461)	(461)

Total shareholders’ equity	2,835	1,341	2,589

	$5,030	$2,587	$6,794

The accompanying notes are an integral part of these consolidated financial statements.

INSIGNIA SOLUTIONS PLC
CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended
	June 30,		Year Ended December 31,

	2005	2004	2004	2003	2002

		Unaudited
	(Amounts in thousands, except per share data)
Net revenues:
License	$917	$421	$521	$522	$5,714
Service	279	5	20	188	1,542

Total net revenues	1,196	426	541	710	7,256

Costs of net revenues:
License	83	28	28	288	1,943
Service	16	—	14	52	641

Total costs of net revenues	99	28	42	340	2,584

Gross profit	1,097	398	499	370	4,672

Operating expenses:
Sales and marketing	1,329	1,345	2,511	1,757	5,558
Research and development	1,591	1,472	2,807	3,373	5,640
General and administrative	1,484	1,261	2,579	2,676	3,356
Amortization of intangible assets	110	—	—	—	—
Restructuring	—	—	—	498	296

Total operating expenses	4,514	4,078	7,897	8,304	14,850

Operating loss	(3,417)	(3,680)	(7,398)	(7,934)	(10,178)
Interest income (expense), net	(42)	2	6	(40)	75
Other income (expense), net	6	251	249	3,141	(431)

Loss before income taxes	(3,453)	(3,427)	(7,143)	(4,833)	(10,534)
Provision for (benefit from) income taxes	36	(213)	(81)	(510)	(2,114)

Net loss	(3,489)	(3,214)	(7,062)	(4,323)	(8,420)
Deemed dividend related to beneficial conversion feature of preferred stock	(415)	—	—	—	—

Net loss attributable to ordinary shareholders	$(3,904)	$(3,214)	$(7,062)	$(4,323)	$(8,420)

Net loss per share:
Basic and diluted	$(0.10)	$(0.11)	$(0.23)	$(0.20)	$(0.42)

Weighted average shares and ordinary share equivalents:
Basic and diluted	40,956	28,928	30,191	21,231	19,937

The accompanying notes are an integral part of these consolidated financial statements.

INSIGNIA SOLUTIONS PLC
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

						Accumulated
	Ordinary Shares		Additional	Ordinary		Other	Total
			Paid-In	Share	Accumulated	Comprehensive	Shareholders’
	Shares	Amount	Capital	Subscription	Deficit	Loss	Equity

	(Amounts in thousands, except share data)
Balances, December 31, 2001	19,500,313	$6,278	$58,869	—	$(54,791)	$(461)	$9,895
Shares issued under employee stock plans	183,226	53	122	—	—	—	175
Shares issued upon exercise of warrants	400,000	113	367	—	—	—	480
Warrant issue costs per Black-Scholes model	—	—	544	—	—	—	544
Shares issued under private placement, net of issuance costs	60	—	(1)	—	—	—	(1)
Net loss	—	—	—	—	(8,420)	—	(8,420)

Balances, December 31, 2002	20,083,599	6,444	59,901	—	(63,211)	(461)	2,673
Shares issued under employee stock plans	25,673	8	1	—	—	—	9
Shares issued upon exercise of warrants	2,446,677	796	45	—	—	—	841
Warrant issue costs per Black-Scholes model	—	—	121	—	—	—	121
Reclassification of mandatorily redeemable warrants	—	—	1,407	—	—	—	1,407
Shares issued under private placement, net of issuance costs	2,613,545	863	423	575	—	—	1,861
Net loss	—	—	—	—	(4,323)	—	(4,323)

Balances, December 31, 2003	25,169,494	8,111	61,898	575	(67,534)	(461)	2,589
Shares issued under employee stock plans	142,079	52	24	—	—	—	76
Shares issued upon exercise of warrants	470,000	172	218	—	—	—	390
Warrant issue costs per Black-Scholes model	—	—	353	—	—	—	353
Shares issued upon the exercise of employee stock options	602,906	220	314	—	—	—	534
Shares issued under private placement, net of issuance costs	9,337,726	3,384	1,614	(575)	—	—	4,423
Reclassification of expired mandatorily redeemable warrants	—	—	38	—	—	—	38
Net loss	—	—	—	—	(7,062)	—	(7,062)

Balances, December 31, 2004	35,722,205	11,939	64,459	—	(74,596)	(461)	1,341
Shares issued under employee stock plans	45,369	17	4	—	—	—	21
Shares issued for acquired business net of issuance costs	2,969,692	1,117	892	687	—	—	2,696
Shares issuable in connection with convertible notes payable	—	—	—	25	—	—	25
Warrant issue costs per Black-Scholes model	—	—	17	—	—	—	17
Shares issued upon the exercise of employee stock options	175,951	67	2	—	—	—	69
Options issued to consultants	—	—	22	—	—	—	22
Shares issued under private placements and converted debt, net of issuance costs	3,519,808	1,330	803	—	—	—	2,133
Beneficial conversion feature related to issuance of preferred stock	—	—	415	—	—	—	415
Deemed dividend related to issuance of preferred stock	—	—	(415)	—	—	—	(415)
Net loss	—	—	—	—	(3,489)	—	(3,489)

Balances, June 30, 2005	42,433,025	$14,470	$66,199	$712	$(78,085)	$(461)	$2,835

The accompanying notes are an integral part of these consolidated financial statements.

INSIGNIA SOLUTIONS PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,		Year Ended December 31,

	2005	2004	2004	2003	2002

	(Unaudited)
	(Amounts in thousands)
Cash flows from operating activities:
Net loss	$(3,489)	$(3,214)	$(7,062)	$(4,323)	$(8,420)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	53	53	104	143	242
Amortization of intangible assets	110	—	—	—	—
Allowance for doubtful accounts	195	—	—	(50)	(438)
Gain on sale of product line	—	(298)	(302)	(3,056)	—
Non-cash charge for warrants, shares and stock options	64	353	353	126	544
Gain on sale of property and equipment	—	—	—	—	5
Equity in net loss of affiliate	68	40	82	—	—
Net changes in assets and liabilities, net of acquired assets and liabilities:
Accounts receivable	(496)	(195)	(125)	931	5,522
Other receivables	187	(428)	(40)	(53)	—
Tax receivable	190	(45)	69	311	(702)
Prepaid royalties	—	2,185	—	196	(1,242)
Prepaid expenses	206	61	(46)	163	156
Other current assets	—	—	—	—	(20)
Other noncurrent assets	5	(7)	(14)	319	—
Accounts payable	457	(251)	(155)	(187)	(346)
Accrued liabilities	187	(106)	(392)	160	(229)
Deferred revenue	(113)	(821)	(55)	1,085	(3,520)
Income taxes payable	—	—	—	—	2

Net cash used in operating activities	(2,376)	(2,673)	(7,583)	(4,235)	(8,446)

Cash flows from investing activities:
Proceeds from the sale of property and equipment	—	—	—	—	2
Investment in affiliate	—	(75)	(150)	—	—
Acquisition of business, net of cash acquired	149	—	—	—	—
(Increase) decrease in restricted cash	—	(30)	(30)	230	—
Purchases of property and equipment	(12)	(58)	(90)	(89)	(127)
Proceeds from sale of product line, net	—	—	1,268	1,869	—

Net cash provided by (used in) investing activities	137	(163)	998	2,010	(125)

Cash flows from financing activities:
Proceeds from notes payable	275	—	—	1,000	—
Repayment of notes payable	(44)	—	—	—	—
Proceeds from issuance of shares, net of issuance costs	1,858	1,604	4,275	1,861	(1)
Proceeds from exercise of warrants, net of issuance costs	—	389	390	841	480
Proceeds from exercise of stock options and employee stock purchase plan, net	90	581	610	9	175

Net cash provided by financing activities	2,179	2,574	5,275	3,711	654

Net increase (decrease) in cash and cash equivalents	(60)	(262)	(1,310)	1,486	(7,917)
Cash and cash equivalents at beginning of the period	902	2,212	2,212	726	8,643

Cash and cash equivalents at the end of the period	$842	$1,950	$902	$2,212	$726

Supplemental non-cash investing and financing activities:
Reclassification of mandatorily redeemable warrants to additional paid-in capital	$—	$—	$38	$1,407	$—
Non-cash issuance of shares for acquired business	2,749	—	—	—	—
Non-cash issuance of shares upon conversion of notes payable	275	—	—	—	—
Non-cash settlement of assets and liabilities related to sale of product line:
Change in assets	—	—	2,400	—	—
Change in liabilities	—	—	(2,904)	—	—
The accompanying notes are an integral part of these consolidated financial statements.

INSIGNIA SOLUTIONS PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 —	Summary of Significant Accounting Policies:

Organization and business
      Insignia Solutions plc (“Insignia,” “we,” “us,” and “our” refer to Insignia Solutions plc and its subsidiaries) commenced operations in 1986, and currently develops, markets and supports software technologies that enable mobile operators and phone manufacturers to update the firmware of mobile devices using standard over-the-air data networks. Before 2003, our principal product line was the Jeodetm platform, based on our Embedded Virtual Machine (“EVM”tm) technology. The Jeode platform was our implementation of Sun Microsystems, Inc.’s (“Sun”) Java® technology tailored for smart devices. The product became available for sale in March 1999 and had been our principal product line since the third quarter of 1999. The Jeode product line was sold in April 2003.
      During 2001, we began development of a range of products (“Secure System Provisioning” or “SSP” products) for the mobile phone and wireless operator industry. These SSP products build on our position as a Virtual Machine (“VM”) supplier for manufacturers of mobile devices and allow wireless operators and phone manufacturers to reduce customer care and software recall costs as well as increase subscriber revenue by deploying new mobile services based on dynamically provisional capabilities. With the sale of our Jeode product line in April 2003, our sole product line consisted of our SSP product. We shipped our first SSP product in December 2003. In October 2004, we launched our Open Management Client (“OMC”) product. In March 2005, we acquired Mi4e Device Management AB (“Mi4e”), a private company headquartered in Stockholm, Sweden. Mi4e was founded in 2003 and had $646,000 of sales in 2004. Mi4e’s main product, a Device Management Server (“DMS”), is a mobile device management infrastructure solution for mobile operators that support the Open Mobile Alliance (“OMA”) client provisioning specification.

Liquidity — going concern
      The consolidated financial statements contemplate the realization of assets and satisfaction of liabilities in the normal course of business. We have had recurring net losses of $3.5 million for the six months ended June 30, 2005 and $7.1 million, $4.3 million, and $8.4 million for the years ended December 31, 2004, 2003, and 2002, respectively, and net cash used in operations of $2.4 million for the six months ended June 30, 2005 and $7.6 million, $4.2 million, and $8.4 million for the years ended December 31, 2004, 2003, and 2002, respectively. These conditions raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not contain any adjustments that might result from the outcome of this uncertainty.
      We have sustained significant losses for the last several years and there can be no assurance that we will attain profitability. During the two years ended June 30, 2005, we incurred an aggregate loss from operations and negative operating cash flows of $14.5 million and $12.0 million, respectively. At June 30, 2005, we had an accumulated deficit of $78.1 million. We have undertaken measures to reduce operating expenses and redesign our commercial efforts to adapt to new developments.
      On February 10, 2005, Insignia entered into a new securities subscription agreement with Fusion Capital to sell up to $12 million in ADSs, representing ordinary shares, to Fusion Capital over a period of 30 months (subject to daily maximum purchase amounts) (the “2005 Fusion Capital securities subscription agreement”). The shares will be priced based on a market-based formula at the time of purchase. The closing of the 2005 Fusion Capital securities subscription agreement is subject to certain closing conditions and the declaration of effectiveness by the Securities and Exchange Commission of a registration statement covering the ADSs to be purchased by Fusion Capital under the 2005 Fusion Capital securities subscription agreement. The timing and certainty of the closing of the 2005 Fusion Capital securities subscription agreement are not within Insignia’s control. Any delay in the closing of the 2005 Fusion Capital securities subscription agreement could jeopardize our business.

INSIGNIA SOLUTIONS PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Our cash, cash equivalents and restricted cash totaled $0.9 million at June 30, 2005, $1.0 million at December 31, 2004, and $2.2 million at December 31, 2003. Based upon our current forecasts and estimates, including the timely closing of the 2005 Fusion Capital securities subscription agreement and the achievement of our target revenues, cost-cutting and accounts receivable collection goals, our current forecasted cash and cash equivalents should be sufficient to meet our operating and capital requirements through June 30, 2006. If cash currently available from all sources is insufficient to satisfy our liquidity requirements, we may seek additional sources of financing including selling additional equity or debt securities. If additional funds are raised through the issuance of equity or debt securities, these securities could have rights, preferences and privileges senior to holders of our shares, and the terms of such securities could impose restrictions on our operations. The sale of additional equity or debt securities could result in additional dilution to our shareholders. We may not be able to obtain additional financing on acceptable terms, if at all. If we are unable to obtain additional financing as and when needed and on acceptable terms our business may be jeopardized.

Unaudited Interim Results
      The statements of operations and of cash flows for the six months ended June 30, 2004 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s results of operations and of cash flows for the six months ended June 30, 2004. The financial data and other information disclosed in these notes to financial statements related to the six months ended June 30, 2004 are unaudited.

Use of estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of consolidation
      The consolidated financial statements include the accounts of Insignia and its wholly owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. Investments in business entities in which we do not have control, but have the ability to exercise significant influence over operating and financial policies (generally 20-50% ownership), are accounted for by the equity method.

Financial instruments
      We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. Restricted cash aggregated $50,000, $50,000 and $20,000 at June 30, 2005 and December 31, 2004 and 2003, respectively. In 2003, restricted cash of $20,000 represented a letter of credit for a building deposit and in 2004 and 2005 restricted cash of $50,000 represented deposits for the building and a credit card account.
      Amounts reported for cash and cash equivalents, receivables, accounts payable and accrued liabilities are considered to approximate fair value primarily due to their short maturities.

Revenue recognition
      We recognize revenue in accordance with Statement of Position 97-2 (“SOP 97-2”), “Software Revenue Recognition”, as amended. SOP 97-2 requires that four basic criteria must be met before revenue can be

INSIGNIA SOLUTIONS PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed or determinable; and (4) collectibility is probable. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectibility of those fees. Should changes in conditions cause management to determine these criteria are not met for certain future transactions, revenue recognized for any reporting period could be adversely affected.
      At the time of the transaction, we assess whether the fee associated with our revenue transaction is fixed or determinable and whether or not collection is probable. We assess whether the fee is fixed or determinable based on the payment terms associated with the transaction. If a significant portion of a fee is due after the normal payment terms, which are 30 to 90 days from invoice date, we account for the fee as not being fixed or determinable. In these cases, we recognize revenue on the earlier of due date or cash collected.
      We assess collectibility based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. We do not request collateral from our customers. If we determine that collection of a fee is not reasonably assured, we will defer the fee and recognize revenue at the time collection becomes probable, which is generally upon receipt of cash.
      For all sales, we use either a signed license agreement or a binding purchase order (primarily for maintenance renewals) as evidence of an arrangement.
      For arrangements with multiple obligations (for example, undelivered maintenance and support), we will allocate revenue to each component of the arrangement using the residual value method based on the fair value of the undelivered elements, which is specific to us. This means that we will defer revenue equivalent to the fair value of the undelivered elements. Fair value for the ongoing maintenance and support obligation is based upon separate sales of renewals to other customers or upon renewal rates quoted in the contracts. Fair value of services, such as training or consulting, is based upon separate sales by us of these services to other customers.
      Our arrangements do not generally include acceptance clauses. However, if an arrangement includes an acceptance provision, recognition occurs upon the earlier of receipt of written customer acceptance or expiration of the acceptance period.
      We recognize revenue for maintenance and hosting services ratably over the contract term. Our training and consulting services are billed based on hourly rates, and we will generally recognize revenue as these services are performed. However, at the time of entering into a transaction, we will assess whether or not any services included within the arrangement require us to perform significant work either to alter the underlying software or to build additional complex interfaces so that the software performs as the customer requests. If these services are included as part of an arrangement, we recognize the entire fee using the percentage of completion method. We estimate the percentage of completion based on our estimate of the total costs estimated to complete the project as a percentage of the costs incurred to date and the estimated costs to complete.

Accounts receivable and allowance for doubtful accounts
      We perform ongoing credit evaluations of our customers and will adjust credit limits based upon payment history and the customer’s current credit worthiness, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers and maintain an allowance for estimated credit losses based upon historical experience and any specific customer collection issues that we have identified. While such credit losses have historically been within expectations and the allowance established, we cannot guarantee that we will continue to experience the same credit loss rates as in the past. Since our accounts receivable are concentrated in a relatively few number of customers, a significant

INSIGNIA SOLUTIONS PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
change in the liquidity or financial position of any one of these customers could have a material adverse impact on the collectibility of accounts receivables and future operating results.
      The preparation of financial statements requires us to make estimates of the uncollectibility of our accounts receivables. We specifically analyze accounts receivable and analyze historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts.

Intangible Assets and Goodwill
      Consideration paid in connection with acquisitions is required to be allocated to the acquired assets, including identifiable intangible assets, and liabilities acquired. Acquired assets and liabilities are recorded based on an estimate of fair value, which requires significant judgment with respect to future cash flows and discount rates. Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination. Intangible assets are comprised of customer relationships and technology and are being amortized using the straight-line method over the estimated useful lives of ten and five years, respectively. For intangible assets other than goodwill, we are required to estimate the useful life of the asset and recognize its cost as an expense over the useful life. We are required to test goodwill for impairment at least annually and more frequently if events or changes in circumstances suggest that the carrying amount may not be recoverable. We have determined that our consolidated results comprise one reporting unit for the purpose of impairment testing.
      As of June 30, 2005, we performed our test for impairment of intangible assets and goodwill as required by Statement of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and other Intangible Assets” and No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”. We completed our evaluation and concluded that they were not impaired as of June 30, 2005 as the fair value of Insignia’s equity securities exceeded their carrying value. The amount of intangible assets and goodwill as of June 30, 2005 was $2.3 million and $0.4 million, respectively. Future events could cause us to conclude that impairment indicators exist and that intangible assets and goodwill associated with our acquired business are impaired.

Property and equipment
      Property and equipment is recorded at cost, or if leased, at the lesser of the fair value or present value of the minimum lease payments, less accumulated depreciation and amortization. Depreciation and amortization is provided using the straight-line method over the estimated useful lives which range from three to four years or the lease term. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are relieved from the accounts and the net gain or loss is included in the determination of income (loss). Improvements that extend the life of a specific asset are capitalized while normal repairs and maintenance costs are charged to operations as incurred.

Impairment of long-lived assets
      We evaluate our long-lived assets for indicators of possible impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset’s fair value or discounted estimates of future cash flows. We have not identified any such impairment losses to date.

Foreign currency translation
      Our functional currency for our non-U.S. operations is the U.S. dollar. Certain monetary assets and liabilities of the non-U.S. operating subsidiaries are denominated in local currencies (i.e. not the U.S. dollar). Upon a change in the exchange rate between the non-U.S. currency and the U.S. dollar, we must remeasure

INSIGNIA SOLUTIONS PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the local non-U.S. denominated assets and liabilities to avoid carrying unrealized gains or losses on our balance sheet. Non-U.S. dollar denominated monetary assets and liabilities are remeasured using the exchange rate in effect at the balance sheet date, while nonmonetary items are remeasured at historical rates. Revenues and expenses are translated at the average exchange rates in effect during each period, except for those expenses related to balance sheet amounts, which are translated at historical exchange rates. Remeasurement adjustments and transaction gains or losses are recognized in the statement of operations during the period of occurrence. In the six months ended June 30, 2005 and in the year ended December 31, 2004, the aggregate foreign exchange loss recorded on the statements of operations was $15,000 and $21,000, respectively. In 2003 and 2002, the aggregate foreign exchange gains recorded on the statements of operations were $35,000 and $113,000, respectively. During our early years of existence, we used the pound sterling as the functional currency for our non-U.S. operations. Accordingly, translation gains and losses recognized during such periods have been included in the accumulated comprehensive loss account.
      We conduct our business in U.S. dollars, Euros (since 2005), Pounds sterling and Swedish Krona (since 2005). All amounts included in the financial statements and in the notes herein are in U.S. dollars unless designated “£” in which case they are in British pound sterling. The exchange rates used between the U.S. dollar and the British pound sterling were $1.82, $1.89, $1.78 and $1.56 (expressed in U.S. dollars per British pound sterling) at June 30, 2005 and December 31, 2004, 2003 and 2002, respectively. At June 30, 2005, the exchange rates used between the U.S. dollar and Euro and Swedish Krona were $1.21 and $0.13 per Euro and Swedish Krona, respectively.

Foreign currency financial instruments
      We have, in prior years, entered into foreign currency option contracts to hedge against exchange risks associated with the British pound sterling denominated operating expenses of our U.K. operations. The gains and losses on these contracts are generally included in the statement of operations when the related operating expenses are recognized. At June 30, 2005 and December 31, 2004, 2003 and 2002, there were no outstanding currency options. From time to time, we also entered into short-term forward exchange contracts, although we did not enter into any such contracts in 2005, 2004, 2003 or 2002. To date, we do not use hedge accounting for the forward exchange contracts. No forward exchange contracts were outstanding at June 30, 2005 and December 31, 2004, 2003 and 2002.

Software development costs
      We capitalize internal software development costs incurred after technological feasibility has been demonstrated. We define establishment of technological feasibility as the completion of a working model. Such capitalized amounts are amortized commencing with the introduction of that product at the greater of the straight-line basis utilizing its estimated economic life, generally six months to one year, or the ratio of actual revenues achieved to the total anticipated revenues over the life of the product. At June 30, 2005 and December 31, 2004, 2003 and 2002, no software development costs were capitalized.

Research and development
      We expense the cost of research and development as incurred. Research and development expenses consist primarily of personnel costs, overhead costs relating to occupancy, software support and maintenance and equipment depreciation.

INSIGNIA SOLUTIONS PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock-based compensation
      Insignia accounts for stock-based employee compensation using the intrinsic value method under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations and complies with the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosure — an Amendment of FASB Statement No. 123”. The following table illustrates the effect on net loss and net loss per share if we had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) to stock-based compensation, (in thousands, except per share amounts):

	Six Months Ended
	June 30,		Year Ended December 31,

	2005	2004	2004	2003	2002

		(Unaudited)
Net loss attributable to ordinary shareholders — as reported	$(3,904)	$(3,214)	$(7,062)	$(4,323)	$(8,420)
Less stock-based compensation expense determined under fair value based method	(101)	(390)	(636)	(1,131)	(2,469)

Net loss — pro forma	$(4,005)	$(3,604)	$(7,698)	$(5,454)	$(10,899)

Net loss per share-basic and diluted — as reported	$(0.10)	$(0.11)	$(0.23)	$(0.20)	$(0.42)
Net loss per share-basic and diluted — pro forma	$(0.10)	$(0.12)	$(0.25)	$(0.26)	$(0.55)
      In accordance with the disclosure provisions of SFAS 123, the fair value of employee stock options granted during 2005, 2004, 2003 and 2002 were estimated at the date of grant using the Black-Scholes model and the following assumptions:

	Six Months Ended June 30,		Year Ended December 31,

	2005	2004	2004	2003	2002

		(Unaudited)
Stock Options:
Expected volatility range	272 - 276%	139 - 198%	139% - 276%	47% - 264%	68%
Risk-free interest rate range	4.21 - 4.28%	3.75 - 4.07%	1.11% - 4.07%	1.05% - 3.16%	1.8 - 4.4%
Dividend yield	0%	0%	0%	0%	0%
Expected life (years)	4	4	4	4	4
Employee Stock Purchase Plan:
Expected volatility range	84%	198%	66% - 198%	59%	68%
Risk-free interest rate range	2.93%	1.13%	1.13% - 1.25%	1.17%	1.1 - 1.2%
Dividend yield	0%	0%	0%	0%	0%
Expected life (years)	0.5	0.5	0.5	0.5	0.5

Income taxes
      We account for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. In estimating future tax consequences, we generally consider all expected future events other than enactments of changes in the tax law or rates.

INSIGNIA SOLUTIONS PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Concentrations of risk
      Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash, cash equivalents, restricted cash and trade accounts receivable. We place our cash, cash equivalents and restricted cash in bank accounts and certificates of deposit with high credit quality financial institutions.
      We sell our products primarily to original equipment manufacturers and distributors. We perform ongoing credit evaluations of our customers’ financial condition and generally require no collateral from our customers. We maintain an allowance for doubtful accounts based upon the expected collectibility of all accounts receivable. At June 30, 2005, our allowance for doubtful accounts was $195,000. At December 31, 2004 and 2003, our allowance for doubtful accounts was zero. At December 31, 2003, one customer accounted for 100% of our accounts receivables. For the year ended December 31, 2003, one customer accounted for 26% of total revenues. In 2004, four customers accounted for 81% of total revenues. At December 31, 2004, two customers accounted for 100% of our accounts receivables. For the six months ended June 30, 2005, five customers accounted for 83% of total revenues. At June 30, 2005, three customers accounted for 82% of our accounts receivable.
      The Jeode platform had been our principal product line since the third quarter of 1999. With the completion of the sale of our Jeode product line to Esmertec in February 2004 and the termination and waiver agreement dated June 30, 2004, Insignia’s sole product line then consisted of its SSP products for the mobile handset and wireless carrier industry. In October 2004, we launched our OMC product. The DMS product line was added in March 2005 through Insignia’s acquisition of Mi4e.
      The Jeode platform generated 94% of our total revenues for 2003. For 2004, SSP revenue accounted for 83% of our total revenues. For the six months ended June 30, 2005 our SSP, DMS and OMC product lines accounted for 39%, 31% and 30% of our revenues, respectively.

Comprehensive income (loss)
      SFAS No. 130, “Reporting Comprehensive Income” (“SFAS 130”) requires that all items recognized under accounting standards as components of comprehensive income (loss), be reported in an annual statement that is displayed with the same prominence as other annual financial statements. SFAS 130 also requires that an entity classify items of other comprehensive income (loss) by their nature in an annual financial statement. Comprehensive income (loss), as defined, includes all changes in equity during a period from non-owner sources. The comprehensive loss is equal to the net loss for all periods presented.

Net income (loss) per share
      Net income (loss) per share is presented on a basic and diluted basis, and is computed by dividing net income (loss) attributable to ordinary shareholders by the weighted average number of ordinary shares and ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of warrants and stock options (using the treasury stock method). Under the basic method of calculating net income (loss) per share, ordinary equivalent shares are excluded from the computation. Under the diluted method of calculating net income (loss) per share, ordinary equivalent shares are excluded from the computation only if their effect is anti-dilutive.
      At June 30, 2005, 4,300,958 stock options and 8,869,266 warrants were excluded from the calculation of diluted net loss per share because their inclusion would have been anti-dilutive. At December 31, 2004, 4,461,074 stock options and 2,130,911 warrants were excluded from the calculation of diluted net loss per share because their inclusion would have been anti-dilutive. At December 31, 2003 and 2002, the excluded stock options were 4,525,105 and 3,585,339, respectively. The excluded warrants at December 31, 2003 and 2002 were 739,657 and 4,191,334, respectively.

INSIGNIA SOLUTIONS PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

New accounting pronouncements
      In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“EITF 03-01”). EITF 03-01 provides guidance on other-than-temporary impairment models for marketable debt and equity securities accounted for under Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and No. 124, “Accounting for Certain Investments Held by Not-for-Profit Organizations,” and non-marketable equity securities accounted for under the cost method. The EITF developed a basic three-step model to evaluate whether an investment is other-than-temporarily impaired. The Financial Accounting Standards Board (“FASB”) issued EITF 03-01-1 in September 2004 which delayed the effective date of the recognition and measurement provisions of EITF 03-01; however, the disclosure requirements remain effective for annual periods ending after June 15, 2004. We do not expect the adoption of EITF 03-01 to have a material impact on our results of operations or financial condition.
      In April 2004, the EITF issued Statement No. 03-06, “Participating Securities and the Two — Class Method Under FASB Statement No. 128, Earnings Per Share” (“EITF 03-06”). EITF 03-06 addresses a number of questions regarding the computation of earnings per share by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company when, and if, it declares dividends on its common stock. The issue also provides further guidance in applying the two-class method of calculating earnings per share, clarifying what constitutes a participating security and how to apply the two-class method of computing earnings per share once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. EITF 03-06 is effective for fiscal periods beginning after March 31, 2004. The adoption of EITF 03-06 did not have a material effect on Insignia’s results of operations or financial position.
      In December 2004, the FASB issued SFAS No. 123 (revised 2004) “Share-Based Payment” (“SFAS 123R”), a revision to SFAS 123. SFAS 123R addresses all forms of share-based payment (“SBP”) awards, including shares issued under our 1995 Incentive Stock Option Plan (“Purchase Plan”), stock options, restricted stock, restricted stock units and stock appreciation rights. SFAS 123R will require Insignia to record compensation expense, in our statements of operations, for SBP awards based on the fair value of the SBP awards. Under SFAS 123R, restricted stock and restricted stock units will generally be valued by reference to the market value of freely tradable shares of the Company’s ordinary shares. Stock options, stock appreciation rights and shares issued under the Purchase Plan will generally be valued at fair value determined through an option valuation model, such as a lattice model or the Black-Scholes model (the model that Insignia currently uses for its footnote disclosure). SFAS 123R is effective for annual periods beginning after June 15, 2005 and, accordingly, Insignia must adopt the new accounting provisions effective January 1, 2006. The Company will adopt the provisions of SFAS 123R using a modified prospective application. Under a modified prospective application, SFAS 123R will apply to new awards and to awards that are outstanding on the effective date and are subsequently modified or cancelled. Compensation expense for outstanding awards for which the requisite service had not been rendered as of the effective date will be recognized over the remaining service period using the compensation cost calculated for pro forma disclosure purposes under SFAS 123. Insignia is in the process of determining how the new method of valuing stock-based compensation as prescribed in SFAS 123R will be applied to valuing share-based awards granted after the effective date and the impact the recognition of compensation expense related to such awards will have on its consolidated financial statements.
      In December 2004, the FASB issued SFAS 153, “Exchanges of Nonmonetary Assets,” an amendment of APB Opinion No. 29 (“SFAS 153”). SFAS 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. SFAS 153 is effective for nonmonetary asset exchanges beginning in our first quarter of fiscal

INSIGNIA SOLUTIONS PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
2006. We do not expect the adoption of SFAS 153 will have a material impact on our results of operations or financial condition.
      In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements” (“SFAS 154”). SFAS 154 will require companies to account for and apply changes in accounting principles retrospectively to prior periods’ financial statements, instead of recording a cumulative effect adjustment within the period of the change, unless it is impracticable to determine the effects of the change to each period being presented. SFAS 154 is effective for accounting changes made in annual periods beginning after December 15, 2005 and, accordingly, we must adopt the new accounting provisions effective January 1, 2006. We do not expect the adoption of SFAS 154 to have a material effect on our financial position, results of operations or cash flows.

Note 2 —	Mi4e Acquisition:
      On March 16, 2005, we acquired 100% of Mi4e, a private company headquartered in Stockholm, Sweden. The consideration paid in the transaction was 2,969,692 American depositary shares (“ADSs”) representing ordinary shares, and another 989,896 ADSs issuable on March 31, 2006, subject to potential offset for breach of representations, warranties and covenants. In addition, up to a maximum of 700,000 Euros is payable in cash in a potential earn-out based on a percentage of future revenue collected from sales of existing Mi4e products. As of June 30, 2005, $22,000 has been earned. Mi4e develops, markets and supports software technologies that enable mobile operators and phone manufacturers to update firmware of mobile devices using standards over-the-air data networks. Its main product DMS is a mobile device management infrastructure solution for mobile operators that support the OMA Client Provisioning Specification.
      The initial purchase price of approximately $3.0 million consisted of 3,959,588 ordinary shares (including the shares issuable in March 2006) with a value of approximately $2,749,000 and acquisition costs of approximately $267,000. The fair value of Insignia’s ordinary shares was determined using an average value of $0.6943 per share, which was the average closing price of Insignia’s ordinary shares three days before and after the measurement date of February 10, 2005. The shares issuable in March 2006 have been recorded as an ordinary share subscription on the consolidated balance sheet. Any earn-out amounts payable by Insignia to Mi4e’s shareholders will be recorded as additional purchase price and an increase to goodwill, and such amounts are not included in the initial purchase price. Insignia allocated the initial purchase price to the tangible and intangible assets acquired and liabilities assumed, based on their estimated fair values.
      The initial purchase price is allocated as follows (in thousands):

Allocation of Purchase Price:
Tangible assets acquired	$497
Liabilities assumed	(275)
Goodwill(a)	394
Customer relationships(b)	900
Technology(c)	1,500

Total purchase price	$3,016

(a)	Goodwill represents the excess of the purchase price over the fair value of the net assets acquired and liabilities assumed.

(b)	Customer relationships will be amortized over 10 years, the period of time Insignia estimates it will benefit from the acquired customer relationship.

INSIGNIA SOLUTIONS PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(c)	Technology will be amortized over 5 years, the period of time Insignia estimates it will benefit from the technology acquired.
      In performing the purchase price allocation of acquired intangible assets, Insignia considered its intention for future use of the assets, analysis of historical financial performance and estimates of future performance of Mi4e’s products, among other factors. The amounts allocated to the intangible assets were determined through established valuation techniques established in the technology industry. Insignia determined the fair values of the above intangible technology assets using the “residual income” method, and for the customer relationships the “income approach” method was used.
      The excess of the purchase price over the fair value of the identifiable tangible and intangible net assets acquired and liabilities assumed of $394,000 was assigned to goodwill. In accordance with SFAS No. 142, goodwill will not be amortized but will be tested for impairment at least annually. This amount is not deductible for tax purposes.
      The following table presents unaudited summarized combined results of operation of Insignia and Mi4e, on a pro forma basis, as though the companies had been combined as of the beginning of each period presented after giving effect to certain purchase accounting adjustments. The operating results of Mi4e have been included in Insignia’s consolidated financial statements after March 16, 2005, the date of acquisition. The following unaudited pro forma amounts are in thousands, except the per share amounts.

	Six Months Ended		Year Ended
	June 30,		December 31,

	2005	2004	2004

	(Unaudited)
Net revenues	$1,409	$674	$1,187
Net loss attributable to ordinary shareholders	$(4,065)	$(3,521)	$(7,519)
Net loss per share — Basic and diluted	$(0.10)	$(0.11)	$(0.22)
      The above unaudited pro forma summarized results of operations are intended for informational purposes only and, in the opinion of management, are neither indicative of the results of operations of Insignia had the acquisition actually taken place as of the beginning of the periods presented, nor indicative of Insignia’s future results of operations. In addition, the above unaudited pro forma summarized results of operations do not include potential cost savings from operating efficiencies or synergies that may result from Insignia’s acquisition of Mi4e.

INSIGNIA SOLUTIONS PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3 —	Balance Sheet Detail:
      The following table provides details of the major components of the indicated balance sheet accounts (in thousands):

	June 30,	December 31,

	2005	2004	2003

Property and equipment, net:
Computers and other equipment	$1,738	$1,692	$1,604
Leasehold improvements	381	381	380
Furniture and fixtures	75	75	75

	2,194	2,148	2,059
Less accumulated depreciation and amortization	(2,071)	(2,008)	(1,905)

	$123	$140	$154

Accrued liabilities:
Accrued legal and professional services	$821	$666	$559
Accrued compensation and payroll taxes	279	242	301
Accrued interest on note payable	—	—	58
Accrued income taxes payable	—	—	187
Other	134	87	174

	$1,234	$995	$1,279

Goodwill
      During the first quarter of 2005, Insignia recorded $394,000 of goodwill associated with the purchase of Mi4e. During the second quarter of 2005, Insignia increased the goodwill balance by $22,000 due to payment of part of the earn-out provision. At the time of the acquisition, Insignia had no other goodwill on its balance sheet.
Intangible Assets
      The components of intangible assets as of June 30, 2005 are as follows (in thousands):

	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount

Technology	$1,500	$(85)	$1,415
Customer relationships	900	(25)	875

Intangible assets	$2,400	$(110)	$2,290

      The identifiable intangible assets are subject to amortization and have approximate original estimated useful lives as follows: technology — five years and customer relationships — ten years.
      The future amortization of the identifiable intangible assets is as follows (in thousands):

Years Ending December 31,

2005 (July 1, 2005 through December 31, 2005)	$195
2006	390
2007	390
2008	390
2009	390
Thereafter	535

Total	$2,290

INSIGNIA SOLUTIONS PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4 —	Stock Plans:
      We have four stock option plans, which provide for the issuance of stock options to employees and outside consultants of Insignia to purchase ordinary shares. At June 30, 2005 and December 31, 2004, 2003, and 2002, 1,756,312, 1,772,147, 1,311,022 and 2,271,351 ordinary shares were available for future grants of stock options, respectively. Stock options are generally granted at prices of not less than 100% of the fair market value of the ordinary shares on the date of grant. Options granted under our option plans generally vest over a four year period. Options are exercisable until the tenth anniversary of the date of grant unless they lapse before that date.
      The following table summarizes activity on stock options:

	1986 and 1996	1988 and 1995
	U.K.	U.S.		Weighted Average
	Share Option Schemes	Stock Option Plans	Total	Exercise Price

Outstanding at December 31, 2001	936,123	2,955,577	3,891,700	$3.15
Granted	89,000	503,000	592,000	$1.49
Exercised	(3,124)	(71,352)	(74,476)	$1.06
Lapsed	(277,291)	(546,594)	(823,885)	$2.62

Outstanding at December 31, 2002	744,708	2,840,631	3,585,339	$3.04
Granted	611,400	1,687,700	2,299,100	$0.43
Exercised	(9,896)	(10,667)	(20,563)	$0.39
Lapsed	(633,199)	(705,572)	(1,338,771)	$2.94

Outstanding at December 31, 2003	713,013	3,812,092	4,525,105	$1.69
Granted	229,962	1,080,038	1,310,000	$1.23
Exercised	(48,958)	(553,948)	(602,906)	$0.89
Lapsed	(62,423)	(708,702)	(771,125)	$2.62

Outstanding at December 31, 2004	831,594	3,629,480	4,461,074	$1.59
Granted	—	945,000	945,000	$0.55
Exercised	—	(175,951)	(175,951)	$0.39
Lapsed	(170,128)	(759,037)	(929,165)	$0.92

Outstanding at June 30, 2005	661,466	3,639,492	4,300,958	$1.51

      Options outstanding at June 30, 2005:

		Weighted Average
	Number	Remaining	Weighted Average
Range of Exercise Prices	Outstanding	Contractual Life	Exercise Price

$0.01-$2.00	3,163,261	7.96 years	$0.71
$2.01-$4.00	690,947	4.91 years	$2.80
$4.01-$6.00	438,750	3.95 years	$5.13
$6.01-$8.00	8,000	4.47 years	$6.86

	4,300,958	7.05 years	$1.51

      Options exercisable at June 30, 2005:

	Number	Weighted Average
Range of Exercise Prices	Exercisable	Exercise Price

$0.01-$2.00	1,646,610	$0.82
$2.01-$4.00	660,843	$2.80
$4.01-$6.00	438,750	$5.13
$6.01-$8.00	8,000	$6.86

	2,754,203	$1.99

INSIGNIA SOLUTIONS PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	June 30,	December 31,

	2005	2004	2003	2002

Exercisable options	2,754,203	2,520,507	2,644,401	2,534,047
Weighted average exercise price of exercisable options	$1.99	$2.09	$2.41	$3.03
Weighted average fair value of options granted	$0.53	$0.89	$0.26	$1.29
      In March 1995, Insignia’s shareholders adopted the 1995 Employee Share Purchase Plan (the “Purchase Plan”) with 275,000 ordinary shares reserved for issuance thereunder. On July 21, 1998, the number of shares reserved for issuance was increased to 525,000. On May 27, 1999, the number was increased to 900,000 and on June 30, 2004 the number was further increased to 1,200,000. The Purchase Plan enables employees to purchase ordinary shares at approximately 85% of the fair market value of the ordinary shares at the beginning or end of each six-month offering period. The Purchase Plan qualifies as an “employee stock purchase plan” under section 423 of the U.S. Internal Revenue Code. During the six months ended June 30, 2005, and years ended December 31, 2004, 2003 and 2002 we issued 45,369, 142,079, 5,110 and 108,750 shares under the Purchase Plan, respectively. At June 30, 2005 and December 31, 2004 and 2003 approximately 289,430, 334,799 and 176,878 ordinary shares were reserved for future Purchase Plan issuances, respectively.
      In June 2003, we approved the issuance of options to purchase up to 250,000 ordinary shares to an outside consultant. The options are issued and exercisable upon achievement of certain milestones. The exercise price is $0.47 per share and the options expire 3 years from the date of issuance. As of December 31, 2003, 75,000 options were earned and exercisable. An additional 50,000 options were earned in January 2004 and the balance lapsed with the expiration of the contract in January 2004. In November 2003, we also entered into another agreement with an outside partner to purchase up to 500,000 warrants based upon the achievement of certain milestones. In January 2004, the partner achieved the first milestone and earned 200,000 warrants at a price of $1.03. None of the remaining milestones have been achieved to date. In accordance with Emerging Issues Task Force 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF 96-18”), we recorded a charge of approximately $121,000 and $353,000 in 2003 and 2004, respectively, to operations and an increase to additional paid-in capital, based on the number of options earned and vested. The remaining warrant will be revalued as it vests and future charges will be recorded based on the number of options that vest using the Black-Scholes pricing model.

Note 5 —	Employee Benefit and Pension Plans:
      We have a 401(k) plan covering all of our U.S. employees and a defined contribution pension plan covering all our United Kingdom employees. Under both of these plans, employees may contribute a percentage of their compensation and we make certain matching contributions. Both the employees’ and Insignia’s contributions are fully vested and nonforfeitable at all times. The assets of both these plans are held separately from those of Insignia in independently managed and administered funds. Our contributions to these plans aggregated $29,000 in the six months ended June 30, 2005, $50,000 in 2004, $98,000 in 2003 and $227,000 in 2002.

INSIGNIA SOLUTIONS PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6 —	Income Taxes:
      The components of loss before income taxes are as follows (in thousands):

			Year Ended December 31,
	June 30,	June 30,
	2005	2004	2004	2003	2002

		(Unaudited)
United States	$(2,254)	$(1,884)	$(4,288)	$(3,798)	$(5,149)
United Kingdom and other countries	(1,199)	(1,543)	(2,855)	(1,035)	(5,385)

	$(3,453)	$(3,427)	$(7,143)	$(4,833)	$(10,534)

      The components of the provision (benefit) from income taxes are as follows (in thousands):

			Year Ended December 31,
	June 30,	June 30,
	2005	2004	2004	2003	2002

		(Unaudited)
Current:
U.S. federal	$—	$(185)	$—	$—	$—
U.S. state and local	—	—	(182)	2	20
United Kingdom and other countries	36	(28)	101	(512)	(2,134)

Total provision (benefit)	$36	$(213)	$(81)	$(510)	$(2,114)

      Our actual provision (benefit) from income taxes differs from the provision (benefit) computed by applying the statutory federal income tax rate to loss before income taxes as follows:

			Year Ended December 31,
	June 30,	June 30,
	2005	2004	2004	2003	2002

		(Unaudited)
U.S. federal statutory rate	(34.0)%	(34.0)%	(34.0)%	(34.0)%	(34.0)%
State and local taxes, net of U.S. federal benefit	—	—	(2.5)	—	—
Foreign income taxes at other than U.S. rate	1.0	(6.2)	1.4	(10.6)	(20.1)
Valuation allowance for net deferred income tax assets	34.0	34.0	34.0	34.0	34.0

Effective tax rate	1.0%	(6.2)%	(1.1)%	(10.6)%	(20.1)%

      The components of net deferred income tax assets are as follows (in thousands):

		December 31,
	June 30,
	2005	2004	2003

Net operating loss carry forwards	$19,485	$18,846	$15,998
Tax credit carry forwards	444	452	402
Accrued expenses, allowance and other temporary differences	105	109	98

Net deferred income tax assets before valuation allowance	20,034	19,407	16,498
Deferred income tax asset valuation allowance	(20,034)	(19,407)	(16,498)

Net deferred income tax asset	$—	$—	$—

      As of June 30, 2005, we had available net operating loss (“NOL”) carry forwards of approximately $54.1 million for U.S. federal tax purposes, which expire in various years from 2016 to 2024.

INSIGNIA SOLUTIONS PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      As of June 30, 2005, we had available NOL carry forwards of approximately $18.9 million for California tax purposes, which expire in various years from 2005 to 2014. As a result of the suspension of the use of NOLs for 2002 and 2003, California extended the carryover terms for NOLs created in 2000 and 2001 from 10 years to 12 years and for NOL’s originating in 2002, the carryover period extended from 10 years to 11 years.
      Based on the available objective evidence, management believes it is more likely than not that the net deferred income tax assets will not be fully realizable. Accordingly, the Company has provided a full valuation allowance against its net deferred tax assets at June 30, 2005 and December 31, 2004 and 2003.
      The tax reform act of 1986 limits the use of net operating loss and tax credit carry forwards in certain situations where changes occur in stock ownership of a company. In the event we have a change in ownership, utilization of the federal and state carry forwards could be restricted.
      Starting for tax years 2002 and retroactive to 2000, certain research and development expenditures incurred in the United Kingdom qualified for a tax credit. The tax credit does not offset tax liability but rather is a refund. The estimated refund for 2004 was $134,000. The estimated refund for 2003 reported in the 2003 Form 10-K was $391,000. The actual amount received was $188,000 and was received in January of 2005. The difference of $203,000 between the actual United Kingdom tax credit and the actual refund received for 2003 was due to the research and development expenses for SSP incurred in the United States, which were disallowed as the office in the United Kingdom was not leading the research and development process. Our estimates have since been updated for future years.

Note 7 —	Commitments and Contingencies:

Lease Commitments
      The following are future minimum lease payments under operating leases as of June 30, 2005 (in thousands):

Operating
Leases

Year ending December 31, 2005 (July 1, 2005 through December 31, 2005)	$107
2006	226
2007	198
2008	198
2009	198
Thereafter	918

$1,845

      Operating lease commitments above are net of sublease income of $52,000 for the remainder of 2005. Rent expense under all operating leases was $135,000, $334,000, $425,000 and $822,000 for the six months ended June 30, 2005, and for the years ended December 31, 2004, 2003 and 2002, respectively. Rent expense was net of sublease rental income of $58,000 for the six months ended June 30, 2005, $94,000 in 2004, $0 in 2003 and $13,000 in 2002.

Guarantee Agreements
      Insignia, as permitted under Delaware law and in accordance with our Bylaws, indemnifies our officers and directors for certain events or occurrences, subject to certain limits, while the officer is or was serving at our request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum amount of potential future indemnification is unlimited; however, we do have a Director and

INSIGNIA SOLUTIONS PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Officer Insurance Policy that limits our exposure and enables us to recover a portion of any future amounts paid. As a result of the insurance policy coverage we believe the fair value of these indemnification agreements is minimal.
      In our sales agreements, we typically agree to indemnify our customers for any expenses or liability resulting from claimed infringements of patents, trademarks or copyrights of third parties. The terms of these indemnification agreements are generally perpetual any time after execution of the agreement. The maximum amount of potential future indemnification is unlimited. To date we have not paid any amounts to settle claims or defend lawsuits.
      Insignia, on a limited basis, has granted price protection for the Jeode product line. The terms of these agreements were generally perpetual. We have not recorded any liabilities for these potential future payments either because they are not probable or we have yet to incur the expense.
      Insignia warrants its software products against defects in material and workmanship under normal use and service for a period of ninety days. There is no warranty accrual recorded because potential future payments either are not probable or we have yet to incur any expense.

Change of Control Severance Arrangements
      We have entered into change of control severance arrangements with three of our executive officers, pursuant to which we will continue to pay salary for up to six months if any of these employees are terminated in connection with a change of control of the Company.

Rent Agreement
      During 1998, we sublet, until March 2002, facilities that we previously occupied in the United Kingdom, on substantially the same terms as those applicable to us. In January 2002, we entered into an agreement with the landlord to terminate the lease on April 13, 2002. The termination agreement required us to pay, on April 3, 2002, a surrender payment of approximately $470,000.

Contingencies
      From time to time, the Company may become involved in litigation relating to claims arising from the ordinary course of business. Management is not currently aware of any matters that could have a material adverse effect on the financial position, results of operations or cash flows of the Company.

Note 8 —	Segment Reporting:
      Statement of Financial Accounting Standards 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”) provides for segment reporting based upon the “management” approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of Insignia’s reportable segments. SFAS 131 also requires disclosures about products and services, long-lived assets, geographic areas, and major customers.
      We are in a single industry segment providing software technologies that enable mobile operators and phone manufacturers to manage mobile devices using standard over-the-air data networks. 83% of our revenues in the six months ended June 30, 2005 were from five customers with 20%, 18%, 17%, 16% and 12% of revenue from each. In 2004, the SSP and Jeode product lines accounted for 83% and 17%, respectively, of the total revenue. The Jeode revenue related to royalties received from Esmertec. Esmertec accounted for 100% of the Jeode revenue. The SSP revenue generated in 2004 was from four customers each accounting for 28%, 21%, 18% and 14%, respectively. In 2003, the Jeode product line accounted for 94% of the total revenue

INSIGNIA SOLUTIONS PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
of which Hewlett Packard Company accounted for 26% of total revenues. In 2002, Phoenix Technologies, Ltd. (“Phoenix”) accounted for 58% of total revenues. No other customer accounted for 10% or more of our total revenues during the six months ended June 30, 2005 or the fiscal years ended December 31, 2004, 2003 or 2002.
      Revenue by product is as follows (in thousands):

	Six Months Ended
	June 30,		Year Ended December 31,

	2005	2004	2004	2003	2002

		(Unaudited)
SSP	$470	$335	$450	$20	$—
DMS	369	—	—	—	—
OMC	357	—	—	—	—
Jeode	—	91	91	670	7,256
SoftWindows	—	—	—	20	—

Total	$1,196	$426	$541	$710	$7,256

      Revenue by geographic area is as follows (in thousands):

	Six Months Ended		Year Ended
	June 30,		December 31,

	2005	2004	2004	2003	2002

		(Unaudited)
U.S.	$225	$150	$150	$410	$6,745
Asia Pacific	255	185	300	59	311
EMEA	716	91	91	241	200

	$1,196	$426	$541	$710	$7,256

Percentage of total revenue:
U.S.	19%	35%	28%	58%	93%
Asia Pacific	21%	43%	55%	8%	4%
EMEA	60%	22%	17%	34%	3%

	100%	100%	100%	100%	100%

      Revenues are attributed to countries based on the principal address of the customer.
      As of June 30, 2005, the majority of our long-lived assets are located outside the United States, principally in Sweden. All of our net intangible assets ($2,290,000), goodwill ($416,000) and other non-current assets ($228,000) are located outside the United States. $44,000 of our net fixed assets are located outside the United States. At December 31, 2004 and 2003, substantially all of our long-lived assets were located in the United States.

Note 9 —	Equity Transactions and Warrants:

Recent Sales of Unregistered Securities
      In 1999, a private placement transaction resulted in an allocation of $1.4 million to mandatorily redeemable warrants, of which $590,000 was allocated to the warrants issued, and $850,000 was allocated to additional warrants issuable under certain circumstances. During the quarter ended June 30, 2003, $850,000, which represented the relative fair value of the additional warrants issuable in connection with the 1999 private placement, was reclassified from manditorily redeemable warrants to additional paid-in capital. The reclassification was a result of the expiration of our obligation to issue these warrants.

INSIGNIA SOLUTIONS PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Amounts classified as warrants will remain outside of shareholders’ equity for the life of the warrant or until they are exercised, whichever occurs first. This classification reflects certain potential cash payments that may occur, should we complete a major transaction, such as a takeover, during the life of the warrants.
      In August 2003, warrants issued in the 1999 private placement were modified to reduce their exercise price to $0.40 per share. The modification was accounted for in accordance with SFAS 123 and resulted in a charge of approximately $88,000 to earnings and an increase in the value of the mandatorily redeemable warrants. In September 2003 and November 2003, warrants to purchase 334,177 and 112,500 ordinary shares were exercised for net proceeds of approximately $128,000 and $92,000, respectively. In connection with the exercise of the warrants, $640,000 was reclassified from mandatorily redeemable warrants to additional paid-in capital. In December 2004, the remaining warrants outstanding expired and $38,000 was reclassified from mandatorily redeemable warrants to additional paid-in capital. Fusion Capital exercised warrants to purchase 2,000,000 ordinary shares in September 2003 resulting in net proceeds of approximately $668,000.
      On November 24, 2000, we issued a total of 3,600,000 ordinary shares at a price of $5.00 per unit. Each share comprises one ADS and one half of one warrant to purchase one ADS. The registration statement became effective on December 24, 2000. The warrants expired on November 24, 2004. As compensation for services in connection with this private placement, we (i) issued five year warrants to purchase 225,000 of our ADSs at an exercise price of $5.00 per share, and (ii) paid a cash compensation equal to 6% of the gross proceeds received by us in the private placement to the placement agent. These warrants remain outstanding and expire November 24, 2005.
      On February 12, 2001, we entered into agreements whereby we issued 940,000 ordinary shares in ADS form at a price of $5.00 per share to a total of 4 investors, including Wind River Systems, Inc., and a member of our board of directors. We also issued warrants to purchase 470,000 ADSs to the investors, at an exercise price per share of the lower of the average quoted closing sale price of our ADSs for the ten trading days ending on the day preceding the date of the warrant holder’s intent to exercise less a 10% discount, and $6.00 per share. We received $4.7 million less offering expenses totaling $0.5 million. All of these warrants were exercised in January 2004, resulting in proceeds of approximately $400,000 with $10,000 of issuance costs. We also issued warrants to purchase 25,000 ADSs to the placement agent exercisable at a price of $5.00 per share. These warrants are exercisable and expire on February 12, 2006. The securities were issued in reliance upon the exemption from registration provided under Regulation D promulgated under the Securities Act.
      In September 2003, 1,613,465 ordinary shares in ADS form were purchased under the 2002 Fusion Capital securities subscription agreement resulting in proceeds of $827,000 less offering expenses of $89,000. In November 2003, Fusion Capital purchased 1,766,667 ordinary shares in ADS form. We received $1.3 million less offering expenses totaling $114,000. In accordance with the subscription agreement, Fusion Capital may not beneficially own more than 9.9% of the total ordinary shares. As a result, Fusion Capital requested that we only issue 1,000,000 shares and issue the balance at a later date. This resulted in $575,000 recorded as an ordinary share subscription in the equity section of the balance sheet as of December 31, 2003. In January 2004, new ordinary shares of 766,667 were issued to Fusion Capital, for $575,000 net of issuance expenses of $10,000, pursuant to a binding commitment to deliver such shares entered into in November 2003.
      In November 2003, we issued a warrant to purchase up to 500,000 ADSs to a strategic partner. The warrant becomes exercisable upon achievement of certain milestones and terminates on the third anniversary of the final milestone. The exercise price is $1.03 per share with respect to the first milestone, and the average of $1.03 per share and the then-current market price with respect to the other milestones. At June 30, 2005, 200,000 of the warrants were vested, exercisable, and resulted in a charge of $129,000 to expense and additional paid-in capital in the first quarter of 2004. The warrant will be valued as it vests and future charges will be recorded based on the amount of the warrant that vests using the Black-Scholes pricing model.

INSIGNIA SOLUTIONS PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      On January 5, 2004, we issued 2,262,500 ordinary shares in ADS form at a price of $0.80 to a total of 10 investors. We also issued warrants to purchase 565,625 ADSs to the investors at an exercise price of $1.04. The warrants are exercisable immediately and expire January 5, 2009. We received $1.8 million less offering expenses totaling approximately $0.2 million in this transaction. We also issued warrants to purchase 108,562 ADSs to the two principals of the placement agent, half of which are exercisable at a price of $1.09 per share and the other half at $0.92 per share. These warrants are exercisable immediately and expire January 5, 2009.
      On October 18, 2004, Insignia closed two equity financing transactions in which we raised over $2.3 million, net of transaction costs. We closed a private placement financing with certain institutional and other accredited investors pursuant to which we issued and sold 3,208,499 newly issued ADSs and warrants to purchase 802,127 ADSs, for a total purchase price of approximately $1.5 million, or $1.3 million net of transaction costs. The shares were priced at $0.48 per share, and the warrants have an exercise price of $1.06 per share. The warrants may be exercised any time after the date that is six months after the closing of the private placement until the earlier of April 18, 2010 or a change of control of Insignia. Nash Fitzwilliams Ltd. served as the private placement agent in the private placement. We issued warrants to purchase an aggregate of 204,597 ADSs to the two principals of Nash Fitzwilliams Ltd. as placement agent. The warrants issued to the Nash Fitzwilliams’ Ltd.’s principals have the same exercise price and terms as the warrants issued to the investors in the private placement. Two investors in this private placement were related parties of Insignia. Mark McMillan, our Chief Executive Officer, invested $25,000 to purchase 52,083 ADSs and warrants to purchase 13,021 ADSs. In addition Vincent Pino, one of our directors, and his immediate family invested $200,000 to purchase 416,667 ADSs and warrants to purchase 104,167 ADSs. As part of the transaction, we agreed to file a resale registration statement with the Securities and Exchange Commission for the purpose of registering the resale of the shares, and the shares underlying the warrants, issued in the private placement. Additionally, under a previously executed securities subscription agreement, we sold to Fusion Capital 2,500,000 shares of newly issued ADSs at a purchase price of $0.40 per share, resulting in proceeds of approximately $1.0 million, net of transaction costs. As of October 18, 2004, we had sold an aggregate of $3.152 million of Insignia’s ADSs (out of a total potential issuance of $6 million under the securities subscription agreement) to Fusion Capital.
      During January 2005, we sold 299,007 shares for $200,000 under the 2002 Fusion Capital agreement. On February 9, 2005, Insignia sold to Fusion Capital 3,220,801 ADSs at a purchase price of $0.40 per share, resulting in proceeds of approximately $1.3 million. These shares were issued to Fusion Capital in a private placement. Insignia intends to file a registration statement in order to register the resale of these shares.
      On February 9, 2005, Insignia and Fusion Capital entered into a mutual termination agreement pursuant to which the 2002 Fusion Capital securities subscription agreement was terminated. As a result of this termination, the 2,000,000 shares issued on exercise of the warrants (described above) may be resold by Fusion Capital under the Company’s existing S-1 registration statement.
      On February 10, 2005, Insignia entered into the 2005 Fusion Capital securities subscription agreement with Fusion Capital to sell ADSs up to an aggregate purchase price of $12 million (subject to daily maximum purchase amounts) to Fusion Capital over a period of 30 months (the “2005 Fusion Capital securities subscription agreement”). The shares will be priced based on a market-based formula at the time of purchase. The commencement of funding under the 2005 Fusion Capital securities subscription agreement is subject to certain conditions, including the declaration of effectiveness by the Securities and Exchange Commission of a registration statement covering the ADSs to be purchased by Fusion Capital under the 2005 Fusion Capital securities subscription agreement. The timing of a registration statement covering the ADSs to be purchased by Fusion Capital being declared effective is not within Insignia’s control. Any delay in the commencement of funding under the 2005 Fusion Capital securities subscription agreement could jeopardize Insignia’s business. As a commitment fee for this facility Fusion Capital received warrants for 2,000,000 shares exercisable at the

INSIGNIA SOLUTIONS PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
greater of £0.205 or $0.40 per share and for 2,000,000 shares exercisable at £0.205 each. These warrants are exercisable immediately and expire on February 28, 2010.
      On March 16, 2005, we closed our acquisition of Mi4e, a private company headquartered in Stockholm, Sweden. The consideration paid in the transaction was 2,969,692 ADSs representing ordinary shares and another 989,896 ADSs will be issuable on March 31, 2006, subject to potential offset for breach of representations, warranties and covenants. In addition up to a maximum of 700,000 Euros is payable in a potential earn out based on a percentage of future revenue collected from sales of existing Mi4e products. At June 30, 2005, $22,000 of this earn out was earned.
      In June 2005, the Company issued convertible notes to three shareholders in exchange for a bridge financing of $275,000. These notes were converted into the Series A preferred stock described below on June 30, 2005. In consideration of this bridge financing we accrued loan fees in the form of ADSs representing 45,833 ordinary shares and warrants to purchase an aggregate of 45,833 ADSs at an exercise price of $0.58 per share were issued; these shares were valued at a market value of $25,200 and the warrants had a fair value, calculated using the Black-Scholes model, of approximately $17,000. These warrants are exercisable on December 21, 2005 and expire on June 30, 2010.
      On June 30, 2005 and July 5, 2005, we and our wholly-owned subsidiary Insignia Solutions Inc. (the “Subsidiary”) entered into Securities Subscription Agreements with Fusion Capital and other investors (each, an “Investor” and collectively, the “Investors”). Pursuant to these subscription agreements, Investors invested an aggregate of $1,000,000 on June 30, 2005 (including exchange of the $275,000 bridge notes), and we completed a second closing on July 5, 2005 for an additional $440,400. Pursuant to these subscription agreements, the Subsidiary issued its Series A preferred stock, no par value per share, to the Investors. The preferred stock is non-redeemable. The shares of preferred stock (plus all accrued and unpaid dividends thereon) held by each Investor are exchangeable for ADSs (i) at any time at the election of such Investor, (ii) automatically upon written notice by us to such Investor in the event that the sale price of the ADSs on the Nasdaq SmallCap Market is greater than $1.50 per share for a period of ten consecutive trading days, and certain other conditions are met, and (iii) automatically to the extent any shares of the preferred stock have not been exchanged prior to June 30, 2007. The preferred stock will accrue dividends for two years at a rate of 15% per year compounded annually, payable in the form of additional ADSs. Including accruable dividends, the shares of preferred stock issued on June 30, 2005, together with the additional shares issued on July 5, 2005, will be exchangeable for 3,306,251 and 1,456,075 ADSs, respectively, at an initial purchase price of $0.40 per ADS. Pursuant to the above subscription agreements, we also issued to the Investors on June 30, 2005 and July 5, 2005, warrants to purchase an aggregate of 2,500,000 and 1,101,000 ADSs, respectively, at an exercise price per share equal to the greater of $0.50 or the U.S. Dollar equivalent of 20.5 U.K. pence. These warrants are immediately exercisable and expire on June 30, 2010. We also entered into registration rights agreements with the Investors pursuant to which we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of (i) the ADSs issued to the Investors upon exchange of the Preferred Stock under their subscription agreements and (ii) the ADSs issuable upon exercise of their warrants.
      The issuance of the Series A preferred stock resulted in a beneficial conversion feature, calculated in accordance with EITF No. 00-27, “Application of Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features of Contingently Adjustable Conversion Ratios to Certain Convertible Instruments” based upon the conversion price of the preferred stock into ADSs, and the fair value of the ADSs at the date of issue. Accordingly, the warrants issued on June 30, 2005 were valued at $585,000, using a Black-Scholes model, and the Company recognized $415,000, as a charge to additional paid-in-capital to account for the deemed dividend on the preferred stock as of the issuance date, which represented the amount of the proceeds allocated to the preferred stock. The amount of the deemed dividend related to the beneficial

INSIGNIA SOLUTIONS PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
conversion feature was recorded upon the issuance of the preferred stock, as the preferred stock can be converted to ADSs by the holder at any time.

Subscription Agreement
      On October 17, 2002, we entered into a securities subscription agreement (“Agreement”) with Fusion Capital, pursuant to which Fusion Capital has agreed to purchase, on each trading day following the effectiveness of a registration statement covering the American Depository Shares to be purchased by Fusion Capital, $10,000 of our American Depository Shares up to an aggregate of $6.0 million over a period of 30 months. The purchase price of the American Depository Shares will be equal to a price based upon the future market price of the shares without any fixed discount to the market price. In order to be in compliance with Nasdaq rules, we could not sell our ordinary shares to Fusion Capital at a price below $0.38, which represents the greater of the book value per share of our ordinary shares as of September 30, 2002 or the closing sale price per share of our ADSs on October 16, 2002. If we elect to sell our shares to Fusion Capital at a price per share below $0.38, we first would be required to obtain shareholder approval in order to be in compliance with applicable Nasdaq rules. Under the laws of England and Wales, we are not permitted to sell our ADSs at a purchase price that is less than the nominal value of our ordinary shares. Currently, the nominal value per ordinary share is the U.S. dollar equivalent of 20.5 pence. As of December 31, 2004, new ordinary shares of 6,480,192 were purchased under the Fusion Capital securities subscription agreement for a total of $3.6 million, net of issuance costs. Of this amount, $190,000 was recorded as an other receivable on the consolidated balance sheet at December 31, 2004 as payment was not received until January 2005.
      Under the terms of the Agreement, we issued to Fusion Capital one redeemable warrant for ADSs representing 1,000,000 ordinary shares, and one non-redeemable warrant for ADSs representing 1,000,000 ordinary shares. The exercise price per share of each warrant was the U.S. dollar equivalent of 20.5 pence. Each warrant expires on September 30, 2007. The fair value of the warrants was estimated at $544,000 on the date of grant using the Black-Scholes pricing model with the following assumptions: no dividend yield; risk-free rate of 2.5%; volatility of 101%; and expected life of five years. The fair value of the warrants have been expensed in other expense entirely in the year-ended December 31, 2002. Unless an event of default (including termination of the agreement) occurs under the Agreement, the shares issuable upon exercise of these warrants must be held by Fusion Capital until 30 months from the date of the Agreement or the date the Agreement is terminated. Fusion Capital exercised their 2,000,000 warrants for $668,000, net of issuance costs.
      The following table summarizes activity on warrants:

	Warrants Outstanding	Warrants Outstanding
	and Exercisable	Exercise Price

Balance, December 31, 2001	2,591,334	$4.77	-	$6.00	(1)
Granted	2,000,000	par value
Exercised	(400,000)			$1.24

Balance, December 31, 2002	4,191,334	par value	-	$6.00	(1)
Granted	—			—
Exercised	(2,446,677)	$0.345	-	$0.8371
Lapsed	(1,005,000)			$6.00	(1)

Balance, December 31, 2003	739,657	$4.77	-	$6.00	(1)
Granted	1,880,911	$0.92	-	$1.09
Exercised	(470,000)			$6.00	(1)
Lapsed	(19,657)			$4.77

INSIGNIA SOLUTIONS PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Warrants Outstanding	Warrants Outstanding
	and Exercisable	Exercise Price

Balance, December 31, 2004	2,130,911	$0.92	-	$5.00
Granted	6,738,355	0.37	-	$1.11	(2)
Exercised	—			—

Balance, June 30, 2005	8,869,266	$0.37	-	$5.00	(2)

(1)	The $6.00 warrants are the lesser of $6.00 or 90% of 10-day average market value.

(2)	2,000,000 of the warrants are exercisable at £0.205 ($0.37 as of June 30, 2005), 2,000,000 of the warrants are exercisable at the greater of £0.205 or $0.40 and 2,500,000 of the warrants are exercisable at the greater of £0.205 or $0.50.

Note 10 —	Sale of Java Virtual Machine Assets:
      On February 7, 2003, we entered into a loan agreement with Esmertec whereby Esmertec loaned Insignia $1.0 million at an interest rate of prime plus two percent. The principal amount of $1.0 million was repaid on January 15, 2004 by offsetting that amount with a receivable from Esmertec relating to the product line purchase. All remaining accrued interest of $55,161 was repaid on March 15, 2004 by offsetting the accrued interest against prepaid royalties. Accordingly, there are no outstanding balances or future amounts due to Esmertec under the loan agreement as of December 31, 2004.
      On March 4, 2003, we entered into several other agreements with Esmertec including a definitive agreement to sell certain assets relating to our Jeode product in exchange for $3.5 million due in installments through April 2004. The transaction closed on April 23, 2003 and was amended on June 30, 2004. The assets sold primarily included the fixed assets, customer agreements and employees related to the Jeode product. Under the terms of the Agreements, Esmertec also became the exclusive master distributor of the Jeode technology in exchange for $3.4 million in minimum guaranteed royalties through October 2004.
      Under the original agreements, Insignia could have earned up to an additional $4.0 million over the subsequent three year period from the effective date of the agreement based on a percentage of Esmertec’s sales of the Jeode product during the period. Additionally, the parties entered into a cooperative agreement whereas Esmertec would promote Insignia’s SSP software product to Esmertec’s mobile platform customers.
      As part of the sale of our Jeode product, we transferred 42 employees to Esmertec, of which 31 were development engineers. In addition, as part of the sale, Esmertec entered into an agreement with our U.K. building landlord in order to assume the lease on one of the two buildings leased by Insignia.
      On February 13, 2004, Insignia and Esmertec executed the final purchase agreement upon signing the Limited Assignment of Rights of Technology License and Distribution Agreement. The final purchase agreement transferred the intellectual property of Jeode and the title for Insignia’s remaining prepaid royalties to Esmertec.
      On June 30, 2004, Insignia and Esmertec executed a Termination and Waiver Agreement. The Agreement offset Esmertec related liabilities and deferred revenue totaling $853,000 against $600,000 of remaining guaranteed royalty payments due from Esmertec in exchange for a final cash payment of $185,000. The resulting net gain of $302,000 was recorded as other income in the second quarter of 2004 and is net of expenses. The final payment was received from Esmertec on July 8, 2004.
      The Jeode platform had been our principal product line since the third quarter of 1999. With the completion of the sale of our Jeode product line to Esmertec in February 2004, Insignia’s sole product line consisted of its SSP products for the mobile handset and wireless carrier industry. We began shipment of our SSP product to customers in the fourth quarter of 2003. In October 2004, we launched our OMC product. In

INSIGNIA SOLUTIONS PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
March 2005, we acquired Mi4e, a private company headquartered in Stockholm, Sweden. Mi4e was founded in 2003 and had $646,000 of sales in 2004. Mi4e’s main product, DMS, is a mobile device management infrastructure solution for mobile operators that support the OMA client provisioning specification.

Note 11 —	Notes Payable and Line of Credit:
      With the March 16, 2005 acquisition of Mi4e, Insignia assumed two notes payable. The largest note is to ALMI Företags Partner (“ALMI”) and is referred to as a “regional development loan”. The total loan amount was for Swedish Krona (“SEK”) 700,000 or approximately $90,000. This note is to be repaid by February 28, 2007 in quarterly installments of approximately SEK 54,000 or approximately $7,000. The interest rate on this note from July 1, 2005 is 8.75% per annum. As of June 30, 2005, the outstanding balance of the ALMI note was approximately SEK 345,000 or approximately $44,000. This loan is secured by a chattel mortgage in the amount of SEK 700,000 or approximately $90,000.
      In addition to the ALMI note payable, there is a note payable to Skandinaviska Enskilda Banken (“SEB”). The total note amount was SEK 300,000 or approximately $39,000. The interest rate on the SEB note is approximately 6.75% per annum. As of June 30, 2005, the outstanding balance was approximately SEK 158,000 or approximately $20,000. This note is to be repaid by January 2007 in monthly installments of approximately SEK 8,000 or approximately $1,000. This loan is secured by a chattel mortgage in the amount of SEK 500,000 or approximately $64,000.
      We also have a line of credit of SEK 200,000 or approximately $25,500 with SEB. As of June 30, 2005 there was no balance outstanding under this line. There is a commitment fee of 1.5% per annum on this line of credit and the borrowings bear interest at the rate of 5% per annum.
      On March 28, 2002, Insignia’s U.S. subsidiary, Insignia Solutions, Inc. (“Insignia U.S.”) entered into an accounts receivable financing agreement with Silicon Valley Bank. The financing agreement allowed Insignia U.S. to borrow an amount up to 80% of eligible receivables not to exceed $1,200,000 with interest at the bank’s prime rate plus two percentage points. Borrowings are subject to compliance with certain covenants, including a requirement to maintain specific financial ratios. Borrowings were secured by substantially all of the assets of Insignia U.S. There were no outstanding borrowings under this credit facility, and the credit line was cancelled on February 12, 2003.

Note 12 —	Related Party:
      On February 13, 2001, we entered into a promissory note with Richard M. Noling, then President and Chief Executive Officer (and currently a director) of Insignia whereby Mr. Noling borrowed $150,000 from the U.S.-based subsidiary of Insignia. The promissory note was due in three equal installments, on each annual anniversary from the date of the note. The note was amended on January 24, 2002 to extend the first and subsequent installments one year. The first installment was due on February 13, 2003. Mr. Noling’s employment was terminated with Insignia effective February 14, 2003. We forgave, effective March 6, 2003 the balance of the loan, $125,363, in lieu of any bonus compensation. Interest accrued on the unpaid principal balance at a rate per annum equal to the prime lending rate of interest as listed in the Wall Street Journal plus 1%. Accrued interest was due and payable monthly in arrears on the last calendar day of each month.
      Two investors in the private placement on October 18, 2004 were related parties of Insignia. Mark McMillan, our Chief Executive Officer, invested $25,000 to purchase 52,083 ADSs and warrants to purchase 13,021 ADSs. In addition Vincent Pino, one of our directors, and his immediate family invested $200,000 to purchase 416,667 ADSs and warrants to purchase 104,167 ADSs.
      At December 31, 2004, the Company had $190,000 of other receivables due from Fusion Capital relating to the purchase of ADSs under the October 17, 2002 subscription agreement. This amount was received in January 2005.

INSIGNIA SOLUTIONS PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      On March 16, 2005, we closed our acquisition of Mi4e. The consideration paid in the transaction was 2,969,692 ADSs representing ordinary shares and another 989,896 ADSs issuable on March 31, 2006, subject to potential offset for breach of representations, warranties and covenants. In addition up to a maximum of 700,000 Euros is payable in a potential earn-out based on a percentage of future revenue collected from sales of existing Mi4e products. As of June 30, 2005, $22,000 was earned. Anders Furehed, our senior vice president of European operations, was an indirect 50% shareholder of Mi4e and thus received 1,484,846 ADSs on the closing of the acquisition.

Note 13 —	Joint Venture Agreement:
      On December 31, 2003, we entered into a joint venture agreement with J-Tek Corporation to form Insignia Asia Chusik Hoesa (“Insignia Asia”). We own 50% of the entity and are accounting for this investment under the equity method of accounting. In 2004, we made two investments of $75,000 each and shared in losses recognized of approximately $82,000. During the year ended December 31, 2004, Insignia recognized license revenue of $75,000 from Insignia Asia. In the six months ended June 30, 2005, we shared in losses recognized of $68,000 and Insignia recognized license revenue of $188,000 from Insignia Asia. At June 30, 2005, our investment in the joint venture has been written down to $0.

Note 14 —	Restructuring:
      In February 2003, we announced a restructuring of the organization to focus on the device management technology. We restructured in both March and June resulting in a 62% headcount reduction and restructuring charges and payments of $498,000 from March through December 2003. In the third quarter of 2002, we completed a worldwide reduction of headcount of approximately 11% of our staff. Restructuring expenses of $296,000 consisted of severance payments made during the third and fourth quarters of 2002. Restructuring expenses which represented 70% and 4% of total revenues in 2003 and 2002, respectively, consisted of costs related to terminated employees, including severance payments as well as national insurance costs where legally required. At June 30, 2005 we had no future liability to any of the terminated employees.

Note 15 —	Subsequent Events:
      At our general meeting of shareholders held on September 30, 2005, our shareholders approved an increase of 35,000,000 ordinary shares to our authorized share capital and a reduction of the nominal value of our ordinary shares from 20 pence per share to 1 pence per share. The reduction in the nominal value of our ordinary shares will become effective once the order of the English High Court confirming it is registered with the U.K. Registrar of Companies, which we expect to be completed by the end of January 2006. The increase in our authorized share capital is conditional upon the reduction of the nominal value of our ordinary shares becoming effective.
      Insignia entered into a bank loan agreement on September 30, 2005. This agreement allows Insignia to finance certain eligible accounts receivable. The bank, at its sole discretion, may advance for each receivable the advance rate multiplied by the receivable. Insignia can receive as a cash advance up to 80% of the eligible receivables up to a total of $1.0 million on qualified receivables of $1.25 million. The agreement has a one year term and all assets and intellectual property of the Company is collateral on this agreement.
      On September 22, 2005, Insignia received an advance of $150,000 from Fusion Capital. This advance is intended to be an advance on the 2005 Fusion Capital securities subscription agreement (see Note 9) and, as such, will be used by Fusion Capital to purchase ordinary shares of Insignia. If the registration of securities does not become final with the Securities and Exchange Commission, the $150,000 advance will become a loan payable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of Insignia Solutions plc:
      We have audited the accompanying consolidated balance sheets of Insignia Solutions plc and subsidiaries as of June 30, 2005 and December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the six months ended June 30, 2005 and for each of the two years in the period ended December 31, 2004. The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Insignia Solutions plc and subsidiaries as of June 30, 2005 and December 31, 2004 and 2003, and the results of their operations and their cash flows for the six months ended June 30, 2005 and for each of the two years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.
      As discussed in Note 1 to the consolidated financial statements, the Company’s recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Management’s plans as to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Burr, Pilger & Mayer LLP
Palo Alto, California
August 16, 2005, except as to Note 15,
          which is as of September 30, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of Insignia Solutions plc
      In our opinion, the accompanying consolidated financial statements of operations, cash flows and changes in shareholders’ equity for the year ended December 31, 2002 present fairly, in all material respects, the results of the operations and the cash flows of Insignia Solutions plc and its subsidiaries for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP
San Jose, California
March 28, 2003

INSIGNIA SOLUTIONS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands, except share and per share amounts)

	September 30,	December 31,
	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$25	$902
Restricted cash	50	50
Accounts receivable, net of allowances of $175 and $0, respectively	922	175
Other receivables	5	241
Tax receivable	124	322
Prepaid expenses	309	456

Total current assets	1,435	2,146
Property and equipment, net	86	140
Intangible assets, net	2,193	—
Goodwill	503	—
Investment in affiliate	—	68
Other assets	236	233

	$4,453	$2,587

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,149	$241
Accrued liabilities	1,154	995
Notes payable	40	—
Deferred revenue	97	10

Total current liabilities	2,440	1,246
Notes payable net of current portion	164	—

Total liabilities	2,604	1,246

Commitments and contingencies (Note 6)
Shareholders’ equity:
Preferred shares, £0.20 par value: 3,000,000 shares authorized; no shares issued	—	—
Ordinary shares, £0.20 par value: 75,000,000 shares authorized; 42,503,025 and 35,722,205 shares issued and outstanding in 2005 and 2004, respectively	14,496	11,939
Additional paid-in capital	66,574	64,459
Ordinary share subscription	712	—
Accumulated deficit	(79,472)	(74,596)
Other accumulated comprehensive loss	(461)	(461)

Total shareholders’ equity	1,849	1,341

	$4,453	$2,587

The accompanying notes are an integral part of these condensed consolidated financial statements.

INSIGNIA SOLUTIONS PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004

Net revenues:
License	$464	$100	$1,381	$521
Service	338	7	617	12

Total net revenues	802	107	1,998	533

Cost of net revenues:
License	42	—	125	28
Service	150	—	166	—

Total cost of net revenues	192	—	291	28

Gross profit	610	107	1,707	505

Operating expenses:
Sales and marketing	608	578	1,937	1,923
Research and development	553	654	2,144	2,126
General and administrative	753	603	2,237	1,864
Amortization of intangible assets	97	—	207	—

Total operating expenses	2,011	1,835	6,525	5,913

Operating loss	(1,401)	(1,728)	(4,818)	(5,408)
Interest income (expense), net	2	4	(40)	6
Other income (expense), net	17	(3)	23	248

Loss before income taxes	(1,382)	(1,727)	(4,835)	(5,154)
Provision for (benefit from) income taxes	5	2	41	(211)

Net loss	(1,387)	(1,729)	(4,876)	(4,943)
Accretion of dividend on subsidiary preferred stock	(54)	—	(54)	—
Deemed dividend related to beneficial conversion feature of subsidiary preferred stock	(196)	—	(611)	—

Net loss attributable to ordinary shareholders	$(1,637)	$(1,729)	$(5,541)	$(4,943)

Net loss per share:
Basic and diluted	$(0.04)	$(0.06)	$(0.13)	$(0.17)

Weighted average shares and share equivalents:
Basic and diluted	42,495	29,384	41,475	29,081

The accompanying notes are an integral part of these condensed consolidated financial statements.

INSIGNIA SOLUTIONS PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands)

	Nine Months Ended
	September 30,

	2005	2004

Cash flows from operating activities:
Net loss	$(4,876)	$(4,943)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	82	77
Amortization of intangible assets	207	—
Allowance for doubtful accounts	175	—
Non-cash charge for warrants, shares and stock options	64	353
Equity in net loss of affiliate	68	40
Gain on sale of product line	—	(302)
Loss on disposal of property and equipment	6	—
Net changes in assets and liabilities, net of acquired assets and liabilities:
Accounts receivable	(781)	(439)
Other receivables	248	(225)
Tax receivable	203	(38)
Prepaid royalties	—	2,185
Prepaid expenses	158	152
Other noncurrent assets	(3)	(3)
Accounts payable	827	(74)
Accrued liabilities	20	(318)
Deferred revenue	(134)	(627)

Net cash used in operating activities	(3,736)	(4,162)

Cash flows from investing activities:
Purchases of property and equipment	(14)	(67)
Investment in affiliate	—	(75)
Acquisition of Mi4e, net of cash acquired	149	—
Increase in restricted cash	—	(30)
Proceeds from sale of property and equipment	4	—

Net cash provided by (used in) investing activities	139	(172)

Cash flows from financing activities:
Proceeds from issuance of shares, net	2,235	1,604
Proceeds from exercise of warrants	—	389
Proceeds from exercise of stock options and employee stock purchases	114	606
Proceeds from notes payable	425	—
Repayment of notes payable	(54)	—

Net cash provided by financing activities	2,720	2,599

Net decrease in cash and cash equivalents	(877)	(1,735)
Cash and cash equivalents at beginning of the period	902	2,212

Cash and cash equivalents at end of the period	$25	$477

Supplemental non-cash investing and financing activities:
Non-cash issuance of shares for acquired business	$2,749	$—

Non-cash issuance of shares upon conversion of notes payable	$275	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

INSIGNIA SOLUTIONS PLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1.	Basis of presentation
      The accompanying unaudited condensed consolidated financial statements of Insignia Solutions plc (“Insignia”, “us”, “our”, “we”, the “Registrant” or the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the instructions to Form 10-Q. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation. Interim results are not necessarily indicative of results for a full year. These unaudited condensed consolidated financial statements and notes should be read in conjunction with Insignia’s audited consolidated financial statements for the year ended December 31, 2004 and footnotes thereto, included in Insignia’s Annual Report on Form 10-K and Insignia’s audited consolidated financial statements for the six months ended June 30, 2005 included in the Registration Statement on Form S-1, as amended, as filed with the Securities and Exchange Commission on October 13, 2005 (the “2005 S-1 Registration Statement”).
      During the past 24 months, we have incurred an aggregate loss from operations and negative operating cash flows of $13.8 million and $12.0 million, respectively. As part of our strategy for ongoing funding, on February 10, 2005, we entered into a securities subscription agreement (the “2005 Fusion Capital securities subscription agreement”) with Fusion Capital Fund II, LLC (“Fusion Capital”). Pursuant to the 2005 Fusion Capital securities subscription agreement, Fusion Capital has agreed to purchase on each trading day after the commencement of funding, $20,000 of our American Depository Shares (“ADSs”), representing ordinary shares of Insignia, for an aggregate of up to $12 million over a 30-month period, subject to earlier termination at our discretion. The commencement of funding under the 2005 Fusion Capital securities subscription agreement is subject to certain conditions, including the declaration of effectiveness by the Securities and Exchange Commission of a registration statement covering the sale of the ADSs issued to Fusion Capital under the 2005 Fusion Capital securities subscription agreement. The 2005 S-1 Registration Statement, which covers the sale of the ADSs to be issued to Fusion Capital under the 2005 Fusion Capital securities subscription agreement, was declared effective by the Securities and Exchange Commission on October 25, 2005. Fusion Capital may not purchase shares under the 2005 Fusion Capital securities subscription agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our shares outstanding at the time of the purchase by Fusion Capital. Currently, Fusion Capital beneficially owns approximately 9.9% of our shares. In addition, Fusion Capital is not required to purchase shares if the market price is less than $0.40 per share during any trading day. Any delay in the commencement of funding under the Fusion Capital securities subscription agreement could jeopardize our business.
      By instituting cost cutting measures through consolidating our global research and development activities, increasing revenue streams, collecting current outstanding receivables and subject to the commencement of funding under the Fusion Capital securities subscription agreement we believe we should be able to meet our operating and capital requirements.
      The failure to raise additional funds, if needed, on a timely basis and on sufficiently favorable terms could have a material adverse effect on our business, operating results and financial condition. Insignia’s liquidity may also be adversely affected in the future by factors such as an inability to borrow without collateral, availability of capital financing and continued operating losses. The accompanying unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Currency
      We follow accounting principles generally accepted in the United States of America. We conduct our business in U.S. dollars, Euros and British pounds sterling, and since March 16, 2005, also in Swedish Krona. All amounts included in the financial statements and in the notes herein are in U.S. dollars unless designated “£”, in which case they are in British pounds sterling.

INSIGNIA SOLUTIONS PLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2.	Net loss per share
      Net loss per share is presented on a basic and diluted basis, and is computed by dividing our net loss attributable to ordinary shareholders by the weighted average number of ordinary shares and ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of warrants and stock options that have a dilutive effect (using the treasury stock method). Under the basic method of calculating net loss per share, ordinary equivalent shares are excluded from the computation. Under the diluted method of calculating net loss per share, ordinary equivalent shares were excluded from the computation because their effect was anti-dilutive, due to our net loss.
      The calculation of basic and diluted net loss per share is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004

	(In thousands, except per share data)
Numerator — basic and diluted:
Net loss attributable to ordinary shareholders	$(1,637)	$(1,729)	$(5,541)	$(4,943)

Denominator of basic and diluted:
Weighted average number of ordinary shares outstanding	42,495	29,384	41,475	29,081

Basic and diluted net loss per share	$(0.04)	$(0.06)	$(0.13)	$(0.17)

      Options to purchase 4,136,506 and 4,440,113 shares of ordinary shares and warrants to purchase 10,047,336 and 1,143,844 ordinary shares were outstanding at September 30, 2005 and 2004, respectively, but were not included in the computation of diluted net loss per share as the effect would be anti-dilutive.

Note 3.	Stock-based compensation
      Insignia accounts for stock-based employee compensation using the intrinsic value method under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosure — an Amendment of FASB Statement No. 123”. The following table illustrates the effect on our net loss attributable to ordinary shareholders and net loss per share if we had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation” to stock-based compensation.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004

	(In thousands, except per share data)
Net loss attributable to ordinary shareholders — as reported	$(1,637)	$(1,729)	$(5,541)	$(4,943)
Less stock-based compensation expense determined under fair value based method	(12)	(144)	(113)	(534)

Net loss attributable to ordinary shareholders — pro forma	$(1,649)	$(1,873)	$(5,654)	$(5,477)

Basic and diluted net loss per share — as reported	$(0.04)	$(0.06)	$(0.13)	$(0.17)
Basic and diluted net loss per share — pro forma	$(0.04)	$(0.06)	$(0.14)	$(0.19)

INSIGNIA SOLUTIONS PLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In accordance with the disclosure provisions of SFAS 123, the fair value of employee stock options granted during the three and nine months ended September 30, 2005 and 2004 was estimated at the date of grant using the Black-Scholes model and the following assumptions:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004

Stock Options:
Volatility range	276-277%	155- 274%	104- 277%	139- 274%
Risk-free interest rate range	3.83- 4.42%	2.39- 3.77%	3.83- 4.43%	1.11- 4.07%
Dividend yield	0%	0%	0%	0%
Expected life (years)	4	4	4	4
Employee Stock Purchase Plan:
Volatility range	—	66%	84%	66-198%
Risk-free interest rate range	—	1.25%	2.93%	1.13- 1.25%
Dividend yield	0%	0%	0%	0%
Expected life (years)	0.5	0.5	0.5	0.5

Note 4.	New accounting pronouncements
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment” (“SFAS 123R”), a revision to SFAS 123. SFAS 123R addresses all forms of share-based payment (“SBP”) awards, including shares issued under our 1995 Incentive Stock Option Plan (“Purchase Plan”), stock options, restricted stock, restricted stock units and stock appreciation rights. SFAS 123R will require Insignia to record compensation expense in its consolidated statement of operations for SBP awards based on the fair value of the SBP awards. Under SFAS 123R, restricted stock and restricted stock units will generally be valued by reference to the market value of freely tradable shares of the Company’s ordinary shares. Stock options, stock appreciation rights and shares issued under the Purchase Plan will generally be valued at fair value determined through an option valuation model, such as a lattice model or the Black-Scholes model (the model that Insignia currently uses for its footnote disclosure). SFAS 123R is effective for annual periods beginning after June 15, 2005 and, accordingly, Insignia must adopt the new accounting provisions effective January 1, 2006. The Company will adopt the provisions of SFAS 123R using a modified prospective application. Under a modified prospective application, SFAS 123R will apply to new awards and to awards that are outstanding on the effective date and are subsequently modified or cancelled. Compensation expense for outstanding awards for which the requisite service had not been rendered as of the effective date will be recognized over the remaining service period using the compensation cost calculated for pro forma disclosure purposes under SFAS 123. Insignia is in the process of determining how the new method of valuing stock-based compensation as prescribed in SFAS 123R will be applied to valuing share-based awards granted after the effective date and the impact the recognition of compensation expense related to such awards will have on its consolidated financial statements.
      In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements” (“SFAS 154”). SFAS 154 will require companies to account for and apply changes in accounting principles retrospectively to prior periods’ financial statements, instead of recording a cumulative effect adjustment within the period of the change, unless it is impracticable to determine the effects of the change to each period being presented. SFAS 154 is effective for accounting changes made in annual periods beginning after December 15, 2005 and, accordingly, we must adopt the new

INSIGNIA SOLUTIONS PLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
accounting provisions effective January 1, 2006. We do not expect the adoption of SFAS 154 to have a material effect on our financial position, results of operations or cash flows.
Note 5. Mi4e Acquisition
      On March 16, 2005, we acquired 100% of the capital stock of Mi4e Device Management AB (“Mi4e”), a private company headquartered in Stockholm, Sweden. The consideration paid in the transaction was 2,969,692 ADSs, and another 989,896 ADSs are issuable on March 31, 2006, subject to potential offset for breach of representations, warranties and covenants. In addition, up to a maximum of 700,000 Euros is payable in cash in a potential earn-out based on a percentage of future revenue collected from sales of existing Mi4e products. As of September 30, 2005, $109,000 had been earned and accrued for in the accompanying consolidated balance sheet. Mi4e develops, markets and supports software technologies that enable mobile operators and phone manufacturers to update firmware of mobile devices using standards over-the-air data networks. Its main product, a Device Management Server (“DMS”) is a mobile device management infrastructure solution for mobile operators that support the Open Mobile Alliance (“OMA”) Client Provisioning Specification.
      The initial purchase price of approximately $3.0 million consisted of 3,959,588 ordinary shares (including the shares issuable in March 2006) with a value of approximately $2,749,000 and acquisition costs of approximately $267,000. The fair value of Insignia’s ordinary shares was determined using an average value of $0.6943 per share, which was the average closing price of Insignia’s ordinary shares three days before and after the measurement date of February 10, 2005. The shares issuable in March 2006 have been recorded as an ordinary share subscription on the condensed consolidated balance sheet. Any earn-out amounts payable by Insignia to Mi4e’s shareholders will be recorded as additional purchase price and an increase to goodwill, but such amounts are not included in the initial purchase price.
      The initial purchase price is allocated as follows (in thousands):

Allocation of Purchase Price:

Tangible assets acquired	$497
Liabilities assumed	(275)
Goodwill(a)	394
Customer relationships(b)	900
Technology(c)	1,500

Total purchase price	$3,016

(a)	Goodwill represents the excess of the purchase price over the fair value of the net assets acquired and liabilities assumed.

(b)	Customer relationships will be amortized over 10 years, the period of time Insignia estimates it will benefit from the acquired customer relationship.

(c)	Technology will be amortized over 5 years, the period of time Insignia estimates it will benefit from the technology acquired.
      In performing the purchase price allocation of acquired intangible assets, Insignia considered its intention for future use of the assets, analysis of historical financial performance and estimates of future performance of Mi4e’s products, among other factors. The amounts allocated to the intangible assets were determined through established valuation techniques established in the technology industry. Insignia determined the fair values of the above intangible technology assets using the “residual income” method, and for the customer relationships the “income approach” method was used.

INSIGNIA SOLUTIONS PLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The excess of the purchase price over the fair value of the identifiable tangible and intangible net assets acquired and liabilities assumed of $394,000 was assigned to goodwill. In accordance with SFAS No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”), goodwill will not be amortized but will be tested for impairment at least annually. This amount is not deductible for tax purposes.
      The following table presents unaudited summarized combined results of operation of Insignia and Mi4e, on a pro forma basis, as though the companies had been combined as of the beginning of each period presented after giving effect to certain purchase accounting adjustments. The operating results of Mi4e have been included in Insignia’s condensed consolidated financial statements after March 16, 2005, the date of acquisition. The following unaudited pro forma amounts are in thousands, except the per share amounts.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004

Net revenues	$802	$161	$2,211	$836
Net loss attributable to ordinary shareholders	$(1,637)	$(1,789)	$(5,702)	$(5,418)
Net loss per share — Basic and diluted	$(0.04)	$(0.05)	$(0.14)	$(0.16)
      The above unaudited pro forma summarized results of operations are intended for informational purposes only and, in the opinion of management, are neither indicative of the results of operations of Insignia had the acquisition actually taken place as of the beginning of the periods presented, nor indicative of Insignia’s future results of operations. In addition, the above unaudited pro forma summarized results of operations do not include potential cost savings from operating efficiencies or synergies that may result from Insignia’s acquisition of Mi4e.
Note 6. Commitments and Contingencies
      Insignia indemnifies its officers and directors for certain events or occurrences, subject to certain limits, while the officer is or was serving at our request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum amount of potential future indemnification is unlimited; however we do have a Director and Officer Insurance Policy that limits our exposure and enables us to recover a portion of any future amounts paid. As a result of the insurance policy coverage, we believe the fair value of these indemnification agreements is minimal.
      In our sales agreements, we typically agree to indemnify our customers for any expenses or liability resulting from claimed infringements of patents, trademarks or copyrights of third parties. The terms of these indemnification provisions are generally perpetual any time after the execution of the agreement. The maximum amount of potential future indemnification is unlimited. To date we have not paid any amounts to settle claims or defend lawsuits.
      Insignia, on a limited basis, has granted price protection. The terms of these agreements are generally perpetual. We have not recorded any liabilities for these potential future payments either because they are not probable or not determinable.
      Insignia warrants its software products against defects in material and workmanship under normal use and service for a period of ninety days. There is no warranty accrual recorded because potential future payments either are not probable or we have yet to incur the expense.
Note 7. Segment reporting and long-lived assets
      Insignia operates in a single industry segment, providing software technologies that enable mobile operators and phone manufacturers to update the firmware of mobile devices using standard over-the-air data networks. In the third quarter of 2004, one customer accounted for 93% of total revenues. In the three months

INSIGNIA SOLUTIONS PLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
ended September 30, 2005, one Swedish company accounted for 38% of total revenues, and two European companies accounted for 27% of total revenues. In the nine months ended September 30, 2004, five customers accounted for 95% of our total revenues, and in the first nine months of 2005 four customers accounted for 53% of total revenues with the largest customer accounting for 15% of total revenues. No other customers accounted for 10% or more of Insignia’s total revenues during the three or nine months ended September 30, 2005 and 2004. Sales to customers outside the United States, derived mainly from customers in Europe, the Middle East, Asia and Africa, represented approximately 93% and 85% of total revenues in the three and nine months ended September 30, 2005, respectively, and approximately 100% and 72% of total revenues in the three and nine months ended September 30, 2004, respectively. Revenue is attributed to countries based on customer location.
      As of September 30, 2005, the majority of our long-lived assets are located outside the United States, principally in the United Kingdom and Sweden. All of our net intangible assets ($2,193,000), goodwill ($503,000) and other non-current assets ($236,000) are located outside the United States. $23,000 of our net fixed assets are located outside the United States. At December 31, 2004, substantially all of our long-lived assets were located in the United States.
Note 8. Equity transactions and warrants
      On October 17, 2002, we entered into a securities subscription agreement (the “2002 Fusion Capital Agreement”) with Fusion Capital, pursuant to which Fusion Capital agreed to purchase, on each trading day following the effectiveness of a registration statement covering the ADSs to be purchased by Fusion Capital, $10,000 of our ADSs up to an aggregate of $6.0 million over a period of 30 months. The purchase price of the ADSs was based on a formula based on the market price at the time of each purchase. In 2004, we sold 3,100,060 shares to Fusion Capital for aggregate proceeds of $1.5 million, net of transaction costs, under the 2002 Fusion Capital securities subscription agreement. During 2003, we issued and sold to Fusion Capital 3,380,132 ADSs resulting in proceeds of $1.9 million, net of transaction costs, under the 2002 Fusion Capital securities subscription agreement. During January 2005, we sold 299,007 ADSs for $200,000 under the 2002 Fusion Capital agreement. As of December 31, 2004, new ordinary shares of 6,480,192 were purchased under the Fusion Capital securities subscription agreement for a total of $3.6 million, net of issuance costs. Of this amount, $190,000 was recorded as an other receivable on the consolidated balance sheet at December 31, 2004 as payment was not received until January 2005.
      Under the terms of the 2002 Fusion Capital Agreement, we issued to Fusion Capital one redeemable warrant for ADSs representing 1,000,000 ordinary shares, and one non-redeemable warrant for ADSs representing 1,000,000 ordinary shares. The exercise price per share of each warrant was the U.S. dollar equivalent of 20.5 pence. Each warrant expires on September 30, 2007. The fair value of the warrants was estimated at $544,000 on the date of grant using the Black-Scholes pricing model with the following assumption: no dividend yield; risk-free rate of 2.5%; volatility of 101%; and expected life of five years. The fair value of the warrants have been expensed in other expense entirely in the year-ended December 31, 2002. Unless an event of default (including termination of the agreement) occurs under the 2002 Fusion Capital Agreement, the shares issuable upon exercise of these warrants must be held by Fusion Capital until 30 months from the date of the 2002 Fusion Capital Agreement or the date the agreement is terminated. Upon Fusion Capital’s exercise of these warrants in 2003, we issued Fusion Capital 2,000,000 ADSs for a total of $668,000, net of issuance costs. On February 9, 2005, Insignia and Fusion Capital entered into a mutual termination agreement pursuant to which the 2002 Fusion Capital Agreement was terminated. As a result of this termination, the 2,000,000 shares issued on exercise of the warrants in connection with the 2002 securities subscription agreement may be resold by Fusion Capital under the Company’s existing registration statement.
      On October 18, 2004, Insignia closed two equity financing transactions in which we raised over $2.3 million, net of transaction costs. We closed a private placement financing with certain institutional and

INSIGNIA SOLUTIONS PLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
other accredited investors pursuant to which we issued and sold 3,208,499 newly issued ADSs and warrants to purchase 802,127 ADSs, for a total purchase price of approximately $1.5 million, or $1.3 million net of transaction costs. The shares were priced at $0.48 per share, and the warrants have an exercise price of $1.06 per share. The warrants may be exercised any time after the date that is six months after the closing of the private placement until the earlier of April 18, 2010 or a change of control of Insignia. We also issued warrants to purchase an aggregate of 204,597 ADSs to the two principals of Nash Fitzwilliams Ltd. as compensation for Nash Fitzwilliams Ltd’s services as placement agent. The warrants issued to the Nash Fitzwilliams’ Ltd’s principals have the same exercise price and terms as the warrants issued to the investors in the private placement. In addition, in July 2005, we issued to each of the investors in the private placement financing a warrant (each a “penalty warrant”) to purchase ADSs equal to 6% of the shares purchased by each investor at the closing of the financing. The exercise price for the penalty warrants is $1.11 per share. The exercise price for the penalty warrants is $1.11 per share. We have filed a resale registration statement with the Securities and Exchange Commission for the purpose of registering the resale of the shares, and the shares underlying the warrants, issued in the private placement. Additionally, under a previously executed securities subscription agreement, we sold to Fusion Capital 2,500,000 shares of newly issued ADSs at a purchase price of $0.40 per share, resulting in proceeds of approximately $1.0 million, net of transaction costs. As of October 18, 2004, we had sold an aggregate of $3.152 million of Insignia’s ADSs (out of a total potential issuance of $6 million under the securities subscription agreement) to Fusion Capital.
      On February 9, 2005, Insignia sold to Fusion Capital 3,220,801 ADSs at a purchase price of $0.40 per share, resulting in proceeds of approximately $1.3 million. These shares were issued to Fusion Capital in a private placement, and are registered under the 2005 S-1 Registration Statement.
      On February 10, 2005, Insignia entered into the 2005 Fusion Capital securities subscription agreement with Fusion Capital to sell up to an aggregate of $12 million in ADSs to Fusion Capital over a period of 30 months. The shares will be priced based on a market-based formula at the time of purchase. The commencement of funding under the 2005 Fusion Capital securities subscription agreement is subject to certain conditions, including the declaration of effectiveness by the Securities and Exchange Commission of a registration statement covering the ADSs to be purchased by Fusion Capital under the 2005 Fusion Capital securities subscription agreement. The 2005 S-1 Registration Statement, which covered the sale of the ADSs to be issued to Fusion Capital under the 2005 Fusion Capital securities subscription agreement, was declared effective by the Securities and Exchange Commission on October 25, 2005. In addition, Fusion Capital may not purchase shares under the 2005 Fusion Capital securities subscription agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our shares outstanding at the time of the purchase by Fusion Capital. Currently, Fusion Capital beneficially owns approximately 9.9% of our shares. In addition, Fusion Capital shall not have the right nor be obligated to subscribe for any ADSs on any trading days that the purchase price of our ADSs (as defined in the 2005 Fusion Capital securities subscription agreement) falls below $0.40 at any time during the trading day. The purchase price of our ADSs had been $0.40 or above $0.40 from October 25, 2005, the date when the 2005 S-1 Registration Statement was declared effective, until November 2, 2005. However, the purchase price of our ADSs has been less than $0.40 between November 3, 2005 through December 8, 2005 at some point during each such trading day. Accordingly, our ability to obtain funding under the 2005 Fusion Capital securities subscription agreement is dependent on the trading price of our ADSs increasing to at or above $0.40 per ADS. Any delay in the commencement of funding under the 2005 Fusion Capital securities subscription agreement or in obtaining other funding could jeopardize Insignia’s business. As a commitment fee for this facility, we issued to Fusion Capital warrants for 2,000,000 ADSs exercisable at the greater of £0.205 or $0.40 per share and for 2,000,000 ADSs exercisable at £0.205 per share. These warrants are exercisable immediately and expire on February 28, 2010.
      On March 16, 2005, we closed our acquisition of Mi4e, a private company headquartered in Stockholm, Sweden. The consideration paid in the transaction was 2,969,692 ADSs representing ordinary shares and

INSIGNIA SOLUTIONS PLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
another 989,896 ADSs are issuable on March 31, 2006, subject to potential offset for breach of representations, warranties and covenants.
      In June 2005, the Company issued convertible notes to three shareholders in exchange for a bridge financing of $275,000. These notes were converted into Series A Preferred Stock of our wholly-owned subsidiary, Insignia Solutions, Inc. (our “Subsidiary”) on June 30, 2005, as described below. In consideration of this bridge financing, the Company accrued loan fees in the form of 45,833 ADSs and warrants to purchase an aggregate of 45,833 ADSs at an exercise price of $0.58 per share were issued. The 45,833 ADSs were valued at a market value of $25,200 and the warrants had a fair value, calculated using the Black-Scholes model, of approximately $17,000. These warrants are exercisable on December 21, 2005 and expire on June 30, 2010.
      On June 30, 2005 and July 5, 2005, we and our Subsidiary entered into securities subscription agreements with Fusion Capital and other investors. Pursuant to these subscription agreements, we completed a closing for an aggregate of $1,000,000 on June 30, 2005 (including exchange of the $275,000 bridge notes issued in June 2005), and we completed a second closing on July 5, 2005 for an additional $440,400. Pursuant to these subscription agreements, our Subsidiary issued its Series A Preferred Stock, no par value per share, to the investors. This preferred stock is non-redeemable. The shares of preferred stock (plus all accrued and unpaid dividends thereon) held by each investor are exchangeable for ADSs (i) at any time at the election of such investor, (ii) automatically upon written notice by us to such investor in the event that the sale price of the ADSs on the Nasdaq SmallCap Market is greater than $1.50 per share for a period of ten consecutive trading days, and certain other conditions are met, and (iii) automatically to the extent any shares of the preferred stock have not been exchanged prior to June 30, 2007. The preferred stock will accrue dividends at a rate of 15% per year compounded annually until June 30, 2007, at which time no further dividends will accrue, and are payable in the form of additional ADSs. Including accruable dividends, the shares of preferred stock issued on June 30, 2005, together with the additional shares issued on July 5, 2005, will be exchangeable for 3,306,251 and 1,456,075 ADSs, respectively, at an initial purchase price of $0.40 per ADS. As of September 30, 2005, approximately $54,000 has been accrued for the value of the 15% dividend in the accompanying consolidated statements of operations. Pursuant to the subscription agreements, we also issued to the investors on June 30, 2005 and July 5, 2005, warrants to purchase an aggregate of 2,500,000 and 1,101,000 ADSs, respectively, at an exercise price per share equal to the greater of $0.50 or the U.S. Dollar equivalent of 20.5 U.K. pence. These warrants are immediately exercisable and expire on June 30, 2010. We also entered into registration rights agreements with the investors pursuant to which we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of (i) the ADSs issued to the investors upon exchange of the Preferred Stock under their subscription agreements and (ii) the ADSs issuable upon exercise of their warrants. In connection with the July 5, 2005 closing of the private placement, we also issued warrants to purchase an aggregate of 77,070 ADSs to Anthony Fitzgerald and Next Level Capital, Inc. as compensation for services as placement agents, on substantially similar terms as the warrants issued to the investors in such private placement. The 2005 S-1 Registration Statement, which covers the resale of the ADSs issued to the investors upon exchange of the preferred stock under their subscription agreements and the ADSs issuable upon exercise of the warrants issued to the investors, Anthony Fitzgerald and Next Level Capital, Inc. in the private placement was declared effective by the Securities and Exchange Commission on October 25, 2005.
      The issuance of the Series A Preferred Stock of our Subsidiary resulted in a beneficial conversion feature, calculated in accordance with EITF No. 00-27, “Application of Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features of Contingently Adjustable Conversion Ratios to Certain Convertible Instruments” based upon the conversion price of the preferred stock into ADSs, and the fair value of the ADSs at the date of issue. Accordingly, the warrants issued as of June 30, 2005 were valued at $585,000, using a Black-Scholes model and the Company recognized $415,000 as a charge to additional paid-in-capital to account for the deemed dividend on the preferred stock, as of the issuance date, which

INSIGNIA SOLUTIONS PLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
represented the amount of the proceeds allocated to the preferred stock. The warrants issued as of July 5, 2005 (excluding the warrants issued to the placement agents in such closing) were valued at $244,000, using a Black-Scholes model and the Company recognized $196,000 as a charge to additional paid-in-capital to account for the deemed dividend on the preferred stock, as of the issuance date, which represented the amount of the proceeds allocated to the preferred stock. The amount of the deemed dividend related to the beneficial conversion feature was recorded upon the issuance of the preferred stock, as the preferred stock can be converted to ADSs by the holder at any time.
      The following table summarizes the warrant activity during the nine months ended September 30, 2005.

	Warrants Outstanding	Warrants Outstanding
	and Exercisable	Exercise Price

Balance, December 31, 2004	2,130,911	$0.92-$5.00
Granted	7,916,425	0.37-$1.11	(1)
Exercised	—	—

Balance, September 30, 2005	10,047,336	$0.37-$5.00	(1)

(1)	2,000,000 of the warrants are exercisable at £0.205 ($0.37 as of September 30, 2005), 2,000,000 at the greater of £0.205 or $0.40 and 3,036,403 of the warrants are exercisable at the greater of £0.205 or $0.50.
Note 9.     Related party transaction
      On March 16, 2005, we closed our acquisition of Mi4e. The consideration paid in the transaction was 2,969,692 ADSs representing ordinary shares and another 989,896 ADSs issuable on March 31, 2006, subject to potential offset for breach of representations, warranties and covenants. In addition up to a maximum of 700,000 Euros is payable in cash in a potential earn out based on a percentage of future revenue collected from sales of existing Mi4e products. As of September 30, 2005, $109,000 of this earn-out was earned and accrued for in accrued liabilities in the accompanying consolidated balance sheet. Anders Furehed, our senior vice president of European operations, was an indirect 50% shareholder of Mi4e and thus received 1,484,846 ADSs on the closing of the acquisition.
Note 10.     Notes payable
      In connection with the March 16, 2005 acquisition of Mi4e, Insignia assumed two notes payable. The largest note is to ALMI Företags Partner (“ALMI”) and is referred to as a “regional development loan”. The total loan amount in Swedish Krona (“SEK”) was SEK 700,000 or approximately $90,000. This note is to be repaid by February 28, 2007 in quarterly installments of approximately SEK 54,000 or approximately $7,000. The interest rate on this note from July 1, 2005 is 8.75% per annum. As of September 30, 2005, the outstanding balance of the ALMI note was approximately SEK 285,000 or approximately $37,000. This loan is secured by a chattel mortgage in the amount of SEK 700,000 or approximately $90,000.
      In addition to the ALMI note payable, there is a note payable from Skandinaviska Enskilda Banken (“SEB”). The total note amount was SEK 300,000 or approximately $39,000. The interest rate on the SEB note is approximately 6.75% per annum. As of September 30, 2005, the outstanding balance was approximately SEK 133,000 or approximately $17,000. This note is to be repaid by January 2007 in monthly installments of approximately SEK 8,000 or approximately $1,000. This loan is secured by a chattel mortgage in the amount of SEK 500,000 or approximately $64,000.
      We also have a line of credit of SEK 200,000 or approximately $25,500 with SEB. As of September 30, 2005, there was no balance outstanding under this line. There is a commitment fee of 1.5% per annum on this line of credit and the borrowings bear interest at the rate of 5% per annum.

INSIGNIA SOLUTIONS PLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      On November 4, 2005, we issued a promissory note to Fusion Capital in the amount of $450,000 in connection with a loan by Fusion Capital to Insignia in the amount of $150,0000 on September 22, 2005 and $300,000 on November 4, 2005. The annual interest rate of the loan is 17% on the outstanding balance computed on a basis of a 360-day year and the number of actual days lapsed. The maturity date of the loan is January 1, 2007.

Note 11.	Subsequent Events
      At our general meeting of shareholders held on September 30, 2005, our shareholders approved an increase of 35,000,000 ordinary shares to our authorized share capital and a reduction of the nominal value of our ordinary shares from 20 pence per share to 1 pence per share. The reduction in the nominal value of our ordinary shares became effective on December 21, 2005 when the order of the U.K. High Court of Justice confirming such reduction of the nominal value of our ordinary shares was registered with the U.K. Registrar of Companies. The increase in our authorized share capital is conditional upon the reduction of the nominal value of our ordinary shares becoming effective. None of the disclosures in these financial statements have been updated to reflect the effect of this change in the nominal value of our ordinary shares.
      On October 3, 2005, Insignia entered into a Loan and Security Agreement with Silicon Valley Bank pursuant to which Insignia may request that Silicon Valley Bank finance certain eligible accounts receivable (each, a “financed receivable”) by extending credit to Insignia in an amount equal to 80% of such financed receivable (subject to certain adjustments). Accounts receivable are currently our most readily available collateral. The aggregate amount of financed receivables outstanding at any time may not exceed $1,250,000. On the maximum receivables of $1,250,000, we can borrow up to $1,000,000. Insignia must pay a finance charge on each financed receivable in the amount equal to (i) 2% plus the greater of 6.5% or Silicon Valley Bank’s most recently announced prime rate, (ii) divided by 360, (iii) multiplied by the number of days each such financed receivable is outstanding and (iv) multiplied by the total outstanding gross face amount for such financed receivable. As security for the loan, we granted Silicon Valley Bank a first priority security interest in substantially all of our assets, including intellectual property. Upon execution of the Loan and Security Agreement, Insignia paid Silicon Valley Bank a non-refundable facility fee of $15,000. The Loan and Security Agreement terminates on October 2, 2006, and all obligations outstanding thereunder are due and payable on that date. We currently do not have an outstanding balance on such loan.
      On November 4, 2005, we issued a promissory note to Fusion Capital Fund II, LLC (“Fusion Capital”) in the amount of $450,000 in connection with a loan by Fusion Capital to Insignia in the amount of $150,000 on September 22, 2005 and $300,000 on November 4, 2005. The annual interest rate of the loan is 17% on the outstanding balance computed on a basis of a 360-day year and the number of actual days lapsed. The maturity date of the loan is January 1, 2007. In connection with the loan, we issued to Fusion Capital a warrant to purchase 562,500 ADSs at a purchase price per share equal to the greater of the U.S. Dollar equivalent of 20.5 UK pence or U.S. $0.60, calculated upon exercise of such warrant. The warrant is exercisable immediately and expires on November 3, 2010.
      On December 19, 2005, we issued a secured promissory note to Platinum Long Term Growth I, LLC (“Platinum”) in the principal amount of $388,000 in connection with a loan by Platinum to Insignia for $350,000. The maturity date of the loan was January 12, 2006, and if we do not full pay the loan within ten business days after the maturity date, an annual interest rate of 18% will apply to any amounts owed under the loan. As security for the loan, we granted Platinum a security interest in substantially all of our assets, including intellectual property. Proceeds from the Platinum loan were used to pay the loan with Silicon Valley Bank entered into in October 2005 that is described above. The promissory note to Platinum was repaid in connection with the private placement that closed on December 29, 2005. In connection with the loan, we issued 200,000 ADSs to Platinum. The total value of the ADSs issued to Platinum was $74,000.

INSIGNIA SOLUTIONS PLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      On December 29, 2005, we and our subsidiary, Insignia Solutions Inc., entered into a Securities Subscription Agreement (the “December 2005 Subscription Agreement”) with certain investors, pursuant to which we and our subsidiary completed a private placement and received aggregate proceeds of $1,975,000 (including exchange of $250,000 in bridge notes). Pursuant to the subscription agreement, our subsidiary issued its Series B Preferred Stock, to the investors. The Series B Preferred Stock is non-redeemable. The shares of Series B Preferred Stock (plus all accrued and unpaid dividends thereon) held by each Investor are exchangeable for ADSs (i) at any time at the election of the investor or (ii) automatically upon written notice by the Company to the investor in the event that the sale price of the ADSs on the NASDAQ SmallCap Market is greater than $0.80 per share for a period of twenty consecutive trading days and certain other conditions are met. The Series B Preferred Stock will accrue dividends at a rate of 7.5% per year; the first year’s dividends are payable in the form of additional ADSs upon exchange, and subsequent accrued dividends are payable only if declared by our subsidiary’s board of directors. Including accruable dividends, the shares of Series B Preferred Stock will be exchangeable for an aggregate of 8,492,500 ADSs, representing an initial purchase price of $0.25 per ADS. Pursuant to the December 2005 Subscription Agreement, we also issued warrants to purchase an aggregate of 9,085,000 ADS to the investors at an exercise price of $0.37 per share. These warrants are exercisable from June 29, 2006 until December 29, 2010. In connection with the private placement, we also issued warrants to purchase an aggregate of 635,950 ADSs to Next Level Capital, Inc., as partial compensation for its services a placement agent, on substantially similar terms as the warrants issued to the investors in such private placement. The additional compensation to Next Level Capital, Inc. consisted of a cash payment equal to 7% of the gross investment proceeds of $1,975,000, or $138,250. In addition, we entered into a registration rights agreement with the investors pursuant to which we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of (i) the ADSs issued to the investors upon exchange of the preferred stock under their subscription agreements and (ii) the ADSs issuable upon exercise of their warrants. In addition, we entered into a registration rights agreement with the investors pursuant to which we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of (i) the ADSs issued to the investors upon exchange of the preferred stock under their subscription agreements and (ii) the ADSs issuable upon exercise of their warrants. In addition, the registration rights agreement provides that if a registration statement covering resale of the shares issued in the December 2005 private placement (i) has not been filed with the SEC on or prior to January 15, 2006, (ii) has not been declared effective by the SEC on or prior to April 15, 2006, or (iii) is not available for resales of such securities until the earlier of the date as of which such shares may be sold without restriction pursuant to Rule 144(k) promulgated under the Securities Act of 1933, as amended, or the date on which each investor has sold all such securities, then we will make pro rata payments to each investor in the December 2005 private placement, as liquidated damages and not as a penalty, in an amount equal to 2% of the sum of (i) the aggregate purchase price paid by the investors for the shares of Series B Preferred Stock of our subsidiary, ADS’s issuable upon exchange of such Series B Preferred Stock and warrants issued at the December 2005 private placement and (ii) the aggregate exercise price of the shares subject to warrants then issuable upon exercise of outstanding warrants then held by such investors, for each monthly anniversary following the date by which such registration statement should have been filed or have been declared effective by the SEC, as applicable.

INSIGNIA SOLUTIONS PLC
Ten Quarters ended September 30, 2005
      The following tables set forth selected statement of operations data for each of the ten quarters ended September 30, 2005. This unaudited quarterly information has been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, reflects all adjustments (consisting only of normal recurring entries) necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.
INSIGNIA SOLUTIONS PLC
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Jun 30,	Sep 30,	Dec 31,	Mar 31,	Jun 30,	Sep 30,	Dec 31,	Mar 31,	Jun 30,	Sep 30,
	2003	2003	2003	2004	2004	2004	2004	2005	2005	2005

	(Unaudited, in thousands, except per share amounts)
Revenues:
License and royalties	$—	$201	$129	$316	$105	$100	$—	$417	$500	464
Service and other	—	—	1	3	2	7	8	45	234	338

Total revenues	—	201	130	319	107	107	8	462	734	802

Cost of revenues:
License and royalties	36	70	67	23	5	—	—	5	78	42
Service and other	—	—	—	—	—	—	14	—	16	150

Total cost of revenues	36	70	67	23	5	—	14	5	94	192

Gross profit	(36)	131	63	296	102	107	(6)	457	640	610

Operating Expenses:
Sales and marketing	261	423	428	816	529	578	588	662	667	608
Research and development	719	670	678	811	661	654	681	824	767	553
General and administrative	386	665	481	591	670	603	715	781	703	753
Amortization of intangible assets	—	—	—	—	—	—	—	13	97	97
Restructuring	173	(19)	18	—	—	—	—	—	—

Total operating expenses	1,539	1,739	1,605	2,218	1,860	1,835	1,984	2,280	2,234	2,011

Loss from operations	(1,575)	(1,608)	(1,542)	(1,922)	(1,758)	(1,728)	(1,990)	(1,823)	(1,594)	(1,401)
Other income (expense), net	3,517	(138)	(290)	(14)	267	1	1	(30)	(6)	19

Income (loss) before provision (benefit) for income taxes	1,942	(1,746)	(1,832)	(1,936)	(1,491)	(1,727)	(1,989)	(1,853)	(1,600)	(1,382)
Provision (benefit) for income taxes	(331)	(90)	(91)	(26)	(187)	2	130	36	—	5

Net income (loss)	2,273	(1,656)	(1,741)	(1,910)	(1,304)	(1,729)	(2,119)	(1,889)	(1,600)	1,387
Accretion of dividend on subsidiary preferred stock										(54)
Deemed dividend related to beneficial conversion feature of preferred stock	—	—	—	—	—	—	—	—	(415)	(196)

Net loss attributable to ordinary shareholders	$2,273	$(1,656)	$(1,741)	$(1,910)	$(1,304)	$(1,729)	$(2,119)	$(1,889)	$(2,015)	$(1,637)

Net income (loss) per share — basic and diluted	$0.11	$(0.08)	$(0.07)	$(0.07)	$(0.04)	$(0.06)	$(0.06)	$(0.05)	$(0.05)	$(0.04)

Weighted average shares and ordinary share equivalents:
Basic	20,089	20,634	24,539	28,616	29,240	29,384	33,495	39,490	42,407	42,495
Diluted	20,347	20,634	24,539	28,616	29,240	29,384	33,495	39,490	42,407	42,495

MI4E DEVICE MANAGEMENT AB
BALANCE SHEETS AS OF MARCH 16, 2005 AND JUNE 30, 2004

	March 16, 2005			June 30, 2004

	Swedish Krona		US Dollars*	Swedish Krona

			(Unaudited)
	(Amounts in thousands)
ASSETS
Current assets:
Cash and cash equivalents	SEK	2,053	$303	SEK	330
Accounts receivable		957	141		521
Unbilled revenue		75	11		127
Income tax receivable		33	5		12
Other receivables		78	12		146

Total current assets		3,196	472		1,136
Property and equipment		170	25		206

	SEK	3,366	$497	SEK	1,342

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	SEK	556	$81	SEK	50
Accrued liabilities		166	25		146
Deferred revenue		1,493	221		—
Related party liabilities		—	—		109
Current portion of long term liabilities to credit institutions		455	67		455
Other current liabilities		181	27		47

Total current liabilities		2,851	421		807

Deferred tax liabilities		—	—		4

Long term liabilities to credit institutions		275	41		449

Shareholders’ equity:
Share capital		100	15		100
Additional paid-in capital		409	60		—
Accumulated deficit		(269)	(40)		(18)

Total shareholders’ equity		240	35		82

	SEK	3,366	$497	SEK	1,342

*	Convenience translation at March 16, 2005 using exchange rate of US$1.00 = 6.77 Swedish Krona.
The accompanying notes are an integral part of these consolidated financial statements.

MI4E DEVICE MANAGEMENT AB
STATEMENTS OF OPERATIONS FOR THE 8.5 MONTHS ENDED MARCH 16, 2005
AND THE YEAR ENDED JUNE 30, 2004

	March 16, 2005			June 30, 2004

	Swedish Krona		US Dollars*	Swedish Krona

			(Unaudited)
	(Amounts in thousands)
Net revenues	SEK	3,616	$534	SEK	3,890

Operating expenses:
Sales and marketing		1,278	189		1,566
Research and development		1,314	194		1,248
General and administrative		1,235	182		1,035

Total operating expenses		3,827	565		3,849

Operating income (loss)		(211)	(31)		41
Interest (expense)		(44)	(7)		(55)

Loss before taxes		(255)	(38)		(14)
Income taxes		4	1		(4)

Net loss	SEK	(251)	$(37)	SEK	(18)

*	Convenience translation at March 16, 2005 using exchange rate of US$1.00 = 6.77 Swedish Krona.
The accompanying notes are an integral part of these consolidated financial statements.

MI4E DEVICE MANAGEMENT AB
STATEMENTS OF CASH FLOW FOR THE 8.5 MONTHS ENDED MARCH 16, 2005
AND THE YEAR ENDED JUNE 30, 2004

	March 16, 2005			June 30, 2004

	Swedish Krona		US Dollars*	Swedish Krona

			(Unaudited)
	(Amounts in thousands)
Cash flows from operating activities:
Net loss	SEK	(251)	$(37)	SEK	(18)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation		36	6		52
Expenses having no cash flow effect**		—	—		109
Increase (decrease) in accrued interest liabilities***		(18)	(2)		20
Deferred income taxes		(4)	(1)		4
Net changes in assets and liabilities:
Accounts receivable		(436)	(64)		(521)
Unbilled revenue		52	8		(127)
Other receivable		47	7		(158)
Accounts payable		506	75		50
Other short-term liabilities		134	20		47
Accrued expenses		38	6		126
Deferred revenue		1,493	222		—

Cash flows from operating activities		1,597	240		(416)

Cash flows from investing activities:
Purchases of property and equipment		—	—		(258)

Cash flows from investing activities		—	—		(258)

Cash flows from financing activities:
Issuance of shares		—	—		100
Capital contribution		300	44		—
Proceeds from note payable		—	—		904
Repayment of note payable		(174)	(25)		—

Cash flows from financing activities		126	19		1,004

Net change in cash and cash equivalents		1,723	259		330

Cash at beginning of period		330	44		—

Cash at end of period	SEK	2,053	$303	SEK	330

*	Convenience translation at March 16, 2005 using exchange rate of US$1.00 = 6.77 Swedish Krona.

**	Non-cash transactions: During the year ended June 30, 2004 the shareholders paid expenses on behalf of Mi4e in the amount of SEK 109,000 with the intention that they would be repaid. Because of Mi4e’s cash requirements such payment could not be made and the debt was converted into additional paid-in capital on March 16, 2005.

***	Interest paid during the 8.5 month period ended March 16, 2005 and the year ended June 30, 2004 amounted to SEK 62,000 and SEK 35,000, respectively. Taxes paid during the 8.5 month period ended March 16, 2005 and the year ended June 30, 2004 amounted to SEK 21,000 and SEK 12,000, respectively.
The accompanying notes are an integral part of these consolidated financial statements.

MI4E DEVICE MANAGEMENT AB
NOTES TO FINANCIAL STATEMENTS

Note 1 —	Summary of Significant Accounting Policies:

Convenience translation (unaudited)
      The company maintains its accounting records and prepares its financial statements in Swedish Krona. The United States dollar amounts disclosed in the accompanying financial statements are presented solely for the convenience of the reader at the March 16, 2005 rate of SEK 6.77 to the dollar. Such translations should not be construed as representations that the Swedish Krona amounts represent, or have been or could be converted into, United States dollars at that or any other rate.

Organization and business
      Mi4e Device Management AB was registered on July 1, 2003 and commenced operations on September 9, 2003, at which date the assets and liabilities of an unrelated bankruptcy estate having operated under the name of Mi4e Global AB were acquired. The Company currently develops, markets and supports software technologies that enable mobile operators and phone manufacturers to update the firmware of mobile devices using standard over-the-air data networks.

Use of estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial instruments
      We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. Amounts reported for cash and cash equivalents, receivables, accounts payable and accrued liabilities are considered to approximate fair value primarily due to their short maturities.

Revenue recognition
      We primarily entered into license arrangements for the sale of our products to OEMs and distributors. Service revenues were derived from non-recurring engineering activities, from training and from annual maintenance contracts.
      Revenue from licenses is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, the fee is fixed or determinable, and collectibility is probable. For contracts with multiple elements, and for which vendor-specific objective evidence of fair value for the undelivered elements exists, we recognize revenue for the delivered elements using the residual method as prescribed by Statement of Position (“SOP”) No 98-9, “Modification of SOP No 97-2 with Respect to Certain Transactions”. If vendor-specific objective evidence does not exist for all undelivered elements, all revenue is deferred until evidence exists, or all elements have been delivered. Generally we have vendor-specific objective evidence of fair value for the maintenance element of software arrangements based on the renewal rates for maintenance in future years as specified in the contracts. In such cases, we invoice the maintenance revenue periodically in arrears and recognize it ratably over the period during which the maintenance is provided, which generally commences on the date the software is delivered. Vendor-specific objective evidence of fair value for the service element is determined based on the price charged when those services are sold separately.
      We do not grant return rights or price protection under license agreements for our products.

MI4E DEVICE MANAGEMENT AB
NOTES TO FINANCIAL STATEMENTS — (Continued)

Property and equipment
      Property and equipment is recorded at the lesser of cost or fair value, less accumulated depreciation and amortization. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of five years. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are relieved from the accounts and the net gain or loss is included in the determination of income.

Foreign currency translation
      Our functional currency for our operations is the Swedish Krona.
      We conduct most of our business in Euros and Swedish Krona. All amounts included in the financial statements and in the notes herein are in Swedish Krona. The exchange rate used between the Euro and the Swedish Krona was 9.09 and 9.14 per Euro at March 16, 2005 and June 30, 2004, respectively.

Software development costs
      We capitalize internal software development costs incurred after technological feasibility has been demonstrated. We define establishment of technological feasibility as the completion of a working model. Such capitalized amounts are amortized commencing with the introduction of that product at the greater of the straight-line basis utilizing its estimated economic life, generally six months to one year, or the ratio of actual revenues achieved to the total anticipated revenues over the life of the product. At March 16, 2005 and June 30, 2004 no software development costs were capitalized.

Research and development
      We expense the cost of research and development as incurred. Research and development expenses consist primarily of personnel costs, contractors, overhead costs relating to occupancy, software support and maintenance and equipment depreciation.

Income taxes
      We account for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. In estimating future tax consequences, we generally consider all expected future events other than enactments of changes in the tax law or rates.

Concentrations of risk
      Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash, cash equivalents and trade accounts receivable. We place our cash and cash equivalents in bank accounts and certificates of deposit with high credit quality financial institutions.
      We sell our products primarily to mobile network operators, original equipment manufacturers and distributors. We perform ongoing credit evaluations of our customers’ financial condition and generally require no collateral from our customers. We maintain an allowance for uncollectible accounts receivable based upon the expected collectibility of all accounts receivable. At March 16, 2005 and June 30, 2004 our allowances for uncollectible accounts were SEK 157,000 and SEK 0, respectively. At March 16, 2005 and June 30, 2004, two customers accounted for 89% and 96% of our accounts receivables, respectively. For the 8.5 month period ended March 16, 2005 70% of our revenues were from our four largest customers and the balance was from a further six customers. For the year ended June 30, 2004 75% of our revenues were from our three largest customers and the balance was from a further six customers.

MI4E DEVICE MANAGEMENT AB
NOTES TO FINANCIAL STATEMENTS — (Continued)

Comprehensive income
      Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS 130”), requires that all items recognized under accounting standards as components of comprehensive income (loss), be reported in an annual statement that is displayed with the same prominence as other annual financial statements. SFAS 130 also requires that an entity classify items of other comprehensive income (loss) by their nature in an annual financial statement. Comprehensive income (loss), as defined, includes all changes in equity during a period from non-owner sources. The comprehensive loss is equal to the net loss for the period presented.

Note 2 —	Balance Sheet Detail:
      The following table provides details of major components of the indicated balance sheet accounts:

	March 16,	June 30,
	2005	2004

	(Thousands of
	Swedish Krona)
Property and Equipment, net:
Computers and other equipment	10	10
Furniture and fixtures	248	248
Less accumulated depreciation	(88)	(52)

	170	206

Other receivables:
Deposits	12	13
Prepaid expenses	22	8
Value added tax	44	125

	78	146

Accrued liabilities:
Accrued compensation	128	—
Accrued social security expenses	—	43
Accrued rent for premises	—	60
Accrued professional services	20	20
Accrued interest on long-term liabilities	2	20
Other	16	3

	166	146

Other current liabilities:
Employee withholding taxes	—	47
Other	181	—

	181	47

Note 3 —	Income taxes:
      For the 8.5 month period ended March 16, 2005 and the year ended June 30, 2004, the company had no taxable income.

MI4E DEVICE MANAGEMENT AB
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Operating losses for the 8.5 months ended March 16, 2005 have resulted in a deferred tax receivable of SEK 67,000. Because of the company’s situation a valuation allowance has been made for the full amount of this deferred tax asset. Accordingly as of March 16, 2005 the net deferred tax asset is zero.
      The company did not have any net operating loss carry forwards as of June 30, 2004.
      Deferred income tax applicable to temporary differences amounts to SEK 4,000 as of June 30, 2004.

Note 4 —	Shareholders’ Equity:

	Ordinary Shares							Total
				Additional		Accumulated		Shareholders’
	Shares	Amount		Paid-In Capital		Deficit		Equity

	(In thousands)
Issuance of shares	1,000	S	EK100					SEK	100
Net loss for the year ended June 30, 2004						SEK	(18)		(18)
Net loss for the 8.5 month period ended March 16, 2005							(251)		(251)
Capital contribution				SEK	409				409

Balances, March 16, 2005	1,000	S	EK100	SEK	409	SEK	(269)	SEK	240

Note 5 —	Stock Option Plans:
      As of March 16, 2005 and June 30, 2004, there were no stock option plans.

Note 6 —	Liabilities to credit institutions:
      The company has borrowings of SEK 192,000 from SE-Banken and SEK 538,000 from ALMI Företagspartner AB as follows:

	Interest,	Amortization
	per Annum	per Annum		Security

SE-Banken	6.75%	SEK	100,000	Chattel mortgage, SEK 500,000
ALMI Företagspartner AB	9.25%	SEK	215,000	Chattel mortgage, SEK 700,000
      Accordingly, as of March 16, 2005 the loans will be repaid as follows in the future periods and years ending June 30:

2005	SEK 230,000
2006	SEK 315,000
2007	SEK 185,000

SEK 730,000

      In addition, the company has been granted a credit line of SEK 200,000 by SE-Banken. The company has reclassified a portion of the above borrowings to reflect amounts due within one year.
      As of March 16, 2005 and June 30, 2004, there were no outstanding borrowings under this credit facility.

MI4E DEVICE MANAGEMENT AB
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 7 —	Employee Benefit and Pension Plans:
      As of March 16, 2005 and June, 30, 2004, the company did not have any employee benefit or pension plans.

Note 8 —	Commitments and Contingencies:
      As of March 16, 2005 and June 30, 2004, the company did not have any operating lease agreements and no outstanding guarantee agreements.

Note 9 —	Related Party Transactions:
      The company’s Chief Executive Officer, Anders Furehed and its Chairman of the Board, Noël Mulkeen, each have granted the company a loan of SEK 55,000. The loans were not interest-bearing and were contributed to its capital of the company on March 16, 2005.

Note 10 —	Subsequent event:
      On March 16, 2005 all of the company’s shares were acquired by Insignia Solutions plc.

REPORT OF INDEPENDENT ACCOUNTANTS
To the Shareholders and Board of Directors of Mi4e Device Management AB:
      In our opinion, the accompanying balance sheets and the related operating statements and cash flow statements present fairly, in all material respects, the financial position of Mi4e Device Management AB at March 16, 2005 and June 30, 2004, and the results of its operations and its cash flows for the eight and a half months ended March 16, 2005 and for the year ended June 30, 2004, the Company’s first year of operations, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ Öhrlings PricewaterhouseCoopers AB
Stockholm, Sweden
June 27, 2005

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
      Effective March 16, 2005, Insignia Solutions plc (“Insignia”) acquired all of the outstanding shares of Mi4e Device Management AB (“Mi4e”). The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their estimated fair market values on the acquisition date.
      The purchase price of approximately $3.0 million consisted of 3,959,588 shares with a value of approximately $2,749,000 and acquisition costs of approximately $267,000.
      The following unaudited pro forma combined condensed consolidated statements of operations are derived from the historical consolidated financial statements of Insignia and Mi4e. The unaudited pro forma combined condensed consolidated statements of operations for the year ended December 31, 2004 and the nine months ended September 30, 2005 give effect to the acquisition of Mi4e as if it occurred on January 1, 2004. For purposes of the unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2004, Insignia’s results of operations have been combined with Mi4e’s results of operations for such respective period as calculated by adding the results of operations of Mi4e for the six month period ended December 31, 2004 to the year ended June 30, 2004 and subtracting the six month period ended December 31, 2003. For the purposes of the unaudited pro forma combined condensed consolidated statement of operations for the nine months ended September 30, 2005, Insignia’s results of operations, including the operating results of Mi4e since March 17, 2005, have been combined with Mi4e’s results of operations for the period from January 1, 2005 to March 16, 2005.
      The unaudited pro forma combined condensed consolidated financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma combined condensed consolidated statements of operations do not purport to represent what Insignia’s results of operations would have been or would be if the transaction that gave rise to the pro forma adjustments had occurred on the date assumed and are not necessarily indicative of future results. The unaudited pro forma combined condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements and related notes of Mi4e included elsewhere herein.

INSIGNIA SOLUTIONS PLC
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2004

			Pro Forma
			Adjustment	Pro Forma
	Insignia	Mi4e	(Note 2)	Combined

	(In thousands, except per share data)
Net revenues	$541	$646	$—	$1,187
Cost of net revenues	42	—	—	42

Gross profit	499	646	—	1,145

Operating expenses:
Sales and marketing	2,511	192	—	2,703
Research and development	2,807	274	—	3,081
General and administrative	2,579	236	—	2,815
Amortization of intangible assets	—	—	390	390

Total operating expenses	7,897	702	390	8,989

Operating loss	(7,398)	(56)	(390)	(7,844)
Interest income (expense), net	6	(11)	—	(5)
Other income (expense), net	249	—	—	249

Loss before income taxes	(7,143)	(67)	(390)	(7,600)
Income tax benefit	(81)	—	—	(81)

Net loss	$(7,062)	$(67)	$(390)	$(7,519)

Net loss per share:
Basic and diluted	$(0.23)			$(0.22)
Weighted average shares and ordinary share equivalents:
Basic and diluted	30,191			34,151

INSIGNIA SOLUTIONS PLC
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005

			Pro Forma
			Adjustment	Pro Forma
	Insignia	Mi4e	(Note 2)	Combined

	(In thousands, except per share data)
Net revenues	$1,998	$136	$—	$2,134
Cost of net revenues	291	—	—	291

Gross profit	1,707	136	—	1,843

Operating expenses:
Sales and marketing	1,937	103	—	2,040
Research and development	2,144	54	—	2,198
General and administrative	2,237	114	—	2,351
Amortization of intangible assets	207	—	85	292

Total operating expenses	6,525	271	85	6,881

Operating loss	(4,818)	(135)	(85)	(5,038)
Interest income (expense), net	(40)	(3)	—	(43)
Other income (expense), net	23	—	—	23

Loss before income taxes	(4,835)	(138)	(85)	(5,058)
Income tax provision	41	—	—	41

Net loss	(4,876)	(138)	(85)	(5,099)
Accretion of dividend on subsidiary preferred stock	(54)			(54)
Deemed dividend related to beneficial conversion feature of preferred stock	(611)	—	—	(611)

Net loss attributable to ordinary shareholders	$5,541	$(138)	$(85)	$(5,764)

Net loss per share:
Basic and diluted	$(0.13)			$(0.13)
Weighted average shares and ordinary share equivalents:
Basic and diluted	41,475			41,910

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

1.	SUMMARY OF TRANSACTION
      The purchase price of approximately $3.0 million consisted of 3,959,588 ordinary shares with a value of approximately $2,749,000 and acquisition costs of approximately $267,000. The consideration paid in the transaction was 2,969,692 American depositary shares (“ADSs”) representing ordinary shares, and another 989,896 ADSs issuable on March 31, 2006, subject to potential offset for breach of representations, warranties and covenants. The fair value of Insignia’s ordinary notes was determined using an average value of $0.6943 per share, which was the average closing price of the Company’s ordinary shares three days before and after the measurement date of February 10, 2005. In addition, up to a maximum of 700,000 euros is payable in a potential earn-out based on a percentage of future revenue collected from sales of existing Mi4e products. Any earn-out amounts paid by Insignia to Mi4e’s shareholders will be recorded as additional purchase price and an increase to goodwill. Insignia allocated the initial purchase price to the tangible net assets and intangible assets acquired and liabilities assumed, based on their estimated fair values. Under the purchase method of accounting, the initial purchase price does not include the contingent earn-out amount described above.
      The initial purchase price is allocated as follows (in thousands):

Allocation of Purchase Price:

Tangible assets acquired	$497
Liabilities assumed	(275)
Goodwill(a)	394
Customer relationships(b)	900
Technology(c)	1,500

Total purchase price	$3,016

(a)	Goodwill represents the excess of the purchase price over the fair value of the net assets acquired and liabilities assumed and will be periodically reviewed for impairment.

(b)	Customer relationships will be amortized over 10 years, the period of time Insignia estimates it will benefit from the acquired customer relationships.

(c)	Technology will be amortized over 5 years, the period of time Insignia estimates it will benefit from the technology acquired.

2.	PRO FORMA ADJUSTMENT
      To record the amortization of intangible assets as follows:

		Nine Months
		Ended
	Year Ended	September 30,
	December 31, 2004	2005

Customer relationships	$90	$68
Technology	300	225

	390	293
Less amount recorded in post-acquisition period	—	(208)

Pro forma adjustment	$390	$85

3.	UNAUDITED PRO FORMA COMBINED NET LOSS PER SHARE
      The unaudited pro forma basic and diluted combined net loss per share is based on the historical weighted average number of shares of Insignia ordinary shares outstanding during the period plus the number of shares issued in connection with the acquisition. Shares used in computing diluted combined net loss per share exclude ordinary share equivalents as their inclusion would be anti-dilutive due to the net loss incurred.

          No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in the prospectus is current only as of its date.

18,663,450 AMERICAN
DEPOSITORY SHARES
EACH REPRESENTING
ONE ORDINARY SHARE OF
1 PENCE NOMINAL VALUE

PROSPECTUS

               , 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers
      Insignia’s Articles of Association contain a provision to the effect that, so far as permitted by the statutory provisions of English law, Insignia shall indemnify the directors and secretary against liabilities incurred by them in relation to the affairs of Insignia. However, the Companies Act 1985 makes this indemnity ineffective to the extent it applies to such director’s or secretary’s neglect, default, breach of duty or breach of trust in relation to Insignia, except to the extent that it is a qualifying third party indemnity provision within the meaning of the Companies Act 1985.
      Insignia’s policy is to enter into indemnity agreements with each of its directors and executive officers. In addition, Insignia Solutions, Inc., a Delaware corporation and a wholly owned subsidiary of Insignia, enters into indemnity agreements with each of Insignia’s directors and executive officers. The indemnity agreements provide that directors and executive officers will be indemnified and held harmless to the fullest possible extent permitted by law, including against all expenses and attorneys’ fees, judgments, fines and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of Insignia, on account of their services as directors, officers, employees or agents of Insignia or as directors, officers, employees or agents of any other company or enterprise when they are serving in their capacities at the request of Insignia. Neither Insignia nor Insignia Solutions, Inc. will be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims:

•	initiated by the indemnified party and not by way of defense, except with respect to a proceeding authorized by the Board of Directors and successful proceedings brought to enforce a right to indemnification under the indemnity agreements;

•	for any amounts paid in settlement of a proceeding unless Insignia consents to the settlement;

•	on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of Insignia under section 16(b) of the Exchange Act and related laws; on account of conduct by an indemnified party that is finally adjudged to have been in bad faith or conduct that the indemnified party did not reasonably believe to be in, or not opposed to, the best interests of Insignia;

•	on account of any criminal action or proceeding arising out of conduct that the indemnified party has reasonable cause to believe was unlawful; or

•	if a final decision by a court having jurisdiction in the matter shall determine that indemnification is not lawful.
      The indemnity agreements are not exclusive of any rights a director or executive officer may have under the Articles of Association, other agreements, any majority-in-interest vote of the shareholders or vote of disinterested directors and applicable law.
      The indemnification provision in the Articles of Association, and the indemnity agreements, may be sufficiently broad to permit indemnification of Insignia’s directors and executive officers for liabilities arising under the Securities Act. In addition, Insignia has director and officer liability insurance.

Item 25.	Other Expenses of Issuance and Distribution
      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Insignia in connection with the sale of our ordinary shares being registered. All amounts are estimates except the SEC registration fee.

	Amount to
	be Paid

SEC registration fee	$679
Printing and engraving expenses	30,000
Legal fees and expenses	25,000
Accounting fees and expenses	25,000
ADS Issuance costs	474,052	(1)
Stamp duty tax	100,783	(2)

Total	$655,514

(1)	Assumes that the 18,663,450 ADSs that we are registering under this prospectus are issued as of February 13, 2005 for purposes of calculating such costs.

(2)	Assumes that the 18,663,450 ADSs that we are registering under this prospectus are issued as of February 13, 2005 for purposes of calculating such tax.

Item 26.	Recent Sales of Unregistered Securities
      In September 2003, 1,613,465 ADSs were purchased under the Fusion Capital 2002 securities subscription agreement resulting in proceeds of $827,000 less offering expenses of $89,000. In November 2003, Fusion Capital purchased 1,766,667 ADSs. We received $1.3 million less offering expenses totaling $114,000.
      In November 2003, we issued a warrant to purchase up to 500,000 ADSs to a strategic partner. The warrant becomes exercisable upon achievement of certain milestones and terminates on the third anniversary of the final milestone. The exercise price is $1.03 per share with respect to the first milestone, and the average of $1.03 and the then-current market price with respect to the other milestones. At December 31, 2004, 200,000 of the warrants were vested, exercisable, and were recorded with a charge of $129,000 to expense and additional paid-in capital in the first quarter of 2004. The warrant will be valued as it vests and future charges will be recorded based on the amount of the warrant that vests using the Black-Scholes pricing model.
      On January 5, 2004, we issued 2,262,500 ADSs at a price of $0.80 to a total of 10 investors in a private placement exempt from registration under Regulation S and Section 4(2) of the Securities Act. We also issued warrants to purchase 565,625 ADSs to the investors at an exercise price of $1.04. The warrants are exercisable immediately and expire January 5, 2009. We received $1.81 million less offering expenses totaling approximately $0.2 million in this transaction. We also issued warrants to purchase 108,562 ADSs to the two principals of the placement agent, half of which are exercisable at a price of $1.09 per share and the other half at $0.92 per share. These warrants are exercisable immediately and expire January 5, 2009.
      On October 18, 2004, Insignia closed two equity financing transactions in which we raised over $2.3 million, net of transaction costs. We closed a private placement financing with certain institutional and other accredited investors pursuant to which we issued and sold 3,208,499 newly issued ADSs and warrants to purchase 802,127 ADSs, for a total purchase price of approximately $1.5 million, or $1.3 million net of transaction costs. The shares were priced at $0.48 per share, and the warrants have an exercise price of $1.06 per share. The warrants may be exercised any time after the date that is six months after the closing of the private placement until the earlier of April 18, 2010 or a change of control of Insignia. Nash Fitzwilliams Ltd. served as the private placement agent in the private placement. We issued warrants to purchase an aggregate of 204,597 ADSs to the two principals of Nash Fitzwilliams Ltd. as placement agent. The warrants issued to the Nash Fitzwilliams’ Ltd.’s principals have the same exercise price and terms as the warrants issued to the investors in the private placement. In July 2005, we issued warrants to purchase 192,522 ADSs, at an exercise price of $1.11 per share, to the investors in the October 18, 2004 private placement as a penalty because the registration statement relating to the shares issued in this transaction had not become effective. Additionally, in October 2004 under the 2002 Fusion securities subscription agreement, we sold to Fusion Capital 2,500,000 ADSs at a purchase price of $0.40 per share, resulting in proceeds of approximately $1.0 million, net of transaction costs. As of October 18, 2004, we had sold an aggregate of $3.152 million of Insignia’s ADSs to Fusion Capital.
      Two investors in the private placement on October 18, 2004 were related parties of Insignia. Mark McMillan, our Chief Executive Officer, invested $25,000 to purchase 52,083 ADSs and warrants to purchase 13,021 ADSs. In addition Vincent Pino, one of our directors, and his immediate family invested $200,000 to purchase 416,667 ADSs and warrants to purchase 104,167 ADSs.
      On February 8, 2005, Insignia sold 3,220,801 ADSs for $1.3 million pursuant to a private placement with Fusion Capital.
      On June 30, 2005 and July 5, 2005 we and our wholly-owned subsidiary Insignia Solutions Inc. (the “Subsidiary”) entered into Securities Subscription Agreements with Fusion Capital and other investors (each, an “Investor” and collectively, the “Investors”). Pursuant to these subscription agreements, Investors invested an aggregate of $1,000,000 on June 30, 2005 (including exchange of the $275,000 bridge notes), and we completed a second closing on July 5, 2005 for an additional $440,400. Pursuant to these subscription agreements, the Subsidiary issued its Series A Preferred Stock, no par value per share (the “Preferred Stock”) to the Investors. The Preferred Stock is non-redeemable. The shares of Preferred Stock (plus all accrued and unpaid dividends thereon) held by each Investor are exchangeable for ADSs (i) at any time at the election of such Investor, (ii) automatically upon written notice by us to such Investor in the event that the sale price of the ADSs on the Nasdaq SmallCap Market is greater than $1.50 per share for a period of ten consecutive trading days, and certain other conditions are met, and (iii) automatically to the extent any shares of the Preferred Stock have not been exchanged prior to June 30, 2007. The Preferred Stock will accrue dividends at a rate of 15% per year compounded annually, payable in the form of additional ADSs. Including accruable dividends, the shares of Preferred Stock issued on June 30, 2005, together with the additional shares issued on July 5, 2005, will be exchangeable for a total of 4,762,326 ADSs, representing an initial purchase price of $0.40 per ADS. Pursuant to the above subscription agreements, we also issued to the Investors on June 30, 2005 and July 5, 2005, warrants to purchase an aggregate of 3,601,000 ADSs at an exercise price per share equal to the greater of $0.50 or the U.S. Dollar equivalent of 20.5 U.K. pence. These warrants are immediately exercisable and expire on June 30, 2010. We also entered into registration rights agreements with the Investors pursuant to which we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of (i) the ADSs issued to the Investors upon exchange of the Preferred Stock under their subscription agreements and (ii) the ADSs issuable upon exercise of their warrants.
      On December 29, 2005, we and our subsidiary, Insignia Solutions Inc., entered into a Securities Subscription Agreement (the “December 2005 Subscription Agreement”) with certain investors, pursuant to which we and our subsidiary completed a private placement and received aggregate proceeds of $1,975,000 (including exchange of $250,000 in bridge notes). Pursuant to the subscription agreement, our subsidiary issued its Series B Preferred Stock, to the investors. The Series B Preferred Stock is non-redeemable. The shares of Series B Preferred Stock (plus all accrued and unpaid dividends thereon) held by each Investor are exchangeable for ADSs (i) at any time at the election of the investor or (ii) automatically upon written notice by the Company to the investor in the event that the sale price of the ADSs on the NASDAQ SmallCap Market is greater than $0.80 per share for a period of twenty consecutive trading days and certain other conditions are met. The Series B Preferred Stock will accrue dividends at a rate of 7.5% per year; the first year’s dividends are payable in the form of additional ADSs upon exchange, and subsequent accrued dividends are payable only if declared by our subsidiary’s board of directors. Including accruable dividends, the shares of Series B Preferred Stock will be exchangeable for an aggregate of 8,492,500 ADSs, representing an initial purchase price of $0.25 per ADS. Pursuant to the December 2005 Subscription Agreement, we also issued warrants to purchase an aggregate of 9,085,000 ADS to the investors at an exercise price of $0.37 per share. These warrants are exercisable from June 29, 2006 until December 29, 2010. In connection with the private placement, we also issued warrants to purchase an aggregate of 635,950 ADSs to Next Level Capital, Inc., as partial compensation for its services a placement agent, on substantially similar terms as the warrants issued to the investors in such private placement. The additional compensation to Next Level Capital, Inc. consisted of a cash payment equal to 7% of the gross investment proceeds of $1,975,000, or $138,250. In addition, we entered into a registration rights agreement with the investors pursuant to which we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of (i) the ADSs issued to the investors upon exchange of the preferred stock under their subscription agreements and (ii) the ADSs issuable upon exercise of their warrants. In addition, the registration rights agreement provides that if a registration statement covering resale of the shares issued in the December 2005 private placement (i) has not been filed with the SEC on or prior to January 15, 2006, (ii) has not been declared effective by the SEC on or prior to April 15, 2006, or (iii) is not available for resales of such securities until the earlier of the date as of which such shares may be sold without restriction pursuant to Rule 144(k) promulgated under the Securities Act of 1933, as amended, or the date on which each investor has sold all such securities, then we will make pro rata payments to each investor in the December 2005 private placement, as liquidated damages and not as a penalty, in an amount equal to 2% of the sum of (i) the aggregate purchase price paid by the investors for the shares of Series B Preferred Stock of our subsidiary, ADS’s issuable upon exchange of such Series B Preferred Stock and warrants issued at the December 2005 private placement and (ii) the aggregate exercise price of the shares subject to warrants then issuable upon exercise of outstanding warrants then held by such investors, for each monthly anniversary following the date by which such registration statement should have been filed or have been declared effective by the SEC, as applicable.

Item 27.	Exhibits and Financial Statement Schedules
      (a)     Exhibits.
      The following exhibits are filed as part of this Report:

Exhibit
Number		Exhibit Title

3	.02(1)	Registrant’s Articles of Association.

3	.04(1)	Registrant’s Memorandum of Association.

4	.01(1)	Form of Specimen Certificate for Registrant’s Ordinary Shares.

4	.02(2)	Deposit Agreement between Registrant and The Bank of New York.

4	.03(2)	Form of American Depositary Receipt (included in Exhibit 4.02).

4	.04(3)	American Depositary Shares Purchase Agreement dated January 5, 2004.

4	.05(3)	Registration Rights Agreement dated January 5, 2004.

4	.06(3)	Form of Warrant to Purchase American Depositary Shares dated January 5, 2004 and issued to the purchasers of American Depositary Shares.

4	.07(3)	Form of Warrant to Purchase American Depositary Shares dated January 5, 2004 and issued to the principals of Nash Fitzwilliams, Ltd., as placement agent.

5.01		Opinion of Macfarlanes (to be filed by amendment).

10	.01(1)	Registrant’s 1986 Executive Share Option Scheme, as amended, and related documents.

10	.02(1)	Registrant’s 1988 U.S. Stock Option Plan, as amended, and related documents.

10	.03(5)	Registrant’s 1995 Incentive Stock Option Plan for U.S. Employees and related documents, as amended.

10	.05(1)	Insignia Solutions Inc. 401(k) Plan.

10	.06(1)	Registrant’s Small Self-Administered Pension Plan Definitive Deed and Rules.

10	.14(1)	Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers such obligations are immediately accelerated, with no required notice, if the default results from the dissolution, winding up or liquidation of Hartford Life.

10	.28(6)	Registrant’s U.K. Employee Share Option Scheme 1996, as amended.

Exhibit
Number		Exhibit Title

10	.34(4)	Consulting Agreement effective April 1, 1997 between Registrant and Nicholas, Viscount Bearsted.

10	.38(7)	Lease Agreement between Insignia Solutions, Inc. and Lincoln-Whitehall Pacific, LLC, dated December 22, 1997.

10	.42(5)	Registrant’s 1995 Employee Share Purchase Plan, as amended.

10	.44(8)	Lease agreement between Registrant and Comland Industrial and Commercial Properties Limited dated August 12th, 1998 for the Apollo House premises and the Saturn House premises.

10	.62(9)	Warrant Agreement, dated as of November 24, 2000, between Registrant and Jefferies & Company, Inc.

10	.63(10)	Form of ADSs Purchase Warrant issued November 24, 2000.

10	.64(11)	ADSs Purchase Warrant issued to Jefferies & Company, Inc., dated November 24, 2000.

10	.67(12)	Warrant Agreement, dated as of February 12, 2001, between Registrant and Jefferies & Company, Inc.

10	.68(13)	Form of ADSs Purchase Warrant issued February 12, 2001.
10	.69(14)	ADSs Purchase Warrant issued to Jefferies & Company, Inc., dated February 12, 2001.

10	.85(15)	Warrant Agreement between the Registrant and International Business Machines Corporation dated November 24, 2003.**

10	.87(16)	American Depositary Shares Purchase Agreement between the Registrant and the Purchasers, as defined therein, dated October 18, 2004 (the “October 2004 ADS Purchase Agreement”).

10	.88(16)	Form of Warrant issued to Purchasers, as defined in the October 2004 ADS Purchase Agreement.

10	.89(16)	Registration Rights Agreement between the Registrant and the Purchasers, as defined in the October 2004 ADS Purchase Agreement, dated October 18, 2004.

10	.90(17)	Stock Purchase and Sale Agreement dated February 9, 2005 between, among others, the Registrant, Kenora Ltd and the Sellers (as defined therein).

10	.91(18)	Securities Subscription Agreement by and between the Registrant and Fusion Capital II, LLC dated February 10, 2005.

10	.92(18)	Registration Rights Agreement by and between the Registrant and Fusion Capital II, LLC dated February 10, 2005.

10	.93(18)	Warrant, dated as of February 10, 2005, by and between the Registrant and Fusion Capital II, LLC.

10	.94(18)	Warrant, dated as of February 10, 2005, by and between the Registrant and Fusion Capital II, LLC.

10	.96(19)	Termination and Waiver Agreement dated June 30, 2004 between the Registrant and Esmertec A.G.

10	.97(20)	Registration Rights Agreement, dated March 16, 2005, between the Registrant, Noel Mulkeen and Anders Furehed.

10	.98(21)	Agreement, dated May 17, 2005, amending the Securities Subscription Agreement by and between the Registrant and Fusion Capital II, LLC dated February 10, 2005 and related warrants.

10	.99(22)	Form of Securities Subscription Agreement, dated as of June 30, 2005, by and among the Registrant, Insignia Solutions Inc. and the investors in the closings of the private placement that took place on June 30, 2005 and July 5, 2005 (the “June/ July 2005 Private Placement”).

10	.100(23)	Form of Warrant, dated as of June 30, 2005, issued by the Registrant to each of the investors in the June/July 2005 Private Placement.

10	.101(24)	Form of Registration Rights Agreement, dated as of June 30, 2005, by and between the Registrant and each of the investors in the June/July 2005 Private Placement.

Exhibit
Number		Exhibit Title

10	.102(25)	Agreement, dated June 30, 2005, amending the Securities Subscription Agreement by and between the Registrant and Fusion Capital Fund II, LLC dated February 10, 2005.

10	.103(26)	Agreement, dated August 31, 2005, amending the Securities Subscription Agreement by and between the Registrant and Fusion Capital Fund II, LLC dated February 10, 2005.

10.104		Employment Offer Letter between the Registrant and Richard Noling dated September 14, 2005.

10.105		Loan and Security Agreement between the Registrant and Silicon Valley Bank dated October 3, 2005.

10	.106(27)	Employment Offer Letter between the Registrant and John Davis dated November 21, 2005.

10	.107(28)	Securities Subscription Agreement, dated as of December 29, 2005, by and among the Registrant, Insignia Solutions Inc. and the investors in the private placement that took place on December 29, 2005 (the “December 2005 Private Placement”).

10	.108(29)	Form of Warrant, dated as of December 29, 2005, issued by the Registrant to each of the investors in the December 2005 Private Placement.

10	.109(30)	Registration Rights Agreement, dated as of December 29, 2005, by and between the Registrant and each of the investors in the December 2005 Private Placement.

21	.01(31)	List of Registrant’s subsidiaries.

23.01		Consent of Burr, Pilger & Mayer LLP, Independent Registered Public Accounting Firm.

23.02		Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.03		Consent of Öhrlings PricewaterhouseCoopers AB, Independent Accountants.
23.04		Consent of Macfarlanes (included in Exhibit 5.01).

24.01		Power of Attorney (included on signature page).

**	Confidential treatment has been granted with respect to certain portions of this agreement. Such portions were omitted from this filing and filed separately with the Securities and Exchange Commission.

(1)	Incorporated by reference to the exhibit of the same number from Registrant’s Registration Statement on Form F-1 (File No. 33-98230) declared effective by the Commission on November 13, 1995.

(2)	Incorporated by reference to the exhibit of the same number from Registrant’s Annual Report on Form 10-K for the year ended December 31, 1995.

(3)	Incorporated by reference to the exhibit of the same number from Registrant’s Registration Statement on Form S-3 (File No. 333-112607) filed on February 9, 2004.

(4)	Incorporated by reference to the exhibit of the same number from Registrant’s Annual Report on Form 10-K for the year ended December 31, 1997.

(5)	Incorporated by reference to the exhibit of the same number from Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

(6)	Incorporated by reference to Exhibit 4.05 from Registrant’s Registration Statement on Form S-8 (File No. 333-51760) filed on December 13, 2000.

(7)	Incorporated by reference to the exhibit of the same number from Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

(8)	Incorporated by reference to the exhibit of the same number from Registrant’s Annual Report on Form 10-K for the year ended December 31, 1998.

(9)	Incorporated by reference to Exhibit 10.53 from Registrant’s Current Report on Form 8-K filed on November 29, 2000.

(10)	Incorporated by reference to Exhibit 4.11 from Registrant’s Current Report on Form 8-K filed on November 29, 2000.

(11)	Incorporated by reference to Exhibit 4.12 from Registrant’s Current Report on Form 8-K filed on November 29, 2000.

(12)	Incorporated by reference to Exhibit 10.55 from Registrant’s Current Report on Form 8-K filed on February 15, 2001.

(13)	Incorporated by reference to Exhibit 4.13 from Registrant’s Current Report on Form 8-K filed on February 15, 2001.

(14)	Incorporated by reference to Exhibit 4.14 from Registrant’s Current Report on Form 8-K filed on February 15, 2001.

(15)	Incorporated by reference to the exhibit of the same number from Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.

(16)	Incorporated by reference to the exhibit of the same number from Registrant’s Current Report on Form 8-K filed on October 22, 2004.

(17)	Incorporated by reference to the exhibit of the same number from Registrant’s Current Report on Form 8-K filed on February 10, 2005 (Items 1.01 and 9.01).

(18)	Incorporated by reference to the exhibit of the same number from Registrant’s Current Report on Form 8-K filed on February 10, 2005 (Items 1.01, 1.02 and 9.01).

(19)	Incorporated by reference to Exhibit 10.87 from Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

(20)	Incorporated by reference to the exhibit of the same number from Registrant’s Current Report on Form 8-K filed on March 22, 2005, as amended on July 1, 2005.

(21)	Incorporated by reference to Exhibit 10.97 from Registrant’s Current Report on Form 8-K filed on May 20, 2005.

(22)	Incorporated by reference to Exhibit 10.01 from Registrant’s Current Report on Form 8-K filed on July 7, 2005.

(23)	Incorporated by reference to Exhibit 10.02 from Registrant’s Current Report on Form 8-K filed on July 7, 2005.

(24)	Incorporated by reference to Exhibit 10.03 from Registrant’s Current Report on Form 8-K filed on July 7, 2005.

(25)	Incorporated by reference to Exhibit 10.04 from Registrant’s Current Report on Form 8-K filed on July 7, 2005.

(26)	Incorporated by reference to Exhibit 10.01 from Registrant’s Current Report on Form 8-K filed on September 7, 2005.

(27)	Incorporated by reference to Exhibit 10.01 from Registrant’s Current Report on Form 8-K filed on December 12, 2005.

(28)	Incorporated by reference to Exhibit 10.01 from Registrant’s Current Report on Form 8-K filed on January 4, 2006.

(29)	Incorporated by reference to Exhibit 10.02 from Registrant’s Current Report on Form 8-K filed on January 4, 2006.

(30)	Incorporated by reference to Exhibit 10.03 from Registrant’s Current Report on Form 8-K filed on January 4, 2006.

(31)	Incorporated by reference to the exhibit of the same number from Registrant’s Annual Report on Form 10-K filed on March 30, 2005.
      (b)     Financial Statement Schedules.
      All schedules have been omitted because they are either inapplicable or the required information has been provided in the consolidated financial statements or notes thereto.

Item 28.	Undertakings
The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned in the city of Fremont, State of California on February 14, 2006.

INSIGNIA SOLUTIONS PLC

By:	/s/ MARK E. MCMILLAN

Mark E. McMillan
Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark E. McMillan as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement of Insignia Solutions plc, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Capacity	Date

/s/ MARK E. MCMILLAN Mark E. Mcmillan	Chief Executive Officer, President, and a Director (Principal Executive Officer)	February 14, 2006

/s/ JOHN DAVIS John Davis	Chief Financial Officer and a Vice President of Finance (Principal Financial Officer)	February 14, 2006

Additional Directors:

/s/ NICHOLAS, VISCOUNT BEARSTED Nicholas, Viscount Bearsted	Director	February 14, 2006

/s/ VINCENT S. PINO Vincent S. Pino	Director	February 14, 2006

/s/ DAVID G. FRODSHAM David G. Frodsham	Director	February 14, 2006

/s/ RICHARD M. NOLING Richard M. Noling	Director	February 14, 2006

EXHIBIT INDEX

Exhibit
Number		Exhibit Title

3	.02(1)	Registrant’s Articles of Association.

3	.04(1)	Registrant’s Memorandum of Association.

4	.01(1)	Form of Specimen Certificate for Registrant’s Ordinary Shares.

4	.02(2)	Deposit Agreement between Registrant and The Bank of New York.

4	.03(2)	Form of American Depositary Receipt (included in Exhibit 4.02).

4	.04(3)	American Depositary Shares Purchase Agreement dated January 5, 2004.

4	.05(3)	Registration Rights Agreement dated January 5, 2004.

4	.06(3)	Form of Warrant to Purchase American Depositary Shares dated January 5, 2004 and issued to the purchasers of American Depositary Shares.

4	.07(3)	Form of Warrant to Purchase American Depositary Shares dated January 5, 2004 and issued to the principals of Nash Fitzwilliams, Ltd., as placement agent.

5.01		Opinion of Macfarlanes (to be filed by amendment).

10	.01(1)	Registrant’s 1986 Executive Share Option Scheme, as amended, and related documents.

10	.02(1)	Registrant’s 1988 U.S. Stock Option Plan, as amended, and related documents.

10	.03(5)	Registrant’s 1995 Incentive Stock Option Plan for U.S. Employees and related documents, as amended.

10	.05(1)	Insignia Solutions Inc. 401(k) Plan.

10	.06(1)	Registrant’s Small Self-Administered Pension Plan Definitive Deed and Rules.

10	.14(1)	Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers such obligations are immediately accelerated, with no required notice, if the default results from the dissolution, winding up or liquidation of Hartford Life.

10	.28(6)	Registrant’s U.K. Employee Share Option Scheme 1996, as amended.

10	.34(4)	Consulting Agreement effective April 1, 1997 between Registrant and Nicholas, Viscount Bearsted.

10	.38(7)	Lease Agreement between Insignia Solutions, Inc. and Lincoln-Whitehall Pacific, LLC, dated December 22, 1997.

10	.42(5)	Registrant’s 1995 Employee Share Purchase Plan, as amended.

10	.44(8)	Lease agreement between Registrant and Comland Industrial and Commercial Properties Limited dated August 12th, 1998 for the Apollo House premises and the Saturn House premises.

10	.62(9)	Warrant Agreement, dated as of November 24, 2000, between Registrant and Jefferies & Company, Inc.

10	.63(10)	Form of ADSs Purchase Warrant issued November 24, 2000.

10	.64(11)	ADSs Purchase Warrant issued to Jefferies & Company, Inc., dated November 24, 2000.

10	.67(12)	Warrant Agreement, dated as of February 12, 2001, between Registrant and Jefferies & Company, Inc.

10	.68(13)	Form of ADSs Purchase Warrant issued February 12, 2001.

10	.69(14)	ADSs Purchase Warrant issued to Jefferies & Company, Inc., dated February 12, 2001.

10	.85(15)	Warrant Agreement between the Registrant and International Business Machines Corporation dated November 24, 2003.**

10	.87(16)	American Depositary Shares Purchase Agreement between the Registrant and the Purchasers, as defined therein, dated October 18, 2004 (the “October 2004 ADS Purchase Agreement”).

10	.88(16)	Form of Warrant issued to Purchasers, as defined in the October 2004 ADS Purchase Agreement.

10	.89(16)	Registration Rights Agreement between the Registrant and the Purchasers, as defined in the October 2004 ADS Purchase Agreement, dated October 18, 2004.

Exhibit
Number		Exhibit Title

10	.90(17)	Stock Purchase and Sale Agreement dated February 9, 2005 between, among others, the Registrant, Kenora Ltd and the Sellers (as defined therein).

10	.91(18)	Securities Subscription Agreement by and between the Registrant and Fusion Capital II, LLC dated February 10, 2005.

10	.92(18)	Registration Rights Agreement by and between the Registrant and Fusion Capital II, LLC dated February 10, 2005.

10	.93(18)	Warrant, dated as of February 10, 2005, by and between the Registrant and Fusion Capital II, LLC.

10	.94(18)	Warrant, dated as of February 10, 2005, by and between the Registrant and Fusion Capital II, LLC.

10	.96(19)	Termination and Waiver Agreement dated June 30, 2004 between the Registrant and Esmertec A.G.

10	.97(20)	Registration Rights Agreement, dated March 16, 2005, between the Registrant, Noel Mulkeen and Anders Furehed.

10	.98(21)	Agreement, dated May 17, 2005, amending the Securities Subscription Agreement by and between the Registrant and Fusion Capital II, LLC dated February 10, 2005 and related warrants.

10	.99(22)	Form of Securities Subscription Agreement, dated as of June 30, 2005, by and among the Registrant, Insignia Solutions Inc. and the investors in the closings of the private placement that took place on June 30, 2005 and July 5, 2005 (the “June/ July 2005 Private Placement”).

10	.100(23)	Form of Warrant, dated as of June 30, 2005, issued by the Registrant to each of the investors in the June/July 2005 Private Placement.

10	.101(24)	Form of Registration Rights Agreement, dated as of June 30, 2005, by and between the Registrant and each of the investors in the June/July 2005 Private Placement.

10	.102(25)	Agreement, dated June 30, 2005, amending the Securities Subscription Agreement by and between the Registrant and Fusion Capital Fund II, LLC dated February 10, 2005.

10	.103(26)	Agreement, dated August 31, 2005, amending the Securities Subscription Agreement by and between the Registrant and Fusion Capital Fund II, LLC dated February 10, 2005.

10.104		Employment Offer Letter between the Registrant and Richard Noling dated September 14, 2005.

10.105		Loan and Security Agreement between the Registrant and Silicon Valley Bank dated October 3, 2005.

10	.106(27)	Employment Offer Letter between the Registrant and John Davis dated November 21, 2005.

10	.107(28)	Securities Subscription Agreement, dated as of December 29, 2005, by and among the Registrant, Insignia Solutions Inc. and the investors in the private placement that took place on December 29, 2005 (the “December 2005 Private Placement”).

10	.108(29)	Form of Warrant, dated as of December 29, 2005, issued by the Registrant to each of the investors in the December 2005 Private Placement.

10	.109(30)	Registration Rights Agreement, dated as of December 29, 2005, by and between the Registrant and each of the investors in the December 2005 Private Placement.

21	.01(31)	List of Registrant’s subsidiaries.

23.01		Consent of Burr, Pilger & Mayer LLP, Independent Registered Public Accounting Firm.

23.02		Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.03		Consent of Öhrlings PricewaterhouseCoopers AB, Independent Accountants.
23.04		Consent of Macfarlanes (included in Exhibit 5.01).

24.01		Power of Attorney (included on signature page).

**	Confidential treatment has been granted with respect to certain portions of this agreement. Such portions were omitted from this filing and filed separately with the Securities and Exchange Commission.

(1)	Incorporated by reference to the exhibit of the same number from Registrant’s Registration Statement on Form F-1 (File No. 33-98230) declared effective by the Commission on November 13, 1995.

(2)	Incorporated by reference to the exhibit of the same number from Registrant’s Annual Report on Form 10-K for the year ended December 31, 1995.

(3)	Incorporated by reference to the exhibit of the same number from Registrant’s Registration Statement on Form S-3 (File No. 333-112607) filed on February 9, 2004.

(4)	Incorporated by reference to the exhibit of the same number from Registrant’s Annual Report on Form 10-K for the year ended December 31, 1997.

(5)	Incorporated by reference to the exhibit of the same number from Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

(6)	Incorporated by reference to Exhibit 4.05 from Registrant’s Registration Statement on Form S-8 (File No. 333-51760) filed on December 13, 2000.

(7)	Incorporated by reference to the exhibit of the same number from Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

(8)	Incorporated by reference to the exhibit of the same number from Registrant’s Annual Report on Form 10-K for the year ended December 31, 1998.

(9)	Incorporated by reference to Exhibit 10.53 from Registrant’s Current Report on Form 8-K filed on November 29, 2000.

(10)	Incorporated by reference to Exhibit 4.11 from Registrant’s Current Report on Form 8-K filed on November 29, 2000.

(11)	Incorporated by reference to Exhibit 4.12 from Registrant’s Current Report on Form 8-K filed on November 29, 2000.

(12)	Incorporated by reference to Exhibit 10.55 from Registrant’s Current Report on Form 8-K filed on February 15, 2001.

(13)	Incorporated by reference to Exhibit 4.13 from Registrant’s Current Report on Form 8-K filed on February 15, 2001.

(14)	Incorporated by reference to Exhibit 4.14 from Registrant’s Current Report on Form 8-K filed on February 15, 2001.

(15)	Incorporated by reference to the exhibit of the same number from Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.

(16)	Incorporated by reference to the exhibit of the same number from Registrant’s Current Report on Form 8-K filed on October 22, 2004.

(17)	Incorporated by reference to the exhibit of the same number from Registrant’s Current Report on Form 8-K filed on February 10, 2005 (Items 1.01 and 9.01).

(18)	Incorporated by reference to the exhibit of the same number from Registrant’s Current Report on Form 8-K filed on February 10, 2005 (Items 1.01, 1.02 and 9.01).

(19)	Incorporated by reference to Exhibit 10.87 from Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

(20)	Incorporated by reference to the exhibit of the same number from Registrant’s Current Report on Form 8-K filed on March 22, 2005, as amended on July 1, 2005.

(21)	Incorporated by reference to Exhibit 10.97 from Registrant’s Current Report on Form 8-K filed on May 20, 2005.

(22)	Incorporated by reference to Exhibit 10.01 from Registrant’s Current Report on Form 8-K filed on July 7, 2005.

(23)	Incorporated by reference to Exhibit 10.02 from Registrant’s Current Report on Form 8-K filed on July 7, 2005.

(24)	Incorporated by reference to Exhibit 10.03 from Registrant’s Current Report on Form 8-K filed on July 7, 2005.

(25)	Incorporated by reference to Exhibit 10.04 from Registrant’s Current Report on Form 8-K filed on July 7, 2005.

(26)	Incorporated by reference to Exhibit 10.01 from Registrant’s Current Report on Form 8-K filed on September 7, 2005.

(27)	Incorporated by reference to Exhibit 10.01 from Registrant’s Current Report on Form 8-K filed on December 12, 2005.

(28)	Incorporated by reference to Exhibit 10.01 from Registrant’s Current Report on Form 8-K filed on January 4, 2006.

(29)	Incorporated by reference to Exhibit 10.02 from Registrant’s Current Report on Form 8-K filed on January 4, 2006.

(30)	Incorporated by reference to Exhibit 10.03 from Registrant’s Current Report on Form 8-K filed on January 4, 2006.

(31)	Incorporated by reference to the exhibit of the same number from Registrant’s Annual Report on Form 10-K filed on March 30, 2005.